     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1997
                                                     REGISTRATION NO. 333-26559

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ------------------------

                               AMENDMENT NO. 1
                                 TO FORM S-3

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                           -----------------------

                                EQUITY INNS, INC.
             (Exact name of registrant as specified in its charter)

             TENNESSEE                                   62-1550848
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                           4735 Spottswood, Suite 102
                            Memphis, Tennessee 38117
                                 (901) 761-9651
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             Phillip H. McNeill, Sr.
                                Equity Inns, Inc.
                           4735 Spottswood, Suite 102
                            Memphis, Tennessee 38117
                                 (901) 761-9651
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:
                              David C. Wright, Esq.
                                Hunton & Williams
                     2000 Riverview Tower, 900 S. Gay Street
                           Knoxville, Tennessee 37902
                                 (423) 549-7700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
          Title of Each Class of          Proposed Maximum Aggregate Offering
     Securities to be Registered (1)                    Price(1)                   Amount of Registration Fee(4)
-------------------------------------------------------------------------------------------------------------------
     Common Stock, $.01 par value(2)
    Preferred Stock, $.01 par value(3)               $200,000,000                               $60,606
===================================================================================================================

(1)      Estimated solely for the purpose of calculating the registration fee.
(2) Subject to Footnote (1), an indeterminate number of shares of Common Stock, $.01 par value, is registered hereunder and may be sold from time to time by the Registrant. There is also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion of shares of Preferred Stock.
(3) Subject to Footnote (1), an indeterminate number of shares of Preferred Stock, $.01 par value, is registered hereunder and may be sold from time to time by the Registrant.
(4) The proposed maximum offering price per unit has been omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended. The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

--------------------------------------------------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 9, 1997

PROSPECTUS SUPPLEMENT
(To Prospectus dated May    , 1997)

                                7,500,000 SHARES

                            (EQUITY INNS, INC. LOGO)

                                  COMMON STOCK
                               ------------------

     Equity Inns, Inc. (the "Company") is a self-administered equity real estate investment trust ("REIT") that, through a wholly-owned subsidiary, owns an approximate 96.1% general partnership interest in Equity Inns Partnership, L.P. (the "Partnership"). The Company currently owns 56 hotels with an aggregate of 6,679 rooms in 29 states and has one hotel under development. The Company's hotels operate as Hampton Inn(R) hotels (37), Residence Inn(R) hotels (8), Holiday Inn(R) hotels (4), Comfort Inn(R) hotels (3), Homewood Suites(R) hotels
(3) and a Holiday Inn Express(R) hotel(1). The Company has entered into agreements to acquire a portfolio of 28 Hampton Inn hotels with an aggregate of 3,479 rooms in 14 states and intends to use the net proceeds from the Common Stock offered hereby (the "Offering") to fund a portion of the purchase price of such hotels. The Partnership leases its hotels to subsidiaries of Interstate Hotels Company ("Interstate"), the nation's largest independent hotel management company pursuant to leases providing for the payment of rent based, in part, on the revenues from the hotels.

     All of the Common Stock offered hereby is being offered by the Company. Since the Company's initial public offering in February 1994, the Company has paid regular dividends to holders of its outstanding shares of Common Stock. The Common Stock is traded on The New York Stock Exchange ("NYSE") under the symbol "ENN." On May 8, 1997, the last reported sale price of the Common Stock on the NYSE was $13.25 per share. The Company's Charter limits aggregate indebtedness to 45% of the Company's investment in hotel properties, at its cost. To ensure compliance with certain requirements related to the Company's qualification as a REIT, the Company's Charter limits the amount of Common Stock that may be owned by any single person or affiliated group to 9.9% of the outstanding Common Stock and restricts the transferability of shares of Common Stock if the purported transfer would prevent the Company from qualifying as a REIT.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-14 AND PAGE    OF THE ACCOMPANYING
PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================================
                                                                       UNDERWRITING
                                                PRICE TO              DISCOUNTS AND             PROCEEDS TO
                                                 PUBLIC               COMMISSIONS(1)             COMPANY(2)
------------------------------------------------------------------------------------------------------------------
Per Share                                          $                        $                        $
------------------------------------------------------------------------------------------------------------------
Total(3)                                           $                        $                        $
==================================================================================================================

    (1) For information regarding indemnification of the Underwriters, see "Underwriting."
    (2) Before deducting expenses estimated at approximately $500,000, which are payable by the Company.
    (3) The Company has granted the Underwriters a 30-day option to purchase up to 1,125,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and
       Commissions and Proceeds to Company will be $      , $      and $      ,
       respectively.
                               ------------------

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about May
  , 1997 at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

SMITH BARNEY INC.
           MORGAN KEEGAN & COMPANY, INC.
                                 PRUDENTIAL SECURITIES INCORPORATED
                                                             J.C. BRADFORD & CO.
             The date of this Prospectus Supplement is May   , 1997

                                [PORTFOLIO MAP]

     ALABAMA
*    Hampton Inn-Birmingham
     (Vestavia Hills)
*    Hampton Inn-Birmingham
     (Mountain Brook)
     Comfort Inn-Enterprise

     ARIZONA
     Hampton Inn-Scottsdale
     Residence Inn-Tucson
     Homewood Suites-Camelback
     (Phoenix)

     ARKANSAS
     Hampton Inn-Little Rock
*    Hampton Inn-North Little Rock

     COLORADO
*    Hampton Inn-Aurora (Denver)
*    Hampton Inn-Colorado Springs
     Residence Inn-Colorado Springs

     CONNECTICUT
     Hampton Inn-Meriden
     Hampton Inn-Milford
     Homewood Suites-Windsor Locks
     (Hartford)

     FLORIDA
     Hampton Inn-Jacksonville
     Hampton Inn-Sarasota
     Comfort Inn-Jacksonville Beach

     GEORGIA
     Hampton Inn-Columbus
     Hampton Inn-Savannah
*    Hampton Inn-Atlanta
     (Northlake)
*    Hampton Inn-Roswell
     (Atlanta)

     ILLINOIS
     Hampton Inn-Gurnee (Chicago)
     Hampton Inn-Naperville
     (Chicago)

     INDIANA
     Hampton Inn-Indianapolis

     KANSAS
     Hampton Inn-Overland Park
     (Kansas City)

     KENTUCKY
     Hampton Inn-Louisville

     MARYLAND
     Hampton Inn-Glen Burnie
     (Baltimore)

     MICHIGAN
     Hampton Inn-Ann Arbor
     Hampton Inn-Traverse City
     Hampton Inn-Northville
     (Detroit)
*    Hampton Inn-Madison Heights
     (Detroit)

     MINNESOTA
*    Hampton Inn-Eden Prairie
     (Minneapolis)
     Residence Inn-Eagan
     (Minneapolis)

     MISSISSIPPI
     Hampton Inn-Southaven
     (Memphis)

     MISSOURI
*    Hampton Inn-Kansas City
*    Hampton Inn-Maryland Heights
     (St. Louis)

     NEBRASKA
     Residence Inn-Omaha

     NEW JERSEY
     Residence Inn-Tinton Falls

     NEW MEXICO
*    Hampton Inn-Albuquerque

     NEW YORK
     Hampton Inn-Albany
*    Hampton Inn-Syracuse

     NORTH CAROLINA
     Hampton Inn-Shelby
     Hampton Inn-Gastonia
     Hampton Inn-Fayetteville
*    Hampton Inn-Chapel Hill
*    Hampton Inn-Greensboro
     Holiday Inn-Winston-Salem
     Holiday Inn Express-Wilkesboro

     OHIO
     Hampton Inn-Cleveland
*    Hampton Inn-Dublin (Columbus)

     OKLAHOMA
     Residence Inn-Oklahoma City

     PENNSYLVANIA
     Hampton Inn-Scranton
     Hampton Inn-State College

     SOUTH CAROLINA
*    Hampton Inn-Charleston
*    Hampton Inn-Columbia
*    Hampton Inn-Greenville
*    Hampton Inn-Spartanburg
     Holiday Inn-Mt. Pleasant
     (Charleston)

     TENNESSEE
     Hampton Inn-Cleveland
     Hampton Inn-Alcoa (Knoxville)
     Hampton Inn-Chattanooga
     Hampton Inn-Pickwick
*    Hampton Inn-Brentwood
     (Nashville)
*    Hampton Inn-Memphis (Poplar)
*    Hampton Inn-Memphis
     (Sycamore)
*    Hampton Inn-Nashville
M    Hampton Inn & Suites-
     Bartlett (Memphis)

     TEXAS
     Hampton Inn-College Station
     Hampton Inn-Fort Worth
     Hampton Inn-Arlington (Dallas)
     Hampton Inn-Austin
     Hampton Inn-Garland (Dallas)
*    Hampton Inn-Addison (Dallas)
*    Hampton Inn-Amarillo
*    Hampton Inn-Richardson
     (Dallas)
*    Hampton Inn-San Antonio
     Homewood Suites-San Antonio

     VERMONT
     Residence Inn-Burlington
     Comfort Inn-Rutland

     VIRGINIA
     Hampton Inn-Norfolk

     WEST VIRGINIA
     Hampton Inn-Beckley
     Hampton Inn-Morgantown
     Holiday Inn-Bluefield
     Holiday Inn-Oak Hill

     WISCONSIN
     Residence Inn-Madison

---------------
* Acquisition Hotels

M Under Development

                             ---------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Unless the context indicates otherwise, the information herein assumes (i) an offering price of $13.25 per share, the last reported sale price of the Common Stock on May 8, 1997, and (ii) the Underwriters' over-allotment option is not exercised. Unless the context indicates otherwise, the term "Company" includes the Partnership and the Company's subsidiaries. See "Glossary" for the definitions of certain terms used in this Prospectus Supplement and the accompanying Prospectus.

                                  THE COMPANY

     The Company is a self-administered real estate investment trust ("REIT") that currently owns 56 hotel properties (the "Current Hotels") with an aggregate of 6,679 rooms located in 29 states and has one hotel under development. The Current Hotels operate as Hampton Inn(R) hotels (37), Residence Inn(R) hotels
(8), Holiday Inn(R) hotels (4), Comfort Inn(R) hotels (3), Homewood Suites(R) hotels (3) and a Holiday Inn Express(R) hotel(1). According to Promus Hotels, Inc. ("Promus"), the franchisor of Hampton Inn hotels, the Company owns more Hampton Inn hotels than any other owner in the Hampton Inn system. In order for the Company to qualify as a REIT, neither the Company nor the Partnership can operate hotels. Consequently, the Partnership leases its hotels to subsidiaries (collectively, the "Lessee") of Interstate Hotels Company ("Interstate"), the nation's largest independent hotel management company, pursuant to leases ("Percentage Leases") that provide for the greater of (i) a fixed annual base rent ("Base Rent") or (ii) percentage rent based on the revenues of the hotels ("Percentage Rent"). As of April 1, 1997, Interstate managed or leased 211 hotels with 43,215 rooms, including all of the Company's Current Hotels, and owned or had a controlling interest in 29 hotels. Interstate has guaranteed the Lessee's obligations under the Percentage Leases.

     The Company focuses on maximizing shareholder value by increasing Cash Available for Distribution (as herein defined) on a per share basis by (i) acquiring equity interests in hotels that meet the Company's investment criteria, (ii) selectively developing hotels and (iii) participating in revenue growth at the Hotels through the Percentage Leases which provide for rent payments based, in part, on the revenues from the Hotels.

     The Company has agreed to acquire 28 Hampton Inn hotels (the "Acquisition Hotels") with an aggregate of 3,479 rooms in 14 states from a series of partnerships controlled by Growth Hotel Investors ("GHI") and Growth Hotel Investors II ("GHI II") for purchase prices aggregating approximately $169 million, including franchise agreements but excluding approximately $5.5 million of franchisor-required renovations that the Company expects to undertake in the next twelve months. The Acquisition Hotels are located in South Carolina (4 hotels), Tennessee (4 hotels), Texas (4 hotels), Alabama (2 hotels), Colorado (2 hotels), Georgia (2 hotels), Missouri (2 hotels), North Carolina (2 hotels) and Arkansas, Michigan, Minnesota, New Mexico, New York and Ohio (1 hotel each). Upon the completion of the purchase of the Acquisition Hotels, the Company will own 84 hotels (the "Hotels") with an aggregate of 10,158 rooms and will own approximately 10% of all hotels in the Hampton Inn system.

     Since the Company's initial public offering ("IPO") in March 1994, the Company has:

     - completed the acquisition of 48 Hotels for purchase prices aggregating approximately $314 million, increasing its total number of hotel rooms from 995 rooms at the time of the IPO to 6,679 hotel rooms;

     - entered into agreements to acquire the 28 Acquisition Hotels with an aggregate of 3,479 rooms;

     - entered into a strategic alliance with Interstate, the nation's largest independent hotel management company, pursuant to which (i) the Lessee became the lessee of all the Company's hotels,(ii) Interstate granted the Company the right to acquire certain hotels that may be developed or sold by Interstate and (iii) the Company granted the Lessee a right of first refusal to lease hotels acquired by the Company prior to November 2001;

     - entered into a strategic alliance with Promus providing for (i) Promus' purchase of up to $15 million in newly issued shares of Common Stock from the Company (of which approximately $7.1 million has been invested to date); (ii) the Company's agreement to purchase certain Homewood Suites hotels to be developed by Promus (two of which have been acquired to date); (iii) the Company's development of a Hampton Inn & Suites Hotel in Bartlett (Memphis), Tennessee, which the Company expects to complete in the third quarter of 1997; and (iv) Promus' management of each of the hotels acquired from Promus and two other hotels owned by the Company pursuant to management agreements with the Lessee;

     - increased its Funds From Operations (as defined herein) from $7.6 million for the ten-month period ended December 31, 1994 to $26.4 million for the year ended December 31, 1996;

     - increased its annual dividend rate per share four times for a total increase of 40% from the initial annual rate of $.80 per share to the current annual rate of $1.12 per share;

     - raised approximately $246 million of additional equity capital through three follow-on offerings of Common Stock;

     - obtained a $130 million revolving line of credit (the "Line of Credit");

     - issued $88 million of fixed-rate, collateralized mortgage bonds at a weighted average interest rate of 7.22% and a weighted average maturity of approximately ten years; and

     - listed its Common Stock on The New York Stock Exchange (the "NYSE") effective September 1996.

     The Company operates limited service, extended stay and full service hotels. Of the 6,679 rooms in the Current Hotels, approximately 74% are limited service, approximately 18% are extended stay and approximately 8% are full service. Limited service hotels generally do not contain restaurants or lounges and generally contain little non-revenue producing space. Extended stay hotels generally contain guest suites with a kitchen and living area separate from the bedroom but vary with respect to providing on-site restaurant facilities. Full service hotels generally provide on-site food and beverage services and may have banquet and meeting facilities.

     The Company continually evaluates its hotel portfolio with respect to the potential sale of certain of its hotel properties if it believes it can reinvest the proceeds of a sale at a more attractive rate of return. Following completion of the purchase of the Acquisition Hotels, the Company may consider the sale of certain of the Acquisition Hotels. The Company has no commitment, letter of intent or other agreement with any potential buyer of any Acquisition Hotel or Current Hotel and there can be no assurance that any such sale will occur. Pursuant to an agreement between Interstate and the Partnership, Interstate has agreed to pay the Partnership $2.25 million in exchange for 50% of the Partnership's net book gain on the sale of certain Acquisition Hotels.

     The Company's Charter limits aggregate indebtedness to 45% of the Company's investment in hotel properties, at its cost. Following completion of the Offering and application of the net proceeds as described in "Use of Proceeds" and the purchase of the Acquisition Hotels, the Company will have approximately $213.8 million of indebtedness, representing 37.7% of the Company's investment in hotel properties, at its cost, and the Company will have the capacity to borrow up to approximately $74.7 million under its Charter debt limitation, assuming all additional borrowings are used to fund investments in hotel properties.

     The Company is a Tennessee corporation. The Company has elected to be taxed as a REIT for federal income tax purposes. Its executive offices are located at 4735 Spottswood, Suite 102, Memphis, Tennessee 38117, and its telephone number is (901) 761-9651.

                              RECENT DEVELOPMENTS

GHI ACQUISITIONS

     The Partnership has entered into agreements to acquire the 28 Acquisition Hotels with an aggregate of 3,479 rooms in 14 states from a series of partnerships controlled by GHI and GHI II for purchase prices aggregating approximately $169 million, including franchise agreements but excluding approximately $5.5 million of franchisor-required renovations that the Company expects to undertake in the next twelve months. The Company intends to fund the purchase of the Acquisition Hotels through a combination of the net proceeds of the Offering, borrowings under the Line of Credit and a one-year term loan. See "Business -- Financing Strategy -- First Chicago Term Loan." The GHI and GHI II hotels are located principally in major urban and suburban markets. The sale of the Acquisition Hotels is subject to the approval of a majority in interest of the partners of GHI and GHI II, which approvals must be obtained through a proxy solicitation, as well as customary real estate closing conditions. The Partnership has obtained the agreement of the holders of approximately 39% and 34% of GHI and GHI II, respectively, to vote in favor of the sale of the Acquisition Hotels to the Partnership. The Company expects to close the purchase of the Acquisition Hotels prior to June 30, 1997; however, there can be no assurance that the purchase of the Acquisition Hotels will be consummated. See "Risk Factors -- Risk that Pending Acquisitions Will Not Close."

STRATEGIC ALLIANCE WITH INTERSTATE

     In November 1996, Trust Leasing, Inc. ("Trust Leasing"), the former lessee of all of the Company's hotels, which was wholly owned by Phillip H. McNeill, Sr., assigned its rights under each of the then-existing Percentage Leases to the Lessee in exchange for limited partnership interests in the Lessee. The Partnership and the Lessee amended and restated the Percentage Leases in a Consolidated Lease Amendment that increased the term of each then-existing Percentage Lease from 10 years to 15 years. The Company, the Partnership and the Lessee also entered into an agreement that provides for, among other things, (i) Interstate's agreement to offer to sell to the Company not less than five hotels to be developed by Interstate or its affiliates prior to November 2001 and to provide the Company a right of first refusal to purchase certain hotels offered for sale by Interstate prior to November 2001, and (ii) a right of first refusal for the Lessee to lease hotel properties acquired by the Company through November 2001.

     The Lessee leases all of the Current Hotels, and will lease all of the Acquisition Hotels. The Lessee or an affiliate of the Lessee manages 52 of the Current Hotels and will manage the Acquisition Hotels. Promus manages four of the Current Hotels under management agreements with the Lessee, and receives a management fee from the Lessee. As of April 1, 1997, Interstate managed or leased 211 hotels, with 43,215 rooms, including all of the Current Hotels, and owned or had a controlling interest in 29 hotels. Interstate has guaranteed the Lessee's obligations under the Percentage Leases. At December 31, 1996, Interstate had shareholders' equity of approximately $409.3 million.

OTHER RECENT ACQUISITIONS

     Since January 1, 1997, the Company has acquired the following hotel properties:

   DATE OF                                                        NUMBER OF        COST
 ACQUISITION        HOTEL                   LOCATION                ROOMS      (IN MILLIONS)
 -----------        -----                   --------              ----------   -------------
Jan. 10, 1997  Residence Inn     Colorado Springs, CO                 96           $ 9.7
Jan. 10, 1997  Residence Inn     Oklahoma City, OK                   135             8.6
Jan. 10, 1997  Residence Inn     Tucson, AZ                          128            11.2
Feb. 14, 1997  Hampton Inn       Savannah, GA                        129             5.0
Mar. 5, 1997   Hampton Inn       Norfolk, VA                         119             5.6
Mar. 11, 1997  Hampton Inn       Pickwick, TN                         50             2.1
Mar. 11, 1997  Hampton Inn       Southaven (Memphis), MS              86             4.3
Apr. 23, 1997  Hampton Inn       Overland Park (Kansas City), KS     134             7.1
                                                                     ---           -----
                                                           Total     877           $53.6
                                                                     ===           =====

SECURITIZED MORTGAGE DEBT

     In February 1997, the Company issued $88 million of fixed-rate, collateralized Commercial Mortgage Bonds (the "Bonds") through EQI Financing Partnership I, L.P., an indirect, wholly-owned subsidiary of the Company ("EQI Finance"), in a private placement transaction as follows:

          INITIAL
         PRINCIPAL     INTEREST      EXPECTED         STATED
CLASS     AMOUNT         RATE     REPAYMENT DATE     MATURITY      RATING (FITCH)
-----    ---------     --------   --------------     --------      --------------
  A    $27.4 million   6.825%     Nov. 20, 2006    Nov. 20, 2006      AA
  B    $50.6 million   7.370%     Feb. 20, 2007    Dec. 20, 2015      A
  C    $10.0 million   7.580%     Feb. 20, 2007    Feb. 20, 2017     BBB

The weighted average interest rate for all three issues of Bonds is 7.22%. Proceeds from the issuance of the Bonds were used to repay existing debt under the Line of Credit. Principal payments are to be applied to each class of Bonds in order of their respective maturities with no principal payment on any Bond until all Bonds in a bond class with an earlier stated maturity have been paid in full. In connection with these transactions, the Partnership transferred 23 of its hotel properties (the "Mortgaged Properties") and their respective leases to EQI Finance. The Mortgaged Properties serve as collateral for the Bonds.

EXTENSION OF LINE OF CREDIT

     In December 1996, the Company entered into an agreement with Smith Barney Mortgage Capital Group, Inc. and a syndicate of eight banks to extend the Line of Credit under the same terms through November 1998, with an option for another one-year extension. The Line of Credit is currently administered by The First National Bank of Chicago ("First Chicago").

FIRST QUARTER 1997 FINANCIAL RESULTS

     For the first quarter of 1997, the Company's lease revenue increased 69.5% from $6.9 million to $11.8 million, net income per share increased 44.4% from $.09 to $.13 and Funds From Operations per share increased 20.8% from $.24 to $.29. Funds From Operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.

                                  RISK FACTORS

     An investment in the Common Stock involves various risks. Investors should carefully consider the matters discussed under "Risk Factors" beginning on page
S-14 and on page        of the accompanying Prospectus.

                                GROWTH STRATEGY

     Acquisitions. The Company intends to acquire well-located limited service and extended stay hotels, that typically attract both business and leisure travelers. In addition, the Company targets hotels with nationally-recognized franchise brands or hotels that can be repositioned and reflagged as nationally-recognized brands. Management believes that a strong nationally-recognized brand name attracts guests and allows the Company's hotels to realize higher occupancies and ADRs. Management believes that a number of hotels that meet its investment criteria are available at attractive prices primarily from the following sources: (i) hotel operators who are unable to pay for renovations necessary to maintain franchise obligations or otherwise meet ongoing financial obligations; (ii) franchisors with whom the Company has an existing relationship; and (iii) hotel owners who wish to liquidate all or a portion of their investments in hotels. In accordance with this strategy, the Company entered into agreements in March 1997 to acquire the Acquisition Hotels from a series of partnerships controlled by GHI and GHI II and has acquired eight additional hotels since January 1, 1997. In addition, pursuant to its strategic alliance with Interstate, Interstate has agreed to offer to sell to the Company not less than five hotels that may be developed by Interstate or its affiliates prior to November 2001 and to provide the Company a right of first refusal to purchase certain hotels that may be offered for sale by Interstate prior to November 2001. The Company may also consider, from time to time as opportunities arise, additional multi-property acquisitions including extended stay or limited service portfolio acquisitions that the Company believes can be reflagged under nationally-recognized franchise brands. See "Business -- Growth
Strategy -- Acquisition Strategy."

     Development. The Company may selectively develop certain limited service or extended stay hotels where it expects to receive an attractive return on its investment. The Company currently is developing a Hampton Inn & Suites hotel in Bartlett (Memphis), Tennessee. See "Promus Strategic Alliance."

     Internal Growth. Management believes that internal growth may be positively impacted by the (i) continuation of favorable industry-wide increases in REVPAR; (ii) completion of a renovation plan for certain of the Hotels; (iii) continuation of aggressive sales and marketing programs; and (iv) maintenance of franchises with demonstrated market acceptance and national reservation systems. For the year ended December 31, 1996, the Current Hotels had occupancy, ADR and REVPAR of 71.0%, $65.46 and $46.43, respectively, compared to 70.65%, $56.70 and $42.65 for the year ended December 31, 1995, and for the quarter ended March 31, 1997, the Current Hotels had occupancy, ADR and REVPA of 67.7%, $61.22 and $45.72, respectively, compared to 64.7%, $60.20 and $41.02 for the comparable period in 1996. Management believes that a regular program of capital improvements, including replacement and refurbishment of furniture, fixtures and equipment ("FF&E") at the Hotels, as well as periodic renovation, will maintain the competitive position of the Hotels and result in long-term revenue growth. During the year ended December 31, 1996, the Company spent approximately $19 million for capital improvements to the Current Hotels and has committed to spend an additional $11 million for total capital improvements to such hotels in 1997. In addition, the Company intends to spend approximately $5.5 million for capital improvements to the Acquisition Hotels in the next twelve months.

                               THE HOTEL INDUSTRY

     REVPAR for U.S. hotels has increased in each of the last five years. Revenue per available room or "REVPAR" is a frequently used measure of a hotel's ability to manage its room inventory to achieve optimal sales, and is calculated for a period by dividing room revenue by available rooms for the applicable period. REVPAR in each of the segments of the hotel industry in which the Company owns hotels has increased during each of the last five years as well. Smith Travel Research classifies Hampton Inn, Comfort Inn and Holiday Inn Express (69 of the 84 Hotels) as "Midscale without Food and Beverage." REVPAR for "Midscale without Food and Beverage" hotels increased by 4.3% from 1995 to 1996 and by 5.1% from the first quarter of 1996 to the first quarter of 1997. Smith Travel Research classifies Residence Inn and Homewood Suites (11 of the Hotels) as "Upscale." REVPAR for "Upscale" hotels increased by 7.7% from 1995 to 1996 and by 7.1% from the first quarter of 1996 to the first quarter of 1997. In addition to REVPAR, a measure of a hotel's competitiveness and ability to attract customers is its occupancy percentage, which is calculated for a period by dividing the (i) the number of rooms rented in such period by (ii) the number of rooms available to be rented for each night in such period. Another measure of a hotel's competitiveness is its average daily room rate or "ADR," which is calculated for a period by dividing the (i) total room revenue for such period by (ii) the number of rooms occupied in such period.

     The table below sets forth occupancy, ADR and REVPAR for (i) the Hotels,
(ii) the "Midscale without Food and Beverage" segment of the lodging industry,
(iii) the "Upscale" segment of the lodging industry and (iv) all U.S. hotels for the periods indicated:

                                                                                                         THREE MONTHS
                                                           YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                                             ---------------------------------------------------   ------------------------
                                                                                            %                          %
                                              1992     1993     1994     1995     1996    CHANGE    1996     1997    CHANGE
                                             ------   ------   ------   ------   ------   ------   ------   ------   ------
OCCUPANCY
The Hotels (1).............................   68.7%    70.4%    73.0%    73.1%    72.1%   (1.4)%    66.3%    67.3%   (1.5)%
Midscale w/o Food and Beverage (2).........   67.2%    68.4%    70.2%    69.9%    68.3%   (2.3)%    62.9%    61.8%   (1.7)%
Upscale (3)................................   68.1%    70.2%    72.4%    72.4%    72.6%     0.3%    70.1%    70.0%   (0.1)%
U.S. Hotels (4)............................   62.6%    63.5%    64.7%    65.1%    65.1%     0.0%    60.4%    60.2%   (0.3)%
ADR
The Hotels (1).............................  $46.54   $48.76   $52.18   $56.41   $63.69    12.9%   $59.56   $61.03     2.5%
Midscale w/o Food and Beverage (2).........  $46.47   $48.03   $49.98   $53.25   $56.85     6.8%   $54.44   $58.14     6.8%
Upscale (3)................................  $69.47   $71.08   $74.21   $78.11   $83.87     7.4%   $83.02   $89.07     7.3%
U.S. Hotels (4)............................  $58.97   $60.61   $62.96   $65.94   $70.08     6.3%   $69.99   $74.73     6.8%
REVPAR
The Hotels (1).............................  $34.29   $36.72   $40.04   $42.95   $45.87     6.8%   $40.87   $43.94     7.5%
Midscale w/o Food and Beverage (2).........  $31.24   $32.84   $35.07   $37.22   $38.83     4.3%   $34.22   $35.95     5.1%
Upscale (3)................................  $47.28   $49.94   $53.71   $56.52   $60.88     7.7%   $58.22   $62.37     7.1%
U.S. Hotels (4)............................  $36.92   $38.48   $40.76   $42.90   $45.62     6.3%   $42.27   $45.02     6.5%

---------------

(1) Information with respect to certain of the Hotels, including the Acquisition Hotels, for periods prior to their acquisition by the Company, was obtained from the previous owners.
(2) Source -- Smith Travel Research. Smith Travel Research's "Midscale without Food and Beverage" category represents 22 hotel chains, including Hampton Inn hotels, Comfort Inn hotels and Holiday Inn Express hotels.
(3) Source -- Smith Travel Research. Smith Travel Research's "Upscale" category represents 22 hotel chains, including Homewood Suites hotels and Residence Inn hotels.
(4) Source -- Smith Travel Research.

                                   THE HOTELS

     The following table sets forth certain information with respect to the
Hotels:

                                                                                  YEAR ENDED DECEMBER 31, 1996
                                                                -----------------------------------------------------------------
                                                       NUMBER                      PRO FORMA
                                  YEAR       DATE        OF          ROOM            LEASE
                                 OPENED    ACQUIRED    ROOMS       REVENUE         PAYMENT(2)     OCCUPANCY     ADR     REVPAR(3)
                                 ------   ----------   ------   --------------   --------------   ---------   -------   ---------
                                                                (IN THOUSANDS)   (IN THOUSANDS)
CURRENT HOTELS:(1)

HAMPTON INN:
Albany, NY.....................   1986    Mar. 1994      154       $  3,004         $ 1,419          73.9%     $72.15    $53.30
College Station, TX............   1986    Mar. 1994      135          1,933             869          70.3       55.62     39.12
Louisville, KY.................   1986    Mar. 1994      119          1,766             794          71.0       57.09     40.55
Columbus, GA...................   1986    Mar. 1994      119          1,934             934          82.6       53.78     44.42
Cleveland, OH..................   1987    Mar. 1994      123          1,895             937          71.7       58.45     41.90
Sarasota, FL...................   1987    Mar. 1994       97          1,495             594          70.0       60.20     42.12
Fort Worth, TX.................   1987    Mar. 1994      125          1,801             742          70.4       55.94     39.38
Little Rock, AR................   1985    Mar. 1994      122          1,363             454          57.4       53.16     30.52
Ann Arbor, MI..................   1986    Apr. 1994      150          2,501           1,128          70.6       64.53     45.55
Traverse City, MI..............   1987    June 1994      127          1,855             834          55.3       72.22     39.91
Gurnee (Chicago), IL...........   1988    June 1994      134          2,197             981          68.0       65.87     44.79
Arlington (Dallas), TX.........   1985    July 1994      141          2,075             875          62.9       63.94     40.22
Milford, CT....................   1986    Sept. 1994     148          2,615           1,236          77.7       62.16     48.28
Meriden, CT....................   1988    Sept. 1994     125          1,702             772          63.5       58.56     37.21
Beckley, WV....................   1992    Nov. 1994      108          2,156           1,168          86.3       63.19     54.54
Gastonia, NC...................   1989    Nov. 1994      109          1,961           1,040          80.9       60.75     49.16
Morgantown, WV.................   1991    Nov. 1994      108          1,809             896          75.1       60.91     45.76
Shelby, NC.....................   1989    Nov. 1994       78            935             412          65.4       50.12     32.76
Naperville (Chicago), IL.......   1987    Dec. 1994      130          2,172             975          73.2       62.37     45.64
State College, PA..............   1987    Jan. 1995      120          2,149           1,053          73.6       65.94     48.53
Cleveland, TN(4)...............   1993    July 1995       60            889             367          73.7       54.86     40.45
Jacksonville, FL...............   1986    Sept. 1995     122          1,645             629          69.7       52.86     36.83
Fayetteville, NC...............   1986    Sept. 1995     122          1,574             656          69.7       50.58     35.25
Indianapolis, IN...............   1987    Sept. 1995     129          2,056             924          66.3       65.64     43.55
Scranton, PA...................   1994    Sept. 1995     129          2,675           1,314          85.6       66.23     56.66
Austin, TX.....................   1987    Dec. 1995      122          2,136           1,033          73.0       65.49     47.83
Garland (Dallas), TX...........   1987    Dec. 1995      125          1,598             660          63.6       54.79     34.85
Alcoa (Knoxville), TN..........   1991    Feb. 1996      118          1,561             580          65.7       54.99     36.15
Glen Burnie (Baltimore), MD....   1989    Mar. 1996      116          2,120             907          77.9       64.09     49.93
Northville (Detroit), MI.......   1989    May 1996       125          2,255           1,078          80.3       61.39     49.30
Scottsdale, AZ.................   1996    July 1996      126          1,701             780          48.7       80.78     39.34
Chattanooga, TN................   1988    July 1996      168          2,438             928          74.0       60.68     44.90
Savannah, GA...................   1986    Feb. 1997      129          1,877             870          77.0       51.66     39.78
Norfolk, VA....................   1990    Mar. 1997      119          2,038             985          81.4       57.50     46.81
Southaven (Memphis), MS........   1995    Mar. 1997       86          1,368             570          74.1       56.25     41.68
Pickwick, TN...................   1995    Mar. 1997       50            799             280          72.1       60.52     43.64
Overland Park (Kansas City),
  KS...........................   1991    Apr. 1997      134          2,355           1,118          77.6       62.08     48.17
                                                       -----       --------         -------         -----     -------    ------
  Subtotal/Weighted Average....                        4,452       $ 70,403         $31,792          71.6%     $60.85    $43.43
                                                       -----       --------         -------         -----     -------    ------
RESIDENCE INN:
Eagan (Minneapolis), MN........   1988    Sept. 1994     120       $  2,746         $ 1,333          76.3%     $81.93    $62.52
Tinton Falls, NJ...............   1988    Sept. 1994      96          2,645           1,229          83.3       89.91     74.90
Omaha, NE......................   1981    Dec. 1995       80          1,834             724          78.6       79.70     62.62
Madison, WI....................   1988    June 1996       80          1,377             364          66.2       71.07     47.05
Burlington, VT.................   1988    Oct. 1996       96          2,582           1,282          87.9       83.62     73.47
Oklahoma City, OK..............   1982    Jan. 1997      135          3,159           1,550          83.4       76.66     63.93
Tucson, AZ.....................   1985    Jan. 1997      128          3,087           1,482          80.4       81.97     65.90
Colorado Springs, CO...........   1984    Jan. 1997       96          2,702           1,472          85.2       90.31     76.94
                                                       -----       --------         -------         -----     -------    ------
  Subtotal/Weighted Average....                          831       $ 20,132         $ 9,436          80.5%     $81.91    $66.15
                                                       -----       --------         -------         -----     -------    ------
HOLIDAY INN:
Bluefield, WV..................   1980    Nov. 1994      120       $  1,974         $ 1,111          70.9%     $64.50    $45.70
Oak Hill, WV...................   1983    Nov. 1994      119          1,204             550          43.8       63.12     27.65
Mt. Pleasant (Charleston),
  SC...........................   1988    Sept. 1995     158          3,122           1,665          73.0       74.01     53.99
Winston-Salem, NC..............   1969    June 1996      160          2,152             913          67.3       54.65     36.75
                                                       -----       --------         -------         -----     -------    ------
  Subtotal/Weighted Average....                          557       $  8,452         $ 4,239          64.7%     $64.07    $41.62
                                                       -----       --------         -------         -----     -------    ------
COMFORT INN:
Enterprise, AL.................   1987    June 1994       78       $    950         $   402          74.0%     $44.97    $33.29
Rutland, VT....................   1985    June 1995      104          1,618             678          73.1       58.18     42.51
Jacksonville Beach, FL.........   1973    Nov. 1995      177          3,273           1,536          69.1       73.11     50.53
                                                       -----       --------         -------         -----     -------    ------
  Subtotal/Weighted Average....                          359       $  5,841         $ 2,616          71.3%     $62.67    $44.46
                                                       -----       --------         -------         -----     -------    ------

HOMEWOOD SUITES:
Windsor Locks (Hartford), CT....        1990   May 1996          132    $    3,231     $   1,477          78.0%     $85.74
San Antonio, TX.................        1996   Sept. 1996        123           419           854          36.1       74.98
Camelback (Phoenix), AZ.........        1996   Nov. 1996         124           425         1,032          51.4      109.24
                                                           ---------    ----------     ---------     ---------   ---------
  Subtotal/Weighted Average.....                                 379    $    4,075     $   3,363          55.7%     $89.94
                                                           ---------    ----------     ---------     ---------   ---------
HOLIDAY INN EXPRESS:
Wilkesboro, NC..................        1985   Nov. 1994         101    $    1,285     $     661          58.7%     $59.25
                                                           ---------
Total/Weighted Average for
  Current Hotels................                               6,679    $  110,188     $  52,107          71.0%     $65.46
                                                           =========    ==========     =========     =========   =========

HOMEWOOD SUITES:
Windsor Locks (Hartford), CT....    $   66.88
San Antonio, TX.................        27.07
Camelback (Phoenix), AZ.........        56.15
                                    ---------
  Subtotal/Weighted Average.....    $   50.45
                                    ---------
HOLIDAY INN EXPRESS:
Wilkesboro, NC..................    $   34.75

Total/Weighted Average for
  Current Hotels................    $   46.43
                                    =========

                                                                                         YEAR ENDED DECEMBER 31, 1996
                                                                      NUMBER   ------------------------------------------------
                                                              YEAR      OF          ROOM
                                                             OPENED   ROOMS       REVENUE       OCCUPANCY     ADR     REVPAR(2)
                                                             ------   ------   --------------   ---------    ------   ---------
                                                                               (IN THOUSANDS)
ACQUISITION HOTELS:(1)

HAMPTON INN:
Birmingham (Vestavia Hills), AL............................   1986      123       $  2,086          76%      $61.12    $46.45
Birmingham (Mountain Brook), AL............................   1987      131          2,365          78        63.02     49.16
North Little Rock, AK......................................   1986      123          1,841          78        52.59     41.02
Aurora (Denver), CO........................................   1985      132          2,045          71        59.24     42.06
Colorado Springs, CO.......................................   1985      128          2,228          79        58.25     46.02
Atlanta (Northlake), GA....................................   1988      130          2,167          74        61.84     45.76
Roswell (Atlanta), GA......................................   1987      129          2,296          73        66.70     48.69
Madison Heights (Detroit), MI..............................   1987      124          1,962          73        59.58     43.49
Kansas City, MO............................................   1987      120          2,045          76        61.60     46.82
Maryland Heights (St. Louis), MO...........................   1987      122          1,859          75        56.57     42.43
Eden Prairie (Minneapolis), MN.............................   1987      122          1,888          71        58.80     41.75
Albuquerque, NM............................................   1987      125          1,897          73        57.26     41.80
East Syracuse, NY..........................................   1985      117          1,468          57        59.99     34.19
Chapel Hill, NC............................................   1987      122          2,370          85        62.30     52.96
Greensboro, NC.............................................   1986      121          2,264          80        64.12     51.30
Dublin (Columbus), OH......................................   1988      123          1,862          70        58.68     41.08
Brentwood (Nashville), TN..................................   1985      114          2,253          78        69.09     53.89
Memphis (Poplar), TN.......................................   1985      126          2,582          83        67.46     55.99
Memphis (Sycamore), TN.....................................   1984      117          1,790          77        54.40     41.89
Nashville, TN..............................................   1987      120          2,393          81        67.33     54.54
Addison (Dallas), TX.......................................   1985      160          2,850          76        64.29     48.86
Amarillo, TX...............................................   1985      116          1,499          66        53.39     35.24
Richardson (Dallas), TX....................................   1987      130          2,062          76        57.15     43.43
San Antonio, TX............................................   1987      123          1,647          63        57.87     36.46
Charleston, SC.............................................   1985      125          1,932          75        56.14     42.11
Columbia, SC...............................................   1985      121          1,986          76        59.13     44.94
Greenville, SC.............................................   1985      123          2,052          77        59.19     45.58
Spartanburg, SC............................................   1984      112          1,399          63        54.15     34.11
                                                                      ------      --------         ---       ------    ------
Total/weighted average for Acquisition Hotels..............           3,479       $ 57,088        74.1%      $60.28    $44.79
                                                                      ------      --------         ---       ------    ------
Consolidated total/weighted average of Hotels..............           10,158      $167,276        72.1%      $63.69    $45.87
                                                                      ======      ========         ===       ======    ======

---------------

(1) Information with respect to certain of the Hotels, including the Acquisition Hotels, for periods prior to their acquisition by the Company, was obtained from the previous owners.
(2) Represents pro forma lease payments from the Lessee to the Partnership calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to the historical room revenues of the Current Hotels as if January 1, 1996 was the beginning of the lease year.
(3) REVPAR is determined by dividing room revenue by available rooms.
(4) The Company has signed an agreement to sell this hotel, subject to customary closing conditions, including satisfaction of the buyer's due diligence. There can be no assurance that such sale will be consummated.

                                 DISTRIBUTIONS

     The Company has made and intends to continue to make regular quarterly cash distributions to its shareholders. The Company's current annualized distribution rate is $1.12 per share. Future distributions will depend upon the Company's actual Cash Available for Distribution (as defined herein), financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the receipt, through the Trust, of distributions from the Partnership and such other factors as the Board of Directors deems relevant. During the year ended December 31, 1996, approximately 28% of the Company's aggregate distributions to shareholders was considered a return of capital for federal income tax purposes. See "Price Range of Common Stock and Distributions."

                                  THE OFFERING

Common Stock offered by the
Company............................    7,500,000 Shares

Common Stock and Partnership Units
to be outstanding after the
  Offering.........................    32,147,995 Shares(1)

Use of Proceeds....................    To fund a portion of the purchase price
                                         of the Acquisition Hotels. Pending
                                         closing of the purchase of the
                                         Acquisition Hotels, the Company will
                                         use a portion of the net proceeds to
                                         repay borrowings under the Line of
                                         Credit.

New York Stock Exchange symbol.....    ENN
---------------

(1) Includes, as of March 31, 1997, an aggregate of 954,717 shares issuable upon redemption of units of limited partnership interest of the Partnership ("Units"). Each Unit is redeemable, at the option of the holder, for cash or, at the Company's option, one share of Common Stock. All of the Units currently are redeemable. Also includes an aggregate of 31,000 unvested restricted shares of Common Stock issued to the Company's executive officers and directors, which shares vest over a multi-year period (any unvested shares being subject to forfeiture if the officer or director ceases to be an officer or director, as applicable, prior to vesting). Excludes 609,000 shares issuable upon the exercise of outstanding options granted to executive officers and directors under the Company's 1994 Stock Option Plan (the "1994 Plan") and the Company's 1994 Directors' Stock Option Plan (the "Directors' Plan"), respectively, which options vest over a multi-year period.

                             SUMMARY FINANCIAL DATA

     The following tables set forth summary historical and pro forma financial information for the Company and should be read in conjunction with the consolidated financial statements and the notes thereto that are incorporated by reference in the accompanying Prospectus. The pro forma financial information is presented as if the acquisition of all the Current Hotels, the consummation of the follow-on public offering of Common Stock consummated in April 1996 (the "Follow-On Offering"), the purchase in a private placement of 250,000 Units by Trust Leasing in April 1996 (the "Private Placement") and the purchase of approximately $7.1 million of Common Stock by Promus (the "Promus Investment") had occurred as of January 1, 1996 and, therefore, incorporates certain assumptions that are included in the notes to the Pro Forma Consolidated Statements of Operations included elsewhere in this Prospectus Supplement. The pro forma financial information, as adjusted, additionally assumes the completion of the Offering and the purchase of the Acquisition Hotels, including borrowings required to fund such purchase, had occurred as of January 1, 1996. The pro forma balance sheet data is presented as if the acquisition of the Current Hotel purchased in April 1997 occurred on March 31, 1997. The pro forma balance sheet data, as adjusted, is presented as if the purchase of the Acquisition Hotels, including borrowings required to fund such purchase, and the consummation of the Offering occurred on March 31, 1997.

                               EQUITY INNS, INC.

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

                                                                                                                      HISTORICAL
                                                                                                                     ------------
                                     THREE MONTHS ENDED MARCH 31,
                                             (UNAUDITED)
                             --------------------------------------------        YEAR ENDED DECEMBER 31, 1996
                              PRO FORMA      PRO          HISTORICAL        --------------------------------------    YEAR ENDED
                             AS ADJUSTED    FORMA     -------------------     PRO FORMA        PRO                   DECEMBER 31,
                               1997(1)     1997(1)      1997       1996     AS ADJUSTED(1)   FORMA(1)   HISTORICAL       1995
                             -----------   --------   --------   --------   --------------   --------   ----------   ------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA AND PROPERTY DATA)
OPERATING DATA:
  Percentage lease
    revenue(2).............   $ 18,307     $ 12,407   $ 11,778   $  6,948      $78,653       $52,107     $ 38,314      $ 24,101
  Other income.............         17           17         17         36          116           116          116            44
                              --------     --------   --------   --------      -------       -------     --------      --------
        Total revenue......     18,324       12,424     11,795      6,984       78,769        52,223       38,430        24,145
                              --------     --------   --------   --------      -------       -------     --------      --------
  Real estate and personal
    property taxes.........      2,011        1,392      1,310        771        7,467         5,035        3,693         2,158
  Depreciation and
    amortization...........      5,711        4,086      3,846      2,328       21,833        15,334       11,631         6,904
  Advisory fees............
  Interest.................      3,930        2,568      2,145      1,591       14,559         9,162        4,382         3,701
  Amortization of loan
    costs..................        189          189        189        341        1,565         1,565        1,565           793
  General and
    administrative.........      1,030          935        935        550        2,407         2,027        1,975         1,438
  Amortization of unearned
    directors' and
    officers'
    compensation...........         23           23         23          8           33            33           33            31
  Rental expense...........         81           81         61         36          335           335          218           107
                              --------     --------   --------   --------      -------       -------     --------      --------
        Total expenses.....     12,975        9,274      8,509      5,625       48,199        33,491       23,497        15,132
                              --------     --------   --------   --------      -------       -------     --------      --------
  Income before minority
    interest...............      5,349        3,150      3,286      1,359       30,570        18,732       14,933         9,013
  Minority interest........        160          123        119         47          917           731          460           502
                              --------     --------   --------   --------      -------       -------     --------      --------
  Net income applicable to
    common shareholders....   $  5,189     $  3,027   $  3,167   $  1,312      $29,653       $18,001     $ 14,473      $  8,511
                              ========     ========   ========   ========      =======       =======     ========      ========
  Net income per common
    share(3)...............   $    .17     $    .13   $    .13   $    .09      $   .95       $   .76     $    .69      $    .70
                              ========     ========   ========   ========      =======       =======     ========      ========
  Weighted average number
    of common shares
    outstanding(4).........     31,193       23,693     23,693     15,045       31,193        23,693       20,957        12,227
                              ========     ========   ========   ========      =======       =======     ========      ========
BALANCE SHEET DATA:
  Investment in hotel
    properties, net........   $529,595     $362,160   $355,060   $232,737                                $309,202      $218,429
  Total assets.............    543,262      384,262    377,162    239,826                                 317,880       225,067
  Minority interest in
    Partnership............      9,669        8,866      8,866      4,578                                   7,728         6,073
  Debt.....................    211,329      145,741    138,641     91,688                                  77,399        74,939
  Shareholders' equity.....    312,637      220,028    220,028    136,284                                 222,951       137,493
CASH FLOW DATA:
  Cash flows provided by
    operating
    activities(5)..........   $ 11,272     $  7,448   $  6,440   $  4,187      $54,001       $35,664     $ 26,200      $ 17,517
  Cash flows used in
    investing
    activities(6)..........     (3,092)      (3,092)   (58,191)   (16,707)     (19,440)      (19,440)    (101,175)      (84,731)
  Cash flows provided by
    (used in) financing
    activities(7)..........      7,343        9,443     51,745     12,410      (14,933)       (8,533)      74,971        66,261
OTHER DATA:
  Funds From
    Operations(8)..........   $ 10,954     $  7,169   $  7,071   $  3,665      $52,025       $33,844     $ 26,397      $ 15,804
  Cash Available for
    Distribution(9)........      9,348        6,071      6,034      3,029       45,333        29,436       23,037        13,814
  Weighted average number
    of common shares and
    Units
    outstanding(10)........     32,148       24,648     24,553     15,589       32,148        24,648       21,652        12,920

                              HISTORICAL
                             ------------
                               MARCH 1,
                                 1994
                             (INCEPTION)
                               THROUGH
                             DECEMBER 31,
                                 1994
                             ------------

OPERATING DATA:
  Percentage lease
    revenue(2).............    $  9,505
  Other income.............         293
                               --------
        Total revenue......       9,798
                               --------
  Real estate and personal
    property taxes.........         983
  Depreciation and
    amortization...........       2,546
  Advisory fees............         164
  Interest.................         390
  Amortization of loan
    costs..................         153
  General and
    administrative.........         407
  Amortization of unearned
    directors' and
    officers'
    compensation...........          26
  Rental expense...........          28
                               --------
        Total expenses.....       4,697
                               --------
  Income before minority
    interest...............       5,101
  Minority interest........         481
                               --------
  Net income applicable to
    common shareholders....    $  4,620
                               ========
  Net income per common
    share(3)...............    $    .60
                               ========
  Weighted average number
    of common shares
    outstanding(4).........       7,745
                               ========
BALANCE SHEET DATA:
  Investment in hotel
    properties, net........    $140,970
  Total assets.............     145,555
  Minority interest in
    Partnership............       6,081
  Debt.....................      45,838
  Shareholders' equity.....      89,802
CASH FLOW DATA:
  Cash flows provided by
    operating
    activities(5)..........    $  6,958
  Cash flows used in
    investing
    activities(6)..........    (145,613)
  Cash flows provided by
    (used in) financing
    activities(7)..........     139,740
OTHER DATA:
  Funds From
    Operations(8)..........    $  7,611
  Cash Available for
    Distribution(9)........       6,797
  Weighted average number
    of common shares and
    Units
    outstanding(10)........       8,551

---------------

 (1) The pro forma and pro forma, as adjusted, information does not purport to represent what the Company's financial position or results of operations actually would have been had the acquisitions of the Current Hotels and the Acquisition Hotels, the consummation of the Follow-On Offering, the Offering, the Private Placement and the Promus Investment had, in fact, occurred prior to the commencement of the periods, or to project the Company's financial position results of operations at any future date or for any future period.
 (2) The pro forma information assumes the Partnership owned and leased the Current Hotels throughout the periods. The pro forma, as adjusted, information assumes the Partnership owned and leased the Current Hotels and the Acquisition Hotels throughout the periods. Amounts represent pro forma lease revenue from the Lessee to the Partnership calculated by applying the rent provisions of the Percentage Leases to the historical revenue of the Hotels. The pro forma lease payments for the Acquisition Hotels are based on management's estimate of the Percentage Lease rent provisions for the Acquisition Hotels. Upon completion of management's due diligence investigation of the Acquisition Hotels, the actual rent provisions in the Percentage Leases may vary from the estimates used in developing the pro forma lease payments.
 (3) Net income per common share is computed by dividing net income applicable to common shareholders by the weighted average number of common shares and equivalents outstanding. Common share equivalents that have a dilutive effect represent the restricted shares issued to the officers and independent directors and are included in the computation.
 (4) The pro forma information, as adjusted, includes the weighted average number of common shares outstanding after the Offering.
 (5) Pro forma cash provided by operating activities represents net income plus minority interest, depreciation and amortization, amortization of loan costs and amortization of unearned directors' compensation. There are no pro forma adjustments for changes in working capital items.
 (6) Pro forma cash used in investing activities assumes the acquisition of all Hotels acquired after January 1, 1996 had occurred on January 1, 1996 and includes funds used for capital improvements required by franchisors and the greater of funds used for additional capital expenditures or the FF&E Reserve.
 (7) Pro forma cash provided by financing activities is based on distributions per share and per Unit of $.28 for the first quarter of 1997 and $1.12 for the year ended December 31, 1996. Pro forma cash used in financing activities assumes the Follow-On Offering, the Private Placement, the Promus Investment and borrowings in connection with the acquisitions of the Current Hotels had occurred on January 1, 1996. Pro forma, as adjusted, assumes (i) the purchase of the Acquisition Hotels and (ii) application of the Offering had occurred on January 1, 1996.
 (8) The following table computes Funds From Operations under the National Association of Real Estate Investment Trusts ("NAREIT") definition. Funds From Operations under the NAREIT definition consists of net income, computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructurings and sales of property, plus depreciation of real property (including furniture and equipment) and after adjustments for unconsolidated partnerships and joint ventures.

                                                                                                              HISTORICAL
                                                                                                              ----------

                                  THREE MONTHS ENDED MARCH 31,             YEAR ENDED DECEMBER 31, 1996
                            ----------------------------------------   ------------------------------------
                             PRO FORMA      PRO        HISTORICAL       PRO FORMA                             YEAR ENDED
                            AS ADJUSTED    FORMA     ---------------        AS          PRO                    DECEMBER
                              1997(1)     1997(1)     1997     1996    ADJUSTED(1)    FORMA(1)   HISTORICAL    31, 1995
                            -----------   --------   ------   ------   ------------   --------   ----------   ----------
                                                                   (IN THOUSANDS)
     Income before
       minority
       interest...........    $ 5,349      $3,150    $3,286   $1,359     $30,570      $18,732     $14,933      $ 9,013
     Depreciation of
       buildings,
       furniture and
       fixtures...........      5,605       4,019     3,785    2,306      21,455       15,112      11,464        6,791
                              -------      ------    ------   ------     -------      -------     -------      -------
     Funds From
       Operations.........    $10,954      $7,169    $7,071   $3,665     $52,025      $33,844     $26,397      $15,804
                              =======      ======    ======   ======     =======      =======     =======      =======

                            HISTORICAL
                            -----------
                             MARCH 1,
                               1994
                            (INCEPTION)
                              THROUGH
                             DECEMBER
                             31, 1994
                            -----------
                           (IN THOUSANDS)

     Income before
       minority
       interest...........    $5,101
     Depreciation of
       buildings,
       furniture and
       fixtures...........     2,510
                              ------
     Funds From
       Operations.........    $7,611
                              ======

     Industry analysts generally consider Funds From Operations to be an appropriate measure of the performance of an equity REIT. Funds From Operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Funds From Operations does not reflect cash expenditures for capital improvements or principal repayment of debt.
 (9) Represents Funds from Operations less an amount equal to the FF&E Reserve which is required to be set aside by the Partnership for refurbishment and replacement of FF&E, capitalized expenditures and other non-routine items.
(10) Pro forma, as adjusted, reflects the sale of 7,500,000 shares of Common Stock in the Offering.

                                  RISK FACTORS

     Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus Supplement and in the accompanying Prospectus before purchasing shares of Common Stock in the Offering.

RISK THAT PENDING ACQUISITIONS WILL NOT CLOSE

     The Partnership has entered into agreements to acquire the Acquisition Hotels. However, the agreements contain customary and other closing conditions and the closing of the purchase of the Acquisition Hotels is not scheduled to occur until after the consummation of the Offering. If the Partnership does not complete the acquisition of the Acquisition Hotels, for whatever reason, following the completion of the Offering, a substantial portion of the net proceeds from the Offering will have no specific designated use. In such event, there can be no assurance that the Company would be able to locate additional available acquisitions which meet the Company's acquisition criteria and the Company's per share Funds From Operations and Cash Available for Distribution may be adversely affected.

     The Partnership has deposited $10 million with the sellers of the Acquisition Hotels. Such deposits could be forfeited by the Company in certain circumstances if the acquisitions do not close. The Partnership has also incurred approximately $50,000 in due diligence expenses in connection with investigating the Acquisition Hotels.

COMPANY'S RELIANCE UPON LESSEE

     In order for the Company to continue to qualify as a REIT, neither the Company nor the Partnership can operate any hotel or participate in the decisions affecting the daily operations of any hotel. The Lessee controls and will control the daily operations of the Current Hotels and Acquisition Hotels, respectively. Neither the Company nor the Partnership has the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel. Even if the Company's management believes the Hotels are being operated inefficiently or in a manner that does not result in an appropriate level of Percentage Rent payments to the Company or the Partnership under the Percentage Leases, neither the Company nor the Partnership may require a change to the method of operation.

CONSTRAINTS ON ACQUISITIONS

     The Company intends to continue to pursue a growth strategy which includes acquiring hotel properties. There is a risk that the Company will not have access to sufficient equity capital to pursue its acquisition strategy. The Company generally is limited in its ability to retain cash generated by operating activities. To qualify as a REIT, the Company must distribute at least 95% of its taxable income annually. See "Federal Income Tax
Considerations -- Requirements for Qualification -- Distribution Requirements" in the accompanying Prospectus. Also, the Company's Charter limits the amount of debt the Company may have outstanding to 45% of its investment in hotel properties, at its cost. Following completion of the Offering and the purchase of the Acquisition Hotels, the Company will have approximately $213.8 million of debt outstanding and, without additional equity financing, will have the capacity to borrow up to approximately $74.7 million under its Charter debt limitation, assuming all additional borrowings are used to fund investments in hotel properties. Since, in order to qualify as a REIT, the Company generally cannot retain earnings and the amount of debt that it can have outstanding is limited by the Charter, the Company's ability to continue to make acquisitions will depend primarily on its ability to obtain additional private or public equity financing. There is no assurance that such financing will be available.

DEVELOPMENT RISKS

     As part of its growth strategy, the Company intends to develop additional hotels. Development involves substantial risks, including the risk that development costs will exceed budgeted or contracted amounts, the risk of delays in completion of construction, the risk of failing to obtain all necessary zoning and construction permits, the risk that financing might not be available on favorable terms, the risk that developed properties will not achieve desired revenue levels once opened, the risk of competition for suitable development sites from competitors which may have greater financial resources than the Company and the risks of incurring substantial costs in the event a development project must be abandoned prior to completion. Although the Company intends to manage development to minimize such risks, there can be no assurance that present or future developments will perform in accordance with the Company's expectations.

HOTEL INDUSTRY RISKS

  Operating Risks

     The Hotels are subject to all operating risks common to the hotel industry. These risks include, among other things, competition from other hotels; over-building in the hotel industry, which could adversely affect occupancy and revenues; increases in operating costs due to inflation and other factors, which increases have not been, and may not be, offset by increased room rates; dependence on business and commercial travelers and tourism; increases in energy costs and other expenses affecting travel; and adverse effects of general and local economic conditions. These factors could adversely affect the Lessee's ability to make lease payments and therefore the Company's ability to make expected distributions to shareholders. Further, decreases in room revenues of the Hotels would result in decreased revenues to the Partnership under the Percentage Leases and, therefore, decreased amounts available for distribution to the Company's shareholders.

  Competition

     Competition for Guests; Operations. The hotel industry is highly competitive. The Hotels compete with other hotel properties in their geographic markets. Many of the Company's competitors have substantially greater marketing and financial resources than the Company.

     Competition for Acquisitions. The Company competes for acquisitions with entities which have substantially greater financial resources than the Company. These entities generally may be able to accept more risk than the Company can manage prudently. Competition generally may reduce the number of suitable investment opportunities offered to the Company and may increase the bargaining power of property owners seeking to sell. Further, the Company believes that competition from entities organized for purposes substantially similar to the Company's objectives has increased and will increase significantly in the future.

  Seasonality of Hotel Industry

     The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the Company's lease revenues. Quarterly earnings may be adversely affected by factors beyond the Company's control, including poor weather conditions and economic factors. The Company may be required to enter into short-term borrowing in the first and fourth quarters in order to offset such fluctuations in revenues and to fund the Company's anticipated obligations, including distributions to its shareholders.

OPERATIONAL RISKS OF RAPID GROWTH

     Since the IPO, the Partnership has acquired 48 Hotels and has contracted to acquire the 28 Acquisition Hotels. The number and geographic dispersion of the Hotels have increased substantially. However, there can be no assurance that the Lessee will be able to retain the services of existing employees of the Hotels or hire additional accounting and marketing personnel. To the extent the Lessee is unable to retain or hire experienced personnel to operate the Hotels, the operations of the Hotels could be adversely affected. Deteriorating operations could negatively impact revenue at the Hotels and, therefore, the lease payments under the Percentage Leases and Cash Available for Distribution to shareholders. Further, deteriorating operations could negatively impact the Lessee's operating results and jeopardize the Lessee's ability to make lease payments under the Percentage Leases.

  Investment Concentration in Certain Segments of Single Industry

     The Company's current investment strategy is to acquire interests in limited service and extended stay hotel properties. Therefore, a downturn in the hotel industry, in general, and the limited service and extended stay segments, in particular, will have a material adverse effect on the Company's lease revenue and amounts available for distribution to its shareholders.

  Emphasis on Hampton Inn Hotels

     Because 37 of the Current Hotels and all of the Acquisition Hotels are operated as Hampton Inn hotels and because the Company intends to place an emphasis on Hampton Inn hotels in its acquisition and development strategy, the Company is subject to risks inherent in concentrating investments in a single franchise brand, such as a reduction in business following adverse publicity related to the brand, which could have an adverse effect on the Company's lease revenues and amounts available for distribution to shareholders.

  Capital Expenditures

     The Company's hotel properties will have an ongoing need for renovations and other capital improvements, including periodic replacement of FF&E. The additional cost of such capital improvements could have an adverse effect on the Company's financial condition. In addition, the Company's hotel properties may require significant renovation in the future. Such renovations involve certain risks, including the possibility of environmental problems, construction cost overruns and delays, the possibility that the Company will not have available cash to fund renovations or that financing for renovations will not be available on favorable terms, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from hotels. During the year ended December 31, 1996, the Company spent approximately $19 million for capital improvements to the Current Hotels and has committed to spend an additional $11 million for total capital improvements to such hotels in 1997. In addition, the Company intends to spend approximately $5.5 million for capital improvements to the Acquisition Hotels in the next twelve months. The Company intends to fund such improvements out of future cash from operations, present cash balances or available borrowing capacity under the Line of Credit.

REAL ESTATE INVESTMENT RISKS

  General Risks of Investing in Real Estate

     The Company's investments in the Hotels are subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's real estate investments and the Company's income and ability to make distributions to its shareholders are both dependent upon the ability of the Lessee to operate the Hotels in a manner sufficient to maintain or increase room revenues and to generate sufficient income in excess of operating expenses to make rent payments under the Percentage Leases. Income from the Hotels may be adversely affected by adverse changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotel properties, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real property tax rates and other operating expenses, changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, floods and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws and other factors which are beyond the control of the Company.

  Illiquidity of Real Estate

     Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is limited. Further, although the Hotels have been recently appraised, no assurances can be given that such appraised values reflect market value. Also, no assurances can be given that the market value of any of the Hotels will not decrease in the future. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment.

  Environmental Matters

     The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of compliance with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner's ability to sell, use or borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment or work place, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released ACMs or other hazardous materials. Environmental laws also may impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of the Hotels, the Company may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property or the cost of complying with environmental laws could materially adversely affect the Company's results of operations and financial condition. Recent Phase I environmental site assessments ("ESAs") have been obtained on each of the Current Hotels. The purpose of the ESAs is to identify potential environmental contamination and conditions and regulatory compliance concerns that are made apparent from historical reviews of the Hotels, reviews of certain public records, preliminary investigations of the sites and surrounding properties, and screening for the presence of hazardous substances, toxic substances, and storage tanks. The ESAs have not revealed any environmental contamination or conditions or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability or concerns. Nevertheless, it is possible that these ESAs do not reveal all environmental liabilities or conditions or compliance concerns or that there are material environmental liabilities or compliance concerns of which the Company is unaware.

     The Clean Water Act ("CWA") prohibited the Environmental Protection Agency ("EPA") from requiring permits for all but a few (primarily industrial and certain municipal) discharges of storm water prior to October 1, 1994. Even though the moratorium ended, the EPA has not yet issued permitting regulations for non-industrial and non-municipal discharges of storm water. In October 1994, EPA officials indicated that all storm water discharges without permits were technically in violation of the CWA. How the EPA will ultimately define the universe of dischargers requiring a permit is unclear. Nevertheless, it is possible that storm water drainage to a navigable waterway from one or more of the Company's properties is a discharge in violation of the CWA since October 1, 1994. Penalties for non-compliance may be substantial. Although the EPA has stated that it will not take enforcement action against those storm water dischargers formerly subject to the moratorium and the Company is not aware of any current or reasonably likely penalties to be imposed for its storm water discharges, it is possible, given the uncertainty about the scope and timing of EPA or state regulations on the subject, that liability may exist.

  Uninsured and Underinsured Losses

     Each Percentage Lease specifies comprehensive insurance to be maintained on each of the Hotels, including liability, fire and extended coverage. Management believes such specified coverage is of the type and amount customarily obtained for or by an owner of similar real property assets. The Company intends to seek to include similar provisions in all leases for subsequently acquired property. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Company's Board of Directors will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the Company's investment at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

 Compliance with Americans with Disabilities Act and Other Changes in Governmental Rules and Regulations

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that the Hotels are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the Hotels, including changes to building codes and fire and life safety codes, may occur. If the Company were required to make substantial modifications at the Hotels to comply with the ADA or other changes in governmental rules and regulations, the Company's ability to make expected distributions to its shareholders could be adversely affected.

  Fluctuations in Property Taxes

     Each Hotel is subject to real and personal property taxes. The real and personal property taxes on hotel properties in which the Company invests may increase or decrease as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, the Company's ability to make expected distributions to its shareholders could be adversely affected.

RISKS OF LEVERAGE

     The Board of Directors has the discretion to permit the Company to incur consolidated indebtedness in an amount not to exceed 45% of the Company's investment in hotel properties, at its cost. The Company currently has the Line of Credit to provide, as necessary, working capital, funds for investments in additional hotel properties and cash to pay dividends. Following completion of the Offering and application of the net proceeds as described in "Use of Proceeds" and the purchase of the Acquisition Hotels, the Company will have approximately $213.8 million of indebtedness, representing 37.7% of the Company's investment in hotel properties, at its cost. Generally, the Company's borrowings are secured by mortgages on the Company's Hotels. Subject to the Charter limitation described above and the Line of Credit, the Company may borrow additional amounts from the same or other lenders in the future, or may issue corporate debt securities in public or private offerings. Additional borrowings may be secured by properties owned by the Company or the Partnership.

     There can be no assurances that the Company will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including the Hotels, to foreclosure. Adverse economic conditions could result in higher interest rates which could increase debt service requirements on floating rate debt and could reduce the amounts available for distribution to shareholders. The Company may obtain one or more forms of interest rate protection (swap agreements, interest rate cap contracts, etc.) to hedge against the possible adverse effects of interest rate fluctuations. However, there can be no assurances that such hedging would be effective in mitigating the adverse effects of interest rate fluctuations. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotel properties at times which may not permit realization of the maximum return on such investments.

     In addition, in February 1997, EQI Finance, the Company's indirect, wholly-owned subsidiary, issued $88 million of fixed-rate, collateralized bonds in three classes. The expected repayment dates for Classes A, B and C of the Bonds are November 20, 1996, February 20, 2007 and February 20, 2007. Upon maturity of the Class A Bonds, the Company is required to use substantially all of its cash flow to amortize the remaining outstanding principal amount of the Bonds. If the remaining principal amounts cannot be refinanced, the Company's ability to make required distributions to its shareholders could be adversely affected and its status as a REIT could be jeopardized. There can be no assurance that such refinancing will be available.

RISKS OF OPERATING HOTELS UNDER FRANCHISE AGREEMENTS

     The 37 Current Hotels which operate as Hampton Inn hotels and the three Current Hotels which operate as Homewood Suites hotels are subject to franchise agreements with Promus. The eight Current Hotels which operate as Residence Inn hotels are subject to franchise agreements with Marriott Corporation ("Marriott"). The five Current Hotels which operate as Holiday Inn and Holiday Inn Express hotels are subject to franchise agreements with Holiday Inn, Inc. ("Holiday Inn"). The three Current Hotels which operate as Comfort Inn hotels are subject to franchise agreements with Choice Hotels International, Inc. ("Choice"). Each of the Acquisition Hotels will be operated pursuant to a franchise agreement with Promus. Each of the Company's franchisors has required or will require the Partnership to complete certain capital improvements to the Hotels as a condition to the transfer of the franchise agreements for those hotels to the Lessee. During the year ended December 31, 1996, the Company spent approximately $19 million for capital improvements to the Current Hotels and has committed to spend an additional $11 million for total capital improvements to such hotels in 1997. In addition, the Company intends to spend approximately $5.5 million for capital improvements to the Acquisition Hotels in the next twelve months. The Company intends to fund such improvements out of cash from operations, cash balances or available borrowing capacity under the Line of Credit. Promus, Choice, Marriott and Holiday Inn will permit the operation of the Hotels under conditional licenses until the improvements required by such franchisors have been completed. Failure to complete the improvements in a manner satisfactory to the franchisors could result in the cancellation of the franchise agreements. In addition, hotels in which the Company invests subsequently may be operated pursuant to Hampton Inn or other franchise agreements. Generally, the continuation of hotel franchises is subject to specified operating standards and other terms and conditions. Franchisors periodically inspect their licensed properties to confirm adherence to operating standards. The failure of a hotel, the Partnership or the Lessee to maintain such standards or adhere to such other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements which the Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Board of Directors may elect to allow the franchise license to lapse. In any case, if a franchise is terminated, the Partnership and the Lessee may seek to obtain a suitable replacement franchise, or to operate the hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

COMMON STOCK PRICE FLUCTUATIONS AND TRADING VOLUME

     A number of factors may adversely influence the price of the Company's Common Stock in public markets, many of which are beyond the control of the Company. In particular, an increase in market interest rates will result in higher yields on other financial instruments and may lead purchasers of shares of Common Stock to demand a higher annual distribution rate on the price paid for shares from distributions by the Company, which could adversely affect the market price of the shares of Common Stock. Although the Company's Common Stock is listed on the NYSE, the daily trading volume of REITs in general and the Company's shares in particular may be lower than the trading volume of certain other industries. As a result, investors in the Company who desire to liquidate substantial holdings at a single point in time may find that they are unable to dispose of such shares in the market without causing a substantial decline in the market value of such shares.

ABILITY OF BOARD OF DIRECTORS TO CHANGE CERTAIN POLICIES

     The major policies of the Company, including its policies with respect to acquisitions, financing, growth, operations, debt capitalization and distributions, will be determined by the Board of Directors. The Board of Directors may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. The Company cannot change its Charter provision limiting indebtedness to 45% of its investment in hotel properties, at its cost, without the approval of the holders of a majority of the outstanding shares of Common Stock or change its Charter provision regarding maintenance of its qualifications as a REIT without the approval of the holders of two-thirds of the outstanding shares of Common Stock.

LIMITATION ON ACQUISITION AND CHANGE IN CONTROL

  Ownership Limitation

     The Ownership Limitation (as defined herein and as described under "Restrictions on Ownership of Common Stock" in the accompanying Prospectus), which provides that no person may own, directly or indirectly, more than 9.9% of any class of the outstanding stock of the Company, may have the effect of precluding an acquisition of control of the Company by a third party without the approval of the Board of Directors, even if the change of control is in the shareholders' best interests.

  Staggered Board

     The Board of Directors of the Company has three classes of directors. The terms of the Company's four current directors will expire in 1998, 1999 and 2000, respectively. Directors for each class will be elected for a three-year term upon the expiration of that class' term. The staggered terms of directors may affect the shareholders' ability to change control of the Company, even if such a change were in the shareholders' best interests. The foregoing may also discourage offers or other bids for the Common Stock at a premium over the market price thereof.

  Authority to Issue Preferred Stock

     The Company's Charter authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights of any shares issued. Although the Company has no current intention to issue shares of preferred stock in the foreseeable future, the issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' best interests. No shares of preferred stock will be issued or outstanding as of the date of this Prospectus Supplement and immediately thereafter.

  Tennessee Anti-Takeover Statutes

     As a Tennessee corporation, the Company is subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which impose certain restrictions and require certain procedures with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested shareholders and share repurchases from certain shareholders.

TAX RISKS

  Failure to Qualify as a REIT

     The Company operates and intends to continue to operate so as to qualify as a REIT for federal income tax purposes. Although the Company has not requested, and does not expect to request, a ruling from the Service that it qualifies as a REIT, it will receive at the closing of the Offering an opinion of counsel that, based on certain assumptions and representations, it so qualifies. Investors should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service (the "Service") or any court. The REIT qualification opinion only represents the view of counsel to the Company based on counsel's review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and the continued qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income and the amount of its distributions to its shareholders. See "Federal Income Tax Considerations -- Taxation of the Company" in the accompanying Prospectus.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, Cash Available for Distribution would be reduced for each of the years involved. Although the Company currently operates and intends to continue to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of a majority of the shareholders, to revoke the REIT election. See "Federal Income Tax Considerations" in this Prospectus Supplement and the accompanying Prospectus.

  REIT Minimum Distribution Requirements

     In order to qualify as a REIT, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year and (iii) 100% of any undistributed income from prior years.

     The Company has made, and intends to continue to make, distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income consists primarily of its proportionate share of the income of the Partnership, and the Company's Cash Available for Distribution consists primarily of its proportionate share of cash distributions from the Partnership. Differences in timing between the recognition of taxable income and the receipt of Cash Available for Distribution due to the seasonality of the hospitality industry could require the Company, through the Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital or a combination thereof. The Company will provide its shareholders with an annual statement as to its designation of the tax characterization of distributions.

     Distributions by the Partnership will be determined by the Company's Board of Directors and will be dependent on a number of factors, including the amount of the Partnership's cash available for distribution, the Partnership's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Partnership's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements" in the accompanying Prospectus.

  Failure of the Partnership to be Classified as a Partnership for Federal Income Tax Purposes; Impact on REIT Status

     The Company has not requested, and does not expect to request, a ruling from the Service that the Partnership (and each subsidiary of the Partnership (a "Subsidiary Partnership")) will be classified as a partnership for federal income tax purposes. However, the Company will receive at the closing of the Offering an opinion of counsel that the Partnership and each Subsidiary Partnership will be classified as partnerships for federal income tax purposes and not as corporations or associations taxable as corporations or as publicly traded partnerships. If the Service were to challenge successfully the tax status of the Partnership (or a Subsidiary Partnership) as a partnership for federal income tax purposes, the Partnership would be taxable as a corporation. In such event, the Company would cease to qualify as a REIT. Furthermore, the imposition of a corporate tax on the Partnership would substantially reduce the amount available for distribution to the

Company and its shareholders. See "Federal Income Tax Considerations -- Tax Aspects of the Partnership and Subsidiary Partnerships" in the accompanying Prospectus.

OWNERSHIP LIMITATION

     In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year. Furthermore, if any interestholder or group of interestholders in the Lessee owns, actually or constructively, 10% or more of the stock of the Company, the Lessee could become a related party tenant of the Company, which likely would result in loss of REIT status for the Company. For the purpose of preserving the Company's REIT qualification, the Company's Charter prohibits direct or indirect ownership of more than 9.9% of the outstanding shares of any class of the Company's stock by any person or group (the "Ownership Limitation"), subject to adjustment as described below. Generally, the capital stock owned by affiliated owners will be aggregated for purposes of the Ownership Limitation.

     Any transfer of shares that would prevent the Company from continuing to qualify as a REIT under the Code will be void ab initio, and the intended transferee of such shares will be deemed never to have had an interest in such shares. Further, if, in the opinion of the Board of Directors, (i) a transfer of shares would result in any shareholder or group of shareholders acting together owning stock in excess of the Ownership Limitation or (ii) a proposed transfer of shares may jeopardize the qualification of the Company as a REIT under the Code, the Board of Directors would, in its sole discretion, refuse to allow the shares to be transferred to the proposed transferee. Finally, the Company may, in the discretion of the Board of Directors, redeem any stock held of record by any shareholder in excess of the Ownership Limitation.

     The Company's Charter sets the redemption price of the stock to be redeemed at the lesser of the market price on the date the Company provides written notice of redemption or the market price on the date such stock was purchased, subject to certain provisions of Tennessee law. Therefore, the record holder of stock in excess of the Ownership Limitation will experience a financial loss when the excess shares are redeemed, if the market price falls between the date of purchase and the date of redemption. See "Federal Income Tax
Considerations -- Requirements for Qualification" in the accompanying
Prospectus.

                           PROMUS STRATEGIC ALLIANCE

     In May 1996, the Company and Trust Leasing, the former lessee of the Company's hotels, entered into agreements with Promus (the "Promus Agreements"), the franchisor of the Embassy Suites,(R) Hampton Inn, Homewood Suites and the Hampton Inn & Suites hotel brands, which management believes will enhance its strategy of acquiring and developing quality brand hotels in the midscale and upscale segments of the market and strengthen its relationship with the leading franchisor in its market segment. Pursuant to the Promus Agreements, Promus agreed to purchase up to $15 million in newly issued shares of Common Stock from the Company in connection with the Company's acquisition of certain Homewood Suites hotels to be developed by Promus. The Company has purchased two Homewood Suites hotels from Promus, and Promus has purchased an aggregate of 606,232 shares of Common Stock from the Company for an aggregate of approximately $7.1 million. Promus has the right to manage the Homewood Suites hotels acquired by the Company pursuant to the Promus Agreements and currently manages three Homewood Suites hotels and one Hampton Inn hotel owned by the Company under management agreements with the Lessee.

                       STRATEGIC ALLIANCE WITH INTERSTATE

     In November 1996, Trust Leasing which was wholly-owned by Phillip H. McNeill, Sr., assigned its rights under each of the then-existing Percentage Leases to the Lessee in exchange for limited partnership interests in the Lessee. At that time, the Partnership and the Lessee amended and restated the Percentage Leases in a Consolidated Lease Amendment which increased the term of each then-existing Percentage Lease to 15 years from the date of the amendment. The Company, the Partnership and the Lessee also entered into an agreement which provides for, among other things, (i) Interstate's agreement to offer to sell to the Company not less than five hotels that may be developed by Interstate or its affiliates prior to November 2001 and to provide the Company with a right of first refusal to purchase certain hotels offered for sale by Interstate prior to November 2001 and (ii) a right of first refusal for the Lessee to lease hotel properties acquired by the Company through November 2001.

     Also, in November 1996, Trust Management, a hotel management company which was wholly owned by Mr. McNeill, Sr., assigned to the Lessee all of Trust Management's hotel management contracts (all of which were unrelated to the Company). The Lessee leases all of the Current Hotels and will lease all of the Acquisition Hotels. The Lessee or an affiliate of the Lessee manages 52 of the Current Hotels and will manage the Acquisition Hotels. The sole general partner of the Lessee is a wholly-owned subsidiary of Interstate, and Trust Leasing and Trust Management are the only limited partners of the Lessee. With limited exceptions, the sole general partner of the Lessee exercises full, complete and exclusive discretion in management and control of the Lessee, with Trust Leasing and Trust Management having no participation or control over the business of the Lessee. Trust Leasing's and Trust Management's interests in the Lessee are not entitled to distributions of income from the Lessee. The partnership interests of the Lessee received by Trust Leasing and Trust Management, which are equal in the aggregate to an approximate 50% limited partnership interest in the Lessee, are redeemable and exchangeable after July 1997, at the option of Trust Leasing and Trust Management, for an aggregate of 1,957,684 shares of Common Stock of Interstate which currently would represent approximately 5.5% of the outstanding common stock of Interstate. Currently Trust Management is wholly owned by Mr. McNeill, Sr. and Trust Leasing is majority owned by Mr. McNeill, Sr.; David L. Levine, Howard A. Silver and Phillip H. McNeill, Jr. (the Company's President and Chief Operating Officer, Vice President of Finance, Secretary and Treasurer and Vice President of Development, respectively) own minority interests in Trust Leasing.

     The Company believes the assignment of the Percentage Leases to the Lessee provides the Company with a strategic alliance with Interstate, the nation's largest independent hotel management company, and reduces the perceived conflict of interest in Mr. McNeill, Sr.'s ownership of the former lessee. As of April 1, 1997, Interstate managed or leased 211 hotels, with 43,215 rooms, including all of the Current Hotels, and owned or had a controlling interest in 29 hotels. Interstate has guaranteed the Lessee's obligations under the Percentage Leases. At December 31, 1996, Interstate had shareholders' equity of approximately $409.3 million.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock offered hereby are expected to be approximately $93.4 million ($107.4 million if the underwriters' over-allotment option is exercised in full). The Company will contribute the net proceeds of the Offering to the Partnership and after such contribution will own an approximate 97.0% interest in the Partnership (97.1% if the underwriters' over-allotment option is fully exercised). The Partnership intends to use the net proceeds to fund a portion of the purchase price of the Acquisition Hotels. Pending closing of the purchase of the Acquisition Hotels, the Partnership will apply a portion of the net proceeds of the Offering to repay borrowings under the Line of Credit. At the closing of the purchase of the Acquisition Hotels, the Company will use the remainder of the proceeds of the Offering and borrowings to fund a portion of the purchase price of the Acquisition Hotels. Indebtedness under the Line of Credit bears interest at the 30, 60 or 90-day LIBOR rate (5.75%, 5.81% and 5.89% per annum, respectively, on May 7, 1997) plus 175 basis points and was incurred by the Company primarily to fund hotel acquisitions and development.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

     The Common Stock is listed on the NYSE under the symbol "ENN." From the IPO until September 9, 1996, the Common Stock was traded on the Nasdaq Stock Market. The following table sets forth for the indicated periods the high and low sales prices for the Common Stock and the cash distributions declared per share:

                                                                               CASH
                                                           PRICE RANGE     DISTRIBUTIONS
                                                         ---------------     DECLARED
                                                         HIGH       LOW      PER SHARE
                                                         -----      ----   -------------
YEAR ENDED DECEMBER 31, 1995
  First Quarter........................................  $  11 1/8  $  9 1/2    $ .24
  Second Quarter.......................................     12        10 3/8      .24
  Third Quarter........................................     12 1/2    10 3/8      .26
  Fourth Quarter.......................................     12        10 3/4      .26
YEAR ENDED DECEMBER 31, 1996
  First Quarter........................................     13 1/4    11 1/2      .28
  Second Quarter.......................................     12 3/4    11 1/4      .28
  Third Quarter........................................     13        11          .28
  Fourth Quarter.......................................     13 1/8    11 1/8      .28
YEAR ENDING DECEMBER 31, 1997
  First Quarter........................................     14 1/2    12 1/2      .28
  Second Quarter (through May 7, 1997).................     14 1/8    12 7/8       --

     On May 5, 1997, there were 878 record holders of the Company's Common Stock, including shares held in "street name" by nominees who are record holders, and approximately 18,000 beneficial owners.

     The Company intends to make regular quarterly distributions to its shareholders. The Company's ability to make distributions is dependent on the receipt of distributions from the Partnership. In order to qualify as a REIT for federal income tax purposes, the Company must distribute to shareholders annually at least 95% of its taxable income. The Company, as general partner of the Partnership through a wholly-owned subsidiary, intends to cause the Partnership to distribute to its partners sufficient amounts to permit the Company to make regular quarterly distributions to its shareholders. The Partnership's primary source of revenue consists of rent payments from the Lessee under the Percentage Leases.

     Future distributions paid by the Company will be at the discretion of the Board of Directors of the Company and will depend on the actual cash flow of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the directors of the Company deem relevant.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1997, and as adjusted to give effect to (i) the issuance and sale of the 7,500,000 shares of Common Stock in the Offering, and the application of the net proceeds therefrom as described under "Use of Proceeds", (ii) the purchase of the Acquisition Hotels (including debt incurred to fund such purchase) and
(iii) the purchase of one Current Hotel in April 1997:

                                                                    MARCH 31, 1997
                                                              --------------------------
                                                                            PRO FORMA
                                                               ACTUAL     AS ADJUSTED(1)
                                                              --------    --------------
                                                                (DOLLARS IN THOUSANDS)
Debt........................................................  $138,641       $211,329
                                                              --------       --------
Minority interest...........................................     8,866          9,669
                                                              --------       --------
SHAREHOLDERS' EQUITY:
Preferred Stock, $.01 par value, 10,000,000 shares
  authorized, no shares issued and outstanding..............
Common Stock, $.01 par value, 50,000,000 shares authorized,
  23,693,278 shares issued and outstanding and 31,193,278
  shares issued and outstanding, as adjusted(2).............       237            312
Additional paid-in capital..................................   239,268        331,802
Unearned directors' compensation............................      (342)          (342)
Predecessor basis assumed...................................    (1,264)        (1,264)
Distributions in excess of earnings.........................   (17,871)       (17,871)
                                                              --------       --------
       Total shareholders' equity...........................   220,028        312,637
                                                              --------       --------
          Total capitalization..............................  $367,535       $533,635
                                                              ========       ========

---------------

(1) See Notes to Pro Forma Condensed Consolidated Balance Sheet.
(2) Excludes 954,717 shares issuable upon redemption of Units issued in connection with the IPO and in connection with the acquisition of certain of the Current Hotels, 600,000 shares reserved for issuance pursuant to the exercise of options granted under the 1994 Plan and an aggregate of 9,000 shares reserved for issuance pursuant to the exercise of options granted to each Independent Director to purchase 1,000 shares each year beginning in 1995 under the Directors' Plan. See "Management -- Compensation of Directors."

                         SELECTED FINANCIAL INFORMATION

     The following tables set forth selected historical and pro forma financial information for the Company.

     With respect to the Company, the following table sets forth (i) selected historical operating and other financial information for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996 and 1995 and the period from March 1, 1994 (inception) to December 31, 1994, (ii) selected historical balance sheet data as of March 31, 1997 and 1996, and December 31, 1996, 1995 and 1994, (iii) selected pro forma operating and other financial information for the three months ended March 31, 1997 and the year ended December 31, 1996 and (iv) selected pro forma balance data as of March 31, 1997.

     The selected historical financial information for the Company as of and for the years ended December 31, 1996 and 1995 and the period from March 1, 1994 (inception) to December 31, 1994 has been derived from the historical financial statements of the Company audited by Coopers & Lybrand L.L.P., independent accountants, whose reports with respect thereto are incorporated by reference in the Prospectus. The selected historical financial data as of and for the three months ended March 31, 1997 and 1996 have been derived from the unaudited financial statements of the Company, which have been prepared by management on the same basis as the audited financial statements, and, in the opinion of management, include all adjustments consisting of normal recurring accruals that the Company considers necessary for a fair presentation of the results for such periods. Such results of operations for the three months ended March 31, 1997 are not necessarily indicative of results to be anticipated for the entire year.

     The pro forma operating and other information is presented as if the acquisition of all the Current Hotels and the consummation of the Follow-On Offering, the Offering, the Private Placement and the Promus Investment had occurred as of January 1, 1996 and, therefore, incorporates certain assumptions that are included in the notes to the pro forma financial statements included elsewhere in this Prospectus Supplement. The pro forma financial information, as adjusted, additionally assumes the completion of the Offering and the purchase of the Acquisition Hotels, including borrowings required to fund such purchase, had occurred as of January 1, 1996. The pro forma balance sheet data is presented as if the acquisition of the Current Hotel purchased in April 1997 occurred on March 31, 1997. The pro forma balance sheet data, as adjusted, is presented as if the purchase of the Acquisition Hotels, including borrowings required to fund such purchase, and the consummation of the Offering occurred on March 31, 1997.

                               EQUITY INNS, INC.

               HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

                                                                                                                      HISTORICAL
                                                                                                                     ------------
                                     THREE MONTHS ENDED MARCH 31,
                                             (UNAUDITED)
                             --------------------------------------------        YEAR ENDED DECEMBER 31, 1996
                              PRO FORMA      PRO          HISTORICAL        --------------------------------------    YEAR ENDED
                             AS ADJUSTED    FORMA     -------------------     PRO FORMA        PRO                   DECEMBER 31,
                               1997(1)     1997(1)      1997       1996     AS ADJUSTED(1)   FORMA(1)   HISTORICAL       1995
                             -----------   --------   --------   --------   --------------   --------   ----------   ------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA AND PROPERTY DATA)
OPERATING DATA:
  Percentage lease
    revenue(2).............   $ 18,307     $ 12,407   $ 11,778   $  6,948      $78,653       $52,107     $ 38,314      $ 24,101
  Other income.............         17           17         17         36          116           116          116            44
                              --------     --------   --------   --------      -------       -------     --------      --------
        Total revenue......     18,324       12,424     11,795      6,984       78,769        52,223       38,430        24,145
                              --------     --------   --------   --------      -------       -------     --------      --------
  Real estate and personal
    property taxes.........      2,011        1,392      1,310        771        7,467         5,035        3,693         2,158
  Depreciation and
    amortization...........      5,711        4,086      3,846      2,328       21,833        15,334       11,631         6,904
  Advisory fees............
  Interest.................      3,930        2,568      2,145      1,591       14,559         9,162        4,382         3,701
  Amortization of loan
    costs..................        189          189        189        341        1,565         1,565        1,565           793
  General and
    administrative.........      1,030          935        935        550        2,407         2,027        1,975         1,438
  Amortization of unearned
    directors' and
    officers'
    compensation...........         23           23         23          8           33            33           33            31
  Rental expense...........         81           81         61         36          335           335          218           107
                              --------     --------   --------   --------      -------       -------     --------      --------
        Total expenses.....     12,975        9,274      8,509      5,625       48,199        33,491       23,497        15,132
                              --------     --------   --------   --------      -------       -------     --------      --------
  Income before minority
    interest...............      5,349        3,150      3,286      1,359       30,570        18,732       14,933         9,013
  Minority interest........        160          123        119         47          917           731          460           502
                              --------     --------   --------   --------      -------       -------     --------      --------
  Net income applicable to
    common shareholders....   $  5,189     $  3,027   $  3,167   $  1,312      $29,653       $18,001     $ 14,473      $  8,511
                              ========     ========   ========   ========      =======       =======     ========      ========
  Net income per common
    share(3)...............   $    .17     $    .13   $    .13   $    .09      $   .95       $   .76     $    .69      $    .70
                              ========     ========   ========   ========      =======       =======     ========      ========
  Weighted average number
    of common shares
    outstanding(4).........     31,193       23,693     23,693     15,045       31,193        23,693       20,957        12,227
                              ========     ========   ========   ========      =======       =======     ========      ========
BALANCE SHEET DATA:
  Investment in hotel
    properties, net........   $529,595     $362,160   $355,060   $232,737                                $309,202      $218,429
  Total assets.............    543,262      384,262    377,162    239,826                                 317,880       225,067
  Minority interest in
    Partnership............      9,669        8,866      8,866      4,578                                   7,728         6,073
  Debt.....................    211,329      145,741    138,641     91,688                                  77,399        74,939
  Shareholders' equity.....    312,637      220,028    220,028    136,284                                 222,951       137,493
CASH FLOW DATA:
  Cash flows provided by
    operating
    activities(5)..........   $ 11,272     $  7,448   $  6,440   $  4,187      $54,001       $35,664     $ 26,200      $ 17,517
  Cash flows used in
    investing
    activities(6)..........     (3,092)      (3,092)   (58,191)   (16,707)     (19,440)      (19,440)    (101,175)      (84,731)
  Cash flows provided by
    (used in) financing
    activities(7)..........      7,343        9,443     51,745     12,410      (14,933)       (8,533)      74,971        66,261
OTHER DATA:
  Funds From
    Operations(8)..........   $ 10,954     $  7,169   $  7,071   $  3,665      $52,025       $33,844     $ 26,397      $ 15,804
  Cash Available for
    Distribution(9)........      9,348        6,071      6,034      3,029       45,333        29,436       23,037        13,814
  Weighted average number
    of common shares and
    Units
    outstanding(10)........     32,148       24,648     24,553     15,589       32,148        24,648       21,652        12,920

                              HISTORICAL
                             ------------
                               MARCH 1,
                                 1994
                             (INCEPTION)
                               THROUGH
                             DECEMBER 31,
                                 1994
                             ------------

OPERATING DATA:
  Percentage lease
    revenue(2).............    $  9,505
  Other income.............         293
                               --------
        Total revenue......       9,798
                               --------
  Real estate and personal
    property taxes.........         983
  Depreciation and
    amortization...........       2,546
  Advisory fees............         164
  Interest.................         390
  Amortization of loan
    costs..................         153
  General and
    administrative.........         407
  Amortization of unearned
    directors' and
    officers'
    compensation...........          26
  Rental expense...........          28
                               --------
        Total expenses.....       4,697
                               --------
  Income before minority
    interest...............       5,101
  Minority interest........         481
                               --------
  Net income applicable to
    common shareholders....    $  4,620
                               ========
  Net income per common
    share(3)...............    $    .60
                               ========
  Weighted average number
    of common shares
    outstanding(4).........       7,745
                               ========
BALANCE SHEET DATA:
  Investment in hotel
    properties, net........    $140,970
  Total assets.............     145,555
  Minority interest in
    Partnership............       6,081
  Debt.....................      45,838
  Shareholders' equity.....      89,802
CASH FLOW DATA:
  Cash flows provided by
    operating
    activities(5)..........    $  6,958
  Cash flows used in
    investing
    activities(6)..........    (145,613)
  Cash flows provided by
    (used in) financing
    activities(7)..........     139,740
OTHER DATA:
  Funds From
    Operations(8)..........    $  7,611
  Cash Available for
    Distribution(9)........       6,797
  Weighted average number
    of common shares and
    Units
    outstanding(10)........       8,551

                                                       (Notes on following page)

---------------

 (1) The pro forma and pro forma, as adjusted, information does not purport to represent what the Company's financial position or results of operations actually would have been had the acquisitions of the Current Hotels and the Acquisition Hotels, the consummation of the Follow-On Offering, the Offering, the Private Placement and the Promus Investment had, in fact, occurred prior to the commencement of the periods, or to project the Company's financial position results of operations at any future date or for any future period.
 (2) The pro forma information assumes the Partnership owned and leased the Current Hotels throughout the periods. The pro forma, as adjusted, information assumes the Partnership owned and leased the Current Hotels and the Acquisition Hotels throughout the periods. Amounts represent pro forma lease revenue from the Lessee to the Partnership calculated by applying the rent provisions of the Percentage Leases to the historical revenue of the Hotels. The pro forma lease payments for the Acquisition Hotels are based on management's estimate of the Percentage Lease rent provisions for the Acquisition Hotels. Upon completion of management's due diligence investigation of the Acquisition Hotels, the actual rent provisions in the Percentage Leases may vary from the estimates used in developing the pro forma lease payments.
 (3) Net income per common share is computed by dividing net income applicable to common shareholders by the weighted average number of common shares and equivalents outstanding. Common share equivalents that have a dilutive effect represent the restricted shares issued to the officers and independent directors and are included in the computation.
 (4) The pro forma information, as adjusted, includes the weighted average number of common shares outstanding after the Offering.
 (5) Pro forma cash provided by operating activities represents net income plus minority interest, depreciation and amortization, amortization of loan costs and amortization of unearned directors' compensation. There are no pro forma adjustments for changes in working capital items.
 (6) Pro forma cash used in investing activities assumes the acquisition of all Hotels acquired after January 1, 1996 had occurred on January 1, 1996 and includes funds used for capital improvements required by franchisors and the greater of funds used for additional capital expenditures or the FF&E Reserve.
 (7) Pro forma cash provided by financing activities is based on distributions per share and per Unit of $.28 for the first quarter of 1997 and $1.12 for the year ended December 31, 1996. Pro forma cash used in financing activities assumes the Follow-On Offering, the Private Placement, the Promus Investment and borrowings in connection with the acquisitions of the Current Hotels had occurred on January 1, 1996. Pro forma, as adjusted, assumes (i) the purchase of the Acquisition Hotels and (ii) application of the Offering had occurred on January 1, 1996.
 (8) The following table computes Funds From Operations under the NAREIT definition. Funds From Operations under the NAREIT definition consists of net income, computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructurings and sales of property, plus depreciation of real property (including furniture and equipment) and after adjustments for unconsolidated partnerships and joint ventures.

                                                                                                            HISTORICAL
                                                                                                            ----------

                                 THREE MONTHS ENDED MARCH 31,            YEAR ENDED DECEMBER 31, 1996
                            ---------------------------------------   -----------------------------------
                             PRO FORMA      PRO       HISTORICAL       PRO FORMA                            YEAR ENDED
                            AS ADJUSTED    FORMA    ---------------       AS          PRO                    DECEMBER
                              1997(1)     1997(1)    1997     1996    ADJUSTED(1)   FORMA(1)   HISTORICAL    31, 1995
                            -----------   -------   ------   ------   -----------   --------   ----------   ----------
                                                                  (IN THOUSANDS)
     Income before
       minority interest..    $ 5,349     $3,150    $3,286   $1,359     $30,570     $18,732     $14,933      $ 9,013
     Depreciation of
       buildings,
       furniture and
       fixtures...........      5,605      4,019     3,785    2,306      21,455      15,112      11,464        6,791
                              -------     ------    ------   ------     -------     -------     -------      -------
     Funds From
       Operations.........    $10,954     $7,169    $7,071   $3,665     $52,025     $33,844     $26,397      $15,804
                              =======     ======    ======   ======     =======     =======     =======      =======

                            HISTORICAL
                            -----------
                             MARCH 1,
                               1994
                            (INCEPTION)
                              THROUGH
                             DECEMBER
                             31, 1994
                            -----------
                          (IN THOUSANDS)
     Income before
       minority interest..    $5,101
     Depreciation of
       buildings,
       furniture and
       fixtures...........     2,510
                              ------
     Funds From
       Operations.........    $7,611
                              ======

     Industry analysts generally consider Funds From Operations to be an appropriate measure of the performance of an equity REIT. Funds From Operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Funds From Operations does not reflect cash expenditures for capital improvements or principal repayment of debt.
 (9) Represents Funds from Operations less an amount equal to the FF&E Reserve which is required to be set aside by the Partnership for refurbishment and replacement of FF&E, capitalized expenditures and other non-routine items.
(10) Pro forma, as adjusted, reflects the sale of 7,500,000 shares of Common Stock in the Offering.

                                    BUSINESS

GROWTH STRATEGY

  Acquisition Strategy

     The Company intends to acquire well-located limited service and extended stay hotels which typically attract both business and leisure travelers. In addition, the Company targets hotels with nationally-recognized franchise brands or hotels that can be repositioned and reflagged with nationally-recognized brand names. Management believes that a strong nationally-recognized brand name attracts guests and allows the Company to realize higher occupancies and ADRs. Management believes that a number of hotels that meet its investment criteria are available at attractive prices primarily from the following sources: (i) hotel operators who are unable to pay for renovations necessary to maintain franchise obligations or otherwise meet ongoing financial obligations; (ii) franchisors with whom the Company has an existing relationship; and (iii) hotel owners who wish to liquidate all or a portion of their investments in hotels. In accordance with this strategy, the Company entered into agreements in March 1997 to acquire the Acquisition Hotels from a series of partnerships controlled by GHI and GHI II and has acquired eight additional hotels since January 1, 1997. In addition, Interstate has agreed to offer to sell to the Company not less than five hotels developed by Interstate or its affiliates prior to November 2001 and to provide the Company a right of first refusal to purchase certain hotels offered for sale by Interstate prior to November 2001. The Company may also consider, from time to time as opportunities arise, additional multi-property acquisitions including extended stay or limited service portfolio acquisitions which the Company believes can be reflagged under nationally-recognized franchise brands.

     The Company considers investment in hotel properties which meet some or all of the following criteria:

     - Properties in attractive locations which may be underperforming due to poor management, weak franchise affiliation or a need for renovation;

     - Properties in attractive locations that the Company believes could benefit significantly by changing franchise affiliations to a brand the Company believes will strengthen the acquired hotel's competitive position or by converting hotel properties from full service to limited service;

     - Particular emphasis is given to limited service hotels in the midscale segment, such as Hampton Inn, Comfort Inn, Holiday Inn Express and upscale selected extended stay properties such as Residence Inn and Homewood Suites;

     - Properties with relatively stable operating histories; and

     - Properties with purchase prices which may allow the Company to realize a favorable return on its investment.

     The Company may selectively pursue the development of certain limited service or extended stay hotels where it expects to receive an attractive return on its investment. See "Promus Strategic Alliance."

  Internal Growth Strategy

     Management believes that internal growth may be positively impacted by the
(i) continuation of favorable industry-wide conditions in REVPAR; (ii) completion of a renovation plan for certain of the Hotels; (iii) continuation of aggressive sales and marketing programs; and (iv) maintenance of franchises with demonstrated market acceptance and national reservation systems. For the year ended December 31, 1996, the Current Hotels had occupancy, ADR and REVPAR of 71.0%, $65.46 and $46.43, respectively, compared to 70.65%, $56.70 and $42.65 for the year ended December 31, 1995, and for the quarter ended March 31, 1997, the Current Hotels had occupancy, ADR and REVPAR of 67.7%, $61.22 and $45.72, respectively, compared to 64.7%, $60.20 and $41.02 for the comparable period in 1996. Management believes that a regular program of capital improvements, including replacement and refurbishment of FF&E at the Hotels, as well as periodic renovation, will maintain the competitive position of the Hotels and result in long-term revenue growth. During the year ended December 31, 1996, the Company spent approximately $19 million for capital improvements to the Current Hotels and has committed to spend an additional $11 million for total capital improvements to such hotels in 1997. In addition, the Company intends to spend approximately $5.5 million for capital improvements to the Acquisition Hotels in the next twelve months. The Company has agreed with its Line of Credit lenders to reserve and make available for periodic replacement of FF&E, on a cumulative basis, an amount equal to 4% of the gross room revenue of the Hotels (the "FF&E Reserve").

  GHI Acquisitions

     The Partnership has entered into agreements to acquire the 28 Acquisition Hotels with an aggregate of 3,479 rooms in 14 states from a series of partnerships controlled by GHI and GHI II for purchase prices aggregating approximately $169 million, including franchise fees but excluding approximately $5.5 million of franchisor-required renovations that the Company expects to undertake in the next twelve months. The Company intends to fund the purchase of the Acquisition Hotels through a combination of the net proceeds of the Offering, borrowings under the Line of Credit and a one-year term loan. The Company may form one or more wholly-owned subsidiary partnerships which will obtain the Term Loan and acquire some or all of the Acquisition Hotels. See
"-- Financing Strategy -- First Chicago Term Loan." The Acquisition Hotels are located in South Carolina (4 hotels), Tennessee (4 hotels), Texas (4 hotels), Alabama (2 hotels), Colorado (2 hotels), Georgia (2 hotels), Missouri (2 hotels), North Carolina (2 hotels) and Arkansas, Michigan, Minnesota, New Mexico, New York and Ohio (1 hotel each), principally in major urban and suburban markets. Upon the completion of the purchase of the Acquisition Hotels, the Company will own 84 hotels (the "Hotels") with an aggregate of 10,158 rooms and will own approximately 10% of all hotels in the Hampton Inn system. The sale of the Acquisition Hotels is subject to the approval of a majority in interest of the partners of GHI and GHI II, which approvals must be obtained through a proxy solicitation, as well as customary real estate closing conditions. The Partnership has obtained the agreement of the holders of approximately 39% and 34% of GHI and GHI II, respectively, to vote in favor of the sale of the Acquisition Hotels to the Partnership. The Company expects to close the purchase of the Acquisition Hotels prior to June 30, 1997; however, there can be no assurance that the purchase of the Acquisition Hotels will be consummated. See "Risk Factors -- Risk that Pending Acquisitions Will Not Close."

     The Company continually evaluates its hotel portfolio with respect to the potential sale of certain of its hotel properties if its believes it can reinvest the proceeds of a sale at a more attractive rate of return. Following completion of the purchase of the Acquisition Hotels, the Company may consider the sale of certain of the Acquisition Hotels. The Company has no commitment, letter of intent or other agreement with any potential buyer of any Acquisition Hotel or Current Hotel and there can be no assurance that any such sale will occur. Pursuant to an agreement between Interstate and the Partnership, Interstate has agreed to pay the Partnership $2.25 million in exchange for 50% of the Partnership's net book gain on the sale of certain Acquisition Hotels, if sold.

FINANCING STRATEGY

     The Company's Charter limits the amount of debt the Company may have outstanding to 45% of its investment in hotel properties, at its cost. Following completion of the Offering and the purchase of the Acquisition Hotels, the Company will have approximately $213.8 million of debt outstanding and, without additional equity financing, will have the capacity to borrow up to approximately $74.7 million under its Charter debt limitation, assuming all additional borrowings are used to fund investments in hotel properties.

  Securitized Mortgage Debt

     In February 1997, the Company issued the Bonds through EQI Finance in a private placement transaction as follows:

           INITIAL
          PRINCIPAL     INTEREST      EXPECTED         STATED
CLASS      AMOUNT         RATE     REPAYMENT DATE     MATURITY      RATING (FITCH)
-----   -------------   --------   --------------   -------------   --------------
 A      $27.4 million     6.825%   Nov. 20, 2006    Nov. 20, 2006      AA
 B      $50.6 million     7.370%   Feb. 20, 2007    Dec. 20, 2015      A
 C      $10.0 million     7.580%   Feb. 20, 2007    Feb. 20, 2017     BBB

The weighted average interest rate for all three issues of Bonds is 7.22%. Proceeds from the issuance of the Bonds were used to repay existing debt under the Line of Credit. Principal payments are to be applied to each class of Bonds in order of their respective maturities with no principal payment on any Bond until all Bonds in a bond class with an earlier stated maturity have been paid in full. In connection with these transactions, the Partnership transferred the Mortgaged Properties and their respective leases to EQI Finance as a capital contribution in return for a 99% limited partnership interest. A 1% general partnership interest in EQI Finance is owned by EQI Financing Corporation, a wholly-owned subsidiary of the Company. The Mortgaged Properties serve as collateral for the Bonds. Upon maturity of the Class A Bonds, the Company is required to use all of its cash flow to amortize the remaining outstanding principal amount of the Bonds. If the remaining principal amounts cannot be refinanced, the Company's ability to make required distributions to its shareholders could be adversely affected and its status as a REIT could be jeopardized. There can be no assurance that such refinancing will be available.

  First Chicago Term Loan

     The Company expects to obtain from First Chicago a one-year term loan of approximately $75 million (the "Term Loan") to fund a portion of the purchase price for the Acquisition Hotels. The Company may form one or more wholly-owned subsidiary partnerships that will obtain the Term Loan and acquire some or all of the Acquisition Hotels. Based on a preliminary term sheet from First Chicago, the Company anticipates that the Term Loan will bear interest at a variable rate equal to, at the Company's option, (i) First Chicago's corporate base rate as in effect from time to time, or (ii) the 30-day LIBOR rate (6.13% at May 8, 1997) plus 1.625% for the first six months of the Term Loan and the 30-day LIBOR rate plus 1.875% for the second six months of the Term Loan. In addition, the Company expects to pay First Chicago an underwriting fee of 0.375% of the Term Loan and an administrative fee of $10,000 per quarter. The Term Loan will be guaranteed by the Partnership. The Term Loan will be secured by first mortgages on the Acquisition Hotels. The Term Loan is conditioned on the negotiation of definitive agreements and on First Chicago receiving satisfactory engineering and environmental reports, surveys, title and other customary insurance with respect to the Acquisition Hotels and other customary closing conditions. Interest on the Term Loan will be payable monthly and the outstanding principal balance plus any accrued but unpaid interest will be due and payable one year after the date of the Term Loan. The Company expects to repay the Term Loan with proceeds of issuance of equity securities or other borrowings.

  Extension of Line of Credit

     In November 1995, the Company entered into an agreement with Smith Barney Mortgage Capital Group, Inc. and a syndicate of eight banks for the Line of Credit. In December 1996, the Company and Smith Barney Mortgage Capital Group, Inc. and the syndicate of eight banks agreed to extend the Line of Credit under the same terms as the original Line of Credit through November 1998, with an option for another one-year extension. The Line of Credit is currently administered by First Chicago.

                                   THE HOTELS

     The Hotels consist of limited service hotels (69), extended stay hotels
(11) and full service hotels (4). The average number of rooms of the Hotels range from 50 to 180, with the average Hotel having 120 rooms. The 37 Current Hotels that operate as Hampton Inn hotels and the three Current Hotels that operate as Homewood Suites hotels are subject to franchise agreements with Promus. The eight Current Hotels that operate as Residence Inn hotels are subject to franchise agreements with Marriott. The five Current Hotels that operate as Holiday Inn and Holiday Inn Express hotels are subject to franchise agreements with Holiday Inn. The three Current Hotels that operate as Comfort Inn hotels are subject to franchise agreements with Choice.

     Hampton Inn, Holiday Inn Express and Comfort Inn hotels are limited service hotels designed for business and leisure travelers, which generally do not include restaurants or lounges and generally contain little non-revenue producing space. Extended stay hotels, such as Residence Inn hotels and Homewood Suites hotels, generally contain guest suites with a kitchen and living area separate from the bedroom but vary with respect to providing on-site restaurant facilities. Full service hotels, such as Holiday Inn hotels, generally provide on-site food and beverage services and may have banquet and meeting facilities. Promus, Marriott, Holiday Inn and Choice provide national marketing and reservation systems to their franchisees.

     The following table sets forth occupancy and ADR (the principal determinants of room revenue) and REVPAR for the Hotels for the periods indicated:

                                                                                                      THREE MONTHS
                                                                                                          ENDED
                                                       YEAR ENDED DECEMBER 31,                          MARCH 31,
                                       -------------------------------------------------------     -------------------
                                        1992        1993        1994        1995        1996        1996        1997
                                       -------     -------     -------     -------     -------     -------     -------
HAMPTON INN HOTELS:
  ALBANY, NEW YORK
    Occupancy........................     81.1%       78.7%       77.3%       75.8%       73.9%       69.4%       68.4%
    ADR..............................  $ 60.90     $ 65.12     $ 66.13     $ 69.85     $ 72.15     $ 70.36     $ 73.84
    REVPAR...........................  $ 49.39     $ 51.25     $ 51.12     $ 52.98     $ 53.30     $ 48.83     $ 50.51
  COLLEGE STATION, TEXAS
    Occupancy........................     71.4%       72.8%       72.8%       71.7%       70.3%       69.7%       72.6%
    ADR..............................  $ 45.03     $ 45.96     $ 49.35     $ 51.95     $ 55.62     $ 52.52     $ 55.19
    REVPAR...........................  $ 32.15     $ 33.46     $ 35.91     $ 37.26     $ 39.12     $ 36.61     $ 40.07
  LOUISVILLE, KENTUCKY
    Occupancy........................     79.1%       79.5%       82.6%       73.2%       71.0%       57.5%       60.3%
    ADR..............................  $ 43.69     $ 45.36     $ 47.64     $ 52.33     $ 57.09     $ 55.32     $ 57.64
    REVPAR...........................  $ 34.55     $ 36.06     $ 39.33     $ 38.30     $ 40.55     $ 31.81     $ 34.76
  COLUMBUS, GEORGIA
    Occupancy........................     81.5%       80.9%       83.5%       81.3%       82.6%       79.8%       71.3%
    ADR..............................  $ 43.18     $ 44.00     $ 46.20     $ 48.72     $ 53.78     $ 50.08     $ 55.94
    REVPAR...........................  $ 35.19     $ 35.58     $ 38.55     $ 39.62     $ 44.42     $ 39.96     $ 39.89
  CLEVELAND, OHIO
    Occupancy........................     64.8%       65.9%       68.3%       73.8%       71.7%       62.8%       67.0%
    ADR..............................  $ 48.50     $ 50.38     $ 52.59     $ 54.11     $ 58.45     $ 56.19     $ 62.11
    REVPAR...........................  $ 31.42     $ 33.21     $ 35.90     $ 39.92     $ 41.90     $ 35.29     $ 41.61
  SARASOTA, FLORIDA
    Occupancy........................     75.5%       76.2%       76.5%       73.5%       70.0%       90.9%       89.4%
    ADR..............................  $ 55.64     $ 54.18     $ 56.21     $ 56.40     $ 60.20     $ 76.31     $ 80.09
    REVPAR...........................  $ 42.01     $ 41.26     $ 42.98     $ 41.48     $ 42.12     $ 69.37     $ 71.60
  FORT WORTH, TEXAS
    Occupancy........................     71.3%       72.6%       69.2%       74.6%       70.4%       65.4%       64.7%
    ADR..............................  $ 44.39     $ 44.66     $ 47.39     $ 51.80     $ 55.94     $ 54.44     $ 56.22
    REVPAR...........................  $ 31.65     $ 32.43     $ 32.80     $ 38.63     $ 39.38     $ 35.60     $ 36.37
  LITTLE ROCK, ARKANSAS
    Occupancy........................     67.7%       68.1%       68.6%       66.9%       57.4%       47.4%       55.0%
    ADR..............................  $ 40.60     $ 42.78     $ 44.68     $ 48.23     $ 53.16     $ 50.59     $ 53.24
    REVPAR...........................  $ 27.48     $ 29.14     $ 30.64     $ 32.29     $ 30.52     $ 23.98     $ 29.28
  ANN ARBOR, MICHIGAN
    Occupancy........................     63.6%       68.3%       70.6%       68.0%       70.6%       61.6%       65.7%
    ADR..............................  $ 49.77     $ 51.08     $ 53.38     $ 60.30     $ 64.53     $ 59.37     $ 61.21
    REVPAR...........................  $ 31.65     $ 34.89     $ 37.66     $ 41.01     $ 45.55     $ 36.57     $ 40.21

                                                                                                      THREE MONTHS
                                                                                                          ENDED
                                                       YEAR ENDED DECEMBER 31,                          MARCH 31,
                                       -------------------------------------------------------     -------------------
                                        1992        1993        1994        1995        1996        1996        1997
                                       -------     -------     -------     -------     -------     -------     -------

HAMPTON INN HOTELS (CONTINUED):
  TRAVERSE CITY, MICHIGAN
    Occupancy........................     69.6%       66.9%       66.9%       58.2%       55.3%       34.4%       35.5%
    ADR..............................  $ 60.52     $ 61.87     $ 63.79     $ 69.15     $ 72.22     $ 55.89     $ 53.97
    REVPAR...........................  $ 42.12     $ 41.39     $ 42.70     $ 40.23     $ 39.91     $ 19.23     $ 19.16
  GURNEE (CHICAGO), ILLINOIS
    Occupancy........................     61.0%       60.1%       58.6%       64.3%       68.0%       40.6%       57.6%
    ADR..............................  $ 55.19     $ 56.33     $ 59.22     $ 60.11     $ 65.87     $ 50.62     $ 50.32
    REVPAR...........................  $ 33.67     $ 33.95     $ 34.69     $ 38.65     $ 44.79     $ 20.55     $ 28.98
  ARLINGTON (DALLAS), TEXAS
    Occupancy........................     75.6%       72.0%       80.4%       72.5%       62.9%       55.9%       55.8%
    ADR..............................  $ 55.17     $ 59.16     $ 58.60     $ 63.47     $ 63.94     $ 62.28     $ 63.21
    REVPAR...........................  $ 41.71     $ 42.59     $ 47.10     $ 46.03     $ 40.22     $ 34.81     $ 35.27
  MILFORD, CONNECTICUT
    Occupancy........................     69.4%       76.8%       79.5%       72.9%       77.7%       63.7%       70.5%
    ADR..............................  $ 46.58     $ 48.22     $ 49.93     $ 57.53     $ 62.16     $ 60.57     $ 64.29
    REVPAR...........................  $ 32.33     $ 37.03     $ 39.71     $ 41.92     $ 48.28     $ 38.58     $ 45.32
  MERIDEN, CONNECTICUT
    Occupancy........................     51.3%       53.1%       59.0%       63.1%       63.5%       48.4%       51.1%
    ADR..............................  $ 45.28     $ 45.57     $ 48.87     $ 53.85     $ 58.56     $ 55.84     $ 60.26
    REVPAR...........................  $ 23.23     $ 24.20     $ 28.83     $ 33.96     $ 37.21     $ 27.03     $ 30.79
  BECKLEY, WEST VIRGINIA
    Occupancy........................     82.0%(1)    85.0%       87.9%       89.4%       86.3%       73.4%       80.5%
    ADR..............................  $ 46.82(1)  $ 49.60     $ 51.60     $ 56.27     $ 63.19     $ 60.84     $ 61.57
    REVPAR...........................  $ 38.39(1)  $ 42.16     $ 45.34     $ 50.31     $ 54.54     $ 44.66     $ 49.56
  GASTONIA, NORTH CAROLINA
    Occupancy........................     80.5%       81.2%       80.2%       84.7%       80.9%       70.8%       65.3%
    ADR..............................  $ 45.24     $ 47.66     $ 51.67     $ 52.88     $ 60.75     $ 58.12     $ 62.16
    REVPAR...........................  $ 36.42     $ 38.70     $ 41.43     $ 44.78     $ 49.16     $ 41.13     $ 40.59
  MORGANTOWN, WEST VIRGINIA
    Occupancy........................     72.3%       77.6%       83.5%       78.7%       75.1%       67.6%       70.7%
    ADR..............................  $ 45.18     $ 46.31     $ 47.92     $ 54.24     $ 60.91     $ 57.50     $ 61.34
    REVPAR...........................  $ 32.67     $ 35.94     $ 40.02     $ 42.70     $ 45.76     $ 38.87     $ 43.37
  SHELBY, NORTH CAROLINA
    Occupancy........................     63.7%       64.8%       68.4%       70.5%       65.4%       57.7%       67.7%
    ADR..............................  $ 39.70     $ 41.10     $ 43.01     $ 46.38     $ 50.12     $ 49.28     $ 49.67
    REVPAR...........................  $ 25.29     $ 26.63     $ 29.42     $ 32.69     $ 32.76     $ 28.43     $ 33.63
  NAPERVILLE (CHICAGO), ILLINOIS
    Occupancy........................     74.0%       78.6%       78.2%       73.3%       73.2%       55.4%       66.5%
    ADR..............................  $ 49.38     $ 51.30     $ 55.02     $ 59.14     $ 62.37     $ 61.13     $ 64.32
    REVPAR...........................  $ 36.54     $ 40.32     $ 43.02     $ 43.37     $ 45.64     $ 33.87     $ 42.77
  STATE COLLEGE, PENNSYLVANIA
    Occupancy........................     80.0%       83.2%       80.0%       76.7%       73.6%       67.7%       56.8%
    ADR..............................  $ 55.32     $ 56.58     $ 60.47     $ 61.89     $ 65.94     $ 58.85     $ 63.47
    REVPAR...........................  $ 44.26     $ 47.07     $ 48.38     $ 47.51     $ 48.53     $ 39.84     $ 36.05
  CLEVELAND, TENNESSEE(2)
    Occupancy........................       --        61.5%(1)    63.4%       68.4%       73.7%       69.7%       73.6%
    ADR..............................       --     $ 45.65(1)  $ 47.76     $ 49.07     $ 54.86     $ 51.50     $ 54.77
    REVPAR...........................       --     $ 28.08(1)  $ 30.28     $ 33.58     $ 40.45     $ 35.90     $ 40.31
  JACKSONVILLE, FLORIDA
    Occupancy........................     70.5%       73.9%       74.3%       75.3%       69.7%       79.1%       84.7%
    ADR..............................  $ 41.16     $ 43.93     $ 45.72     $ 49.01     $ 52.86     $ 51.58     $ 53.67
    REVPAR...........................  $ 29.01     $ 32.48     $ 33.98     $ 36.90     $ 36.83     $ 40.80     $ 45.46
  FAYETTEVILLE, NORTH CAROLINA
    Occupancy........................     74.2%       72.5%       71.3%       74.3%       69.7%       58.5%       72.8%
    ADR..............................  $ 41.39     $ 42.38     $ 44.87     $ 46.73     $ 50.58     $ 50.21     $ 51.94
    REVPAR...........................  $ 30.73     $ 30.73     $ 31.99     $ 34.70     $ 35.25     $ 29.37     $ 37.81
  INDIANAPOLIS, INDIANA
    Occupancy........................     75.4%       72.2%       74.9%       73.6%       66.3%       57.1%       66.2%
    ADR..............................  $ 50.60     $ 53.23     $ 56.31     $ 62.38     $ 65.64     $ 62.51     $ 67.60
    REVPAR...........................  $ 38.17     $ 38.45     $ 42.20     $ 45.89     $ 43.55     $ 35.69     $ 44.75


                                                                                                       THREE MONTHS
                                                                                                          ENDED
                                                        YEAR ENDED DECEMBER 31,                         MARCH 31,
                                        ------------------------------------------------------    --------------------
                                         1992       1993         1994      1995         1996       1996         1997
                                       -------     ------       ------    ------       ------     ------       -------
HAMPTON INN HOTELS (CONTINUED):
  SCRANTON, PENNSYLVANIA
    Occupancy........................       --          --        78.4%(1)    87.6%       85.6%       87.0%       75.7%
    ADR..............................       --          --     $ 58.09(1)  $ 61.95     $ 66.23     $ 65.45     $ 69.53
    REVPAR...........................       --          --     $ 45.52(1)  $ 54.28     $ 56.66     $ 56.94     $ 52.63
  AUSTIN, TEXAS
    Occupancy........................     81.0%       81.6%       84.0%       81.6%       73.0%       76.9%       75.8%
    ADR..............................  $ 47.99     $ 50.69     $ 54.07     $ 61.53     $ 65.49     $ 65.90     $ 62.77
    REVPAR...........................  $ 38.87     $ 41.39     $ 45.39     $ 50.22     $ 47.83     $ 50.68     $ 47.58
  GARLAND (DALLAS), TEXAS
    Occupancy........................     59.7%       61.1%       72.9%       75.6%       63.6%       69.1%       54.8%
    ADR..............................  $ 43.47     $ 43.42     $ 46.10     $ 51.17     $ 54.79     $ 55.34     $ 54.13
    REVPAR...........................  $ 25.95     $ 26.55     $ 33.62     $ 38.66     $ 34.85     $ 38.24     $ 29.64
  ALCOA (KNOXVILLE), TENNESSEE
    Occupancy........................     66.2%       67.6%       72.6%       68.0%       65.7%       58.5%       63.3%
    ADR..............................  $ 48.67     $ 51.87     $ 52.87     $ 54.21     $ 54.99     $ 54.98     $ 54.25
    REVPAR...........................  $ 32.21     $ 35.09     $ 38.37     $ 36.84     $ 36.15     $ 32.16     $ 34.34
  GLEN BURNIE (BALTIMORE), MARYLAND
    Occupancy........................     68.5%       71.8%       75.2%       78.5%       77.9%       68.9%       61.7%
    ADR..............................  $ 55.76     $ 56.22     $ 58.42     $ 61.27     $ 64.09     $ 62.27     $ 69.54
    REVPAR...........................  $ 38.18     $ 40.37     $ 43.91     $ 48.13     $ 49.93     $ 42.90     $ 42.91
  NORTHVILLE (DETROIT), MICHIGAN
    Occupancy........................     61.5%       66.2%       73.6%       78.7%       80.3%       76.7%       76.1%
    ADR..............................  $ 50.59     $ 51.22     $ 52.53     $ 55.84     $ 61.39     $ 59.48     $ 65.47
    REVPAR...........................  $ 31.10     $ 33.88     $ 38.67     $ 43.92     $ 49.30     $ 45.62     $ 49.82
  SCOTTSDALE, ARIZONA
    Occupancy........................       --          --          --          --        48.7%(1)    64.9%       79.0%
    ADR..............................       --          --          --          --     $ 80.78(1)  $117.80     $110.08
    REVPAR...........................       --          --          --          --     $ 39.34(1)  $ 76.45     $ 86.96
  CHATTANOOGA, TENNESSEE
    Occupancy........................    90.60%      89.70%      84.00%      82.50%       74.0%       83.7%       59.7%
    ADR..............................  $ 43.61     $ 47.19     $ 53.87     $ 58.34     $ 60.68     $ 58.99     $ 57.97
    REVPAR...........................  $ 39.51     $ 42.33     $ 45.45     $ 48.13     $ 44.90     $ 49.37     $ 34.61
  SAVANNAH, GEORGIA
    Occupancy........................    76.70%      72.10%      74.50%      77.60%       77.0%       75.8%       69.6%
    ADR..............................  $ 43.19     $ 43.77     $ 45.64     $ 48.71     $ 51.66     $ 48.95     $ 53.69
    REVPAR...........................  $ 33.13     $ 31.56     $ 34.00     $ 37.80     $ 39.78     $ 37.01     $ 37.37
  NORFOLK, VIRGINIA
    Occupancy........................    89.80%      86.80%      88.10%      85.80%       81.4%       81.2%       50.9%
    ADR..............................  $ 49.34     $ 51.37     $ 53.78     $ 55.54     $ 57.50     $ 56.48     $ 61.73
    REVPAR...........................  $ 44.31     $ 44.59     $ 47.38     $ 47.65     $ 46.81     $ 45.86     $ 31.42
  SOUTHAVEN (MEMPHIS), MISSISSIPPI
    Occupancy........................       --          --          --       56.30%(1)    74.1%       58.5%       74.6%
    ADR..............................       --          --          --     $ 58.48(1)  $ 56.25     $ 53.98     $ 54.74
    REVPAR...........................       --          --          --     $ 32.92(1)  $ 41.68     $ 31.58     $ 40.84
  PICKWICK, TENNESSEE
    Occupancy........................       --          --       71.10%(1)   71.10%       72.1%       71.3%       48.9%
    ADR..............................       --          --     $ 53.98(1)  $ 53.98     $ 60.52     $ 53.40     $ 55.90
    REVPAR...........................       --          --     $ 38.38(1)  $ 38.38     $ 43.64     $ 38.07     $ 27.34
  OVERLAND PARK (KANSAS CITY), KANSAS
    Occupancy........................    72.20%      76.80%      76.70%      77.50%       77.6%       71.4%       72.6%
    ADR..............................  $ 50.38     $ 52.03     $ 54.27     $ 57.71     $ 62.08     $ 60.36     $ 63.07
    REVPAR...........................  $ 36.37     $ 39.96     $ 41.63     $ 44.73     $ 48.17     $ 43.10     $ 45.79

RESIDENCE INN HOTELS:
  EAGAN (MINNEAPOLIS), MINNESOTA
    Occupancy........................     86.5%       84.3%       85.5%       82.4%       76.3%       63.4%       78.5%
    ADR..............................  $ 70.40     $ 70.83     $ 75.74     $ 80.34     $ 81.93     $ 80.85     $ 82.03
    REVPAR...........................  $ 60.90     $ 59.71     $ 64.75     $ 66.22     $ 62.52     $ 51.26     $ 64.39
  TINTON FALLS, NEW JERSEY
    Occupancy........................     83.8%       86.7%       83.9%       84.1%       83.3%       72.9%       78.7%
    ADR..............................  $ 79.22     $ 81.46     $ 86.16     $ 88.83     $ 89.91     $ 86.07     $ 86.13
    REVPAR...........................  $ 66.38     $ 70.62     $ 72.29     $ 74.73     $ 74.90     $ 62.75     $ 67.78



                                                                                                       THREE MONTHS
                                                                                                          ENDED
                                                        YEAR ENDED DECEMBER 31,                         MARCH 31,
                                        ------------------------------------------------------    --------------------
                                         1992       1993         1994      1995         1996       1996         1997
                                       -------     ------       ------    ------       ------     ------       -------

RESIDENCE INN HOTELS (CONTINUED):
  OMAHA, NEBRASKA
    Occupancy........................     78.4%       80.5%       85.0%       85.9%       78.6%       75.5%       71.8%
    ADR..............................  $ 69.23     $ 68.04     $ 69.85     $ 76.72     $ 79.70     $ 77.35     $ 79.15
    REVPAR...........................  $ 54.25     $ 54.78     $ 59.39     $ 65.85     $ 62.62     $ 58.40     $ 56.83
  MADISON, WISCONSIN
    Occupancy........................    64.00%      62.70%      68.30%      70.10%       66.2%       59.4%       67.5%
    ADR..............................  $ 69.42     $ 66.03     $ 69.69     $ 68.43     $ 71.07     $ 71.67     $ 69.91
    REVPAR...........................  $ 44.43     $ 41.40     $ 46.92     $ 47.97     $ 47.05     $ 42.57     $ 47.19
  BURLINGTON, VERMONT
    Occupancy........................    76.10%      80.50%      83.60%      92.50%       87.9%       89.3%       82.4%
    ADR..............................  $ 70.51     $ 71.89     $ 72.62     $ 73.94     $ 83.62     $ 75.41     $ 82.89
    REVPAR...........................  $ 53.66     $ 57.87     $ 60.71     $ 68.39     $ 73.47     $ 67.34     $ 68.30
  OKLAHOMA CITY, OKLAHOMA
    Occupancy........................    82.10%      81.50%      80.20%      86.90%       83.4%       83.1%       81.2%
    ADR..............................  $ 62.38     $ 64.36     $ 67.47     $ 70.50     $ 76.66     $ 72.98     $ 78.18
    REVPAR...........................  $ 51.21     $ 52.45     $ 54.11     $ 61.26     $ 63.93     $ 60.65     $ 63.48
  TUCSON, ARIZONA
    Occupancy........................    84.20%      85.90%      83.80%      83.10%       80.4%       88.3%       84.5%
    ADR..............................  $ 69.22     $ 70.13     $ 74.00     $ 77.07     $ 81.97     $101.74     $106.19
    REVPAR...........................  $ 58.28     $ 60.24     $ 62.01     $ 64.05     $ 65.90     $ 89.64     $ 89.73
  COLORADO SPRINGS, COLORADO
    Occupancy........................    82.60%      85.90%      87.50%      84.90%       85.2%       82.4%       80.3%
    ADR..............................  $ 62.49     $ 64.72     $ 68.25     $ 78.03     $ 90.31     $ 73.33     $ 77.08
    REVPAR...........................  $ 51.62     $ 55.59     $ 59.72     $ 66.25     $ 76.94     $ 60.42     $ 61.90
HOLIDAY INN HOTELS:
  BLUEFIELD, WEST VIRGINIA
    Occupancy........................     78.1%       82.9%       81.1%       79.4%       70.9%       64.6%       64.2%
    ADR..............................  $ 52.97     $ 53.87     $ 55.91     $ 58.37     $ 64.50     $ 61.28     $ 67.54
    REVPAR...........................  $ 41.37     $ 44.66     $ 45.34     $ 46.34     $ 45.70     $ 39.59     $ 43.36
  OAK HILL, WEST VIRGINIA
    Occupancy........................     63.0%       54.3%       51.8%       46.4%       43.8%       26.7%       37.9%
    ADR..............................  $ 42.58     $ 45.09     $ 47.36     $ 55.00     $ 63.12     $ 50.85     $ 54.89
    REVPAR...........................  $ 26.82     $ 24.49     $ 24.53     $ 25.53     $ 27.65     $ 13.58     $ 20.80
  MT. PLEASANT (CHARLESTON), SOUTH
    CAROLINA
    Occupancy........................     63.0%       62.9%       66.1%       67.0%       73.0%       61.0%       67.1%
    ADR..............................  $ 59.76     $ 63.70     $ 66.55     $ 71.24     $ 74.01     $ 70.17     $ 72.99
    REVPAR...........................  $ 37.66     $ 40.07     $ 44.01     $ 47.68     $ 53.99     $ 42.80     $ 48.98
  WINSTON-SALEM, NORTH CAROLINA
    Occupancy........................    61.80%      62.30%      59.10%      62.80%       67.3%       64.1%       53.0%
    ADR..............................  $ 50.24     $ 52.36     $ 53.66     $ 54.94     $ 54.65     $ 52.03     $ 54.40
    REVPAR...........................  $ 31.05     $ 32.62     $ 31.71     $ 34.50     $ 36.75     $ 33.35     $ 28.83
COMFORT INN HOTELS:
  ENTERPRISE, ALABAMA
    Occupancy........................     75.9%       82.6%       82.2%       76.9%       74.0%       70.3%       70.6%
    ADR..............................  $ 39.07     $ 40.01     $ 42.80     $ 44.50     $ 44.97     $ 44.23     $ 48.72
    REVPAR...........................  $ 29.65     $ 33.07     $ 35.18     $ 34.20     $ 33.29     $ 31.09     $ 34.40
  RUTLAND, VERMONT
    Occupancy........................     72.9%       77.8%       78.7%       80.2%       73.1%       76.9%       80.1%
    ADR..............................  $ 51.51     $ 52.25     $ 54.29     $ 54.91     $ 58.18     $ 59.15     $ 58.46
    REVPAR...........................  $ 37.55     $ 40.64     $ 43.49     $ 44.06     $ 42.51     $ 45.49     $ 46.83
  JACKSONVILLE BEACH, FLORIDA
    Occupancy........................     69.8%       69.8%       77.6%       74.3%       69.1%       77.5%       72.8%
    ADR..............................  $ 57.64     $ 59.40     $ 58.67     $ 69.70     $ 73.11     $ 67.33     $ 73.36
    REVPAR...........................  $ 40.25     $ 41.47     $ 45.51     $ 51.77     $ 50.53     $ 52.18     $ 53.41
HOMEWOOD SUITES HOTELS:
  WINDSOR LOCKS (HARTFORD),
    CONNECTICUT
    Occupancy........................     65.4%       78.1%       73.6%       80.3%       78.0%       77.2%       70.0%
    ADR..............................  $ 71.04     $ 72.73     $ 76.69     $ 78.24     $ 85.74     $ 82.01     $ 89.10
    REVPAR...........................  $ 46.48     $ 56.82     $ 56.45     $ 62.81     $ 66.88     $ 63.31     $ 62.37

HOMEWOOD SUITES HOTELS (CONTINUED):
  SAN ANTONIO, TEXAS
    Occupancy........................       --          --          --          --        36.1%(1)      --        81.7%
    ADR..............................       --          --          --          --     $ 74.98(1)       --     $ 77.58
    REVPAR...........................       --          --          --          --     $ 27.07(1)       --     $ 47.87
  CAMELBACK (PHOENIX), ARIZONA
    Occupancy........................       --          --          --          --        51.4%(1)      --        79.6%
    ADR..............................  $    --     $    --     $    --          --     $109.24(1)       --     $130.12
    REVPAR...........................  $    --     $    --     $    --          --     $ 56.15(1)       --     $103.58
HOLIDAY INN EXPRESS HOTEL:
  WILKESBORO, NORTH CAROLINA
    Occupancy........................     53.1%       51.7%       53.6%       56.4%       58.7%       53.9%       50.2%
    ADR..............................  $ 40.56     $ 45.74     $ 48.21     $ 54.72     $ 59.25     $ 52.71     $ 57.80
    REVPAR...........................  $ 21.54     $ 23.65     $ 25.84     $ 30.87     $ 34.75     $ 28.41     $ 29.02
SUBTOTAL/WEIGHTED AVERAGE FOR CURRENT
  HOTELS
    Occupancy........................    65.03%       66.8%      69.85%      70.65%       71.0%      64.69%      67.71%
    ADR..............................  $ 46.67     $ 48.57     $ 52.31     $ 56.70     $ 65.46     $ 60.20     $ 61.22
    REVPAR...........................  $ 34.06     $ 36.02     $ 39.44     $ 42.65     $ 46.43     $ 41.02     $ 45.72
ACQUISITION HOTELS:
  HAMPTON INN:
    BIRMINGHAM (VESTAVIA HILLS),
      ALABAMA
      Occupancy......................       85%         85%         83%         82%         76%       70.5%       74.8%
      ADR............................  $ 46.47     $ 50.71     $ 55.01     $ 58.65     $ 61.12     $ 60.51     $ 61.57
      REVPAR.........................  $ 39.50     $ 43.10     $ 45.66     $ 48.09     $ 46.45     $ 42.60     $ 45.90
    BIRMINGHAM (MOUNTAIN BROOK),
      ALABAMA
      Occupancy......................       81%         83%         80%         79%         78%       76.9%       74.5%
      ADR............................  $ 47.80     $ 51.08     $ 54.92     $ 58.17     $ 63.02     $ 60.78     $ 64.30
      REVPAR.........................  $ 38.72     $ 42.40     $ 43.94     $ 45.95     $ 49.16     $ 46.75     $ 47.88
    NORTH LITTLE ROCK, ARKANSAS
      Occupancy......................       78%         77%         78%         79%         78%       63.7%       67.5%
      ADR............................  $ 41.24     $ 43.20     $ 45.52     $ 48.79     $ 52.59     $ 51.37     $ 54.97
      REVPAR.........................  $ 32.17     $ 33.26     $ 35.51     $ 38.54     $ 41.02     $ 32.70     $ 37.09
    AURORA (DENVER), COLORADO
      Occupancy......................       71%         74%         78%         79%         71%       63.3%       68.5%
      ADR............................  $ 47.56     $ 50.55     $ 52.00     $ 56.04     $ 59.24     $ 65.01     $ 60.04
      REVPAR.........................  $ 33.77     $ 37.41     $ 40.56     $ 44.27     $ 42.06     $ 41.18     $ 41.15
    COLORADO SPRINGS, COLORADO
      Occupancy......................       64%         69%         75%         77%         79%       74.5%       74.2%
      ADR............................  $ 43.49     $ 45.97     $ 47.45     $ 53.07     $ 58.25     $ 45.27     $ 49.78
      REVPAR.........................  $ 27.83     $ 31.72     $ 35.59     $ 40.86     $ 46.02     $ 33.72     $ 36.94
    ATLANTA (NORTHLAKE), GEORGIA
      Occupancy......................       68%         73%         76%         81%         74%       77.9%       66.4%
      ADR............................  $ 44.22     $ 48.68     $ 52.33     $ 54.86     $ 61.84     $ 60.22     $ 61.63
      REVPAR.........................  $ 30.07     $ 35.54     $ 39.77     $ 44.44     $ 45.76     $ 46.89     $ 40.89
    ROSWELL (ATLANTA), GEORGIA
      Occupancy......................       75%         77%         82%         82%         73%       75.2%       59.0%
      ADR............................  $ 44.72     $ 50.39     $ 54.17     $ 58.54     $ 66.70     $ 63.36     $ 63.34
      REVPAR.........................  $ 33.54     $ 38.80     $ 44.42     $ 48.00     $ 48.69     $ 47.66     $ 37.39
    MADISON HEIGHTS (DETROIT),
      MICHIGAN
      Occupancy......................       62%         67%         72%         71%         73%       69.2%       68.1%
      ADR............................  $ 47.86     $ 49.68     $ 51.21     $ 54.04     $ 59.58     $ 57.38     $ 63.88
      REVPAR.........................  $ 29.67     $ 33.29     $ 36.87     $ 38.37     $ 43.49     $ 39.71     $ 43.48
    KANSAS CITY, MISSOURI
      Occupancy......................       70%         75%         83%         82%         76%       75.3%       68.1%
      ADR............................  $ 47.15     $ 50.21     $ 51.87     $ 55.41     $ 61.60     $ 57.24     $ 68.19
      REVPAR.........................  $ 33.01     $ 37.66     $ 43.05     $ 45.44     $ 46.82     $ 42.12     $ 46.40

ACQUISITION HOTELS (CONTINUED):
    MARYLAND HEIGHTS (ST. LOUIS),
      MISSOURI
      Occupancy......................       68%         72%         75%         71%         68%       61.4%       56.6%
      ADR............................  $ 53.44     $ 55.43     $ 56.57     $ 58.12     $ 61.36     $ 59.40     $ 61.71
      REVPAR.........................  $ 36.34     $ 39.91     $ 42.43     $ 41.27     $ 41.72     $ 36.47     $ 34.94
    EDEN PRAIRIE (MINNEAPOLIS),
      MINNESOTA
      Occupancy......................       72%         74%         76%         75%         71%       68.0%       56.3%
      ADR............................  $ 45.53     $ 50.25     $ 54.33     $ 56.96     $ 58.80     $ 57.59     $ 57.25
      REVPAR.........................  $ 32.78     $ 37.19     $ 41.29     $ 42.72     $ 41.75     $ 39.15     $ 32.24
    ALBUQUERQUE, NEW MEXICO
      Occupancy......................       83%         84%         85%         80%         73%       55.1%       66.6%
      ADR............................  $ 45.13     $ 49.70     $ 52.37     $ 54.97     $ 57.26     $ 55.78     $ 54.34
      REVPAR.........................  $ 37.46     $ 41.75     $ 44.51     $ 43.98     $ 41.80     $ 30.75     $ 36.18
    EAST SYRACUSE, NEW YORK
      Occupancy......................       78%         76%         71%         60%         57%       44.3%       42.6%
      ADR............................  $ 44.31     $ 48.32     $ 50.61     $ 54.76     $ 59.99     $ 57.23     $ 59.75
      REVPAR.........................  $ 34.56     $ 36.72     $ 35.93     $ 32.86     $ 34.19     $ 25.33     $ 25.46
    CHAPEL HILL, NORTH CAROLINA
      Occupancy......................       75%         79%         82%         87%         85%       81.4%       78.6%
      ADR............................  $ 44.49     $ 46.39     $ 50.95     $ 56.14     $ 62.30     $ 60.29     $ 64.93
      REVPAR.........................  $ 33.37     $ 36.65     $ 41.78     $ 48.84     $ 52.96     $ 49.10     $ 51.02
    GREENSBORO, NORTH CAROLINA
      Occupancy......................       84%         84%         87%         86%         80%       77.2%       70.4%
      ADR............................  $ 43.76     $ 47.11     $ 51.50     $ 57.99     $ 64.12     $ 63.42     $ 64.49
      REVPAR.........................  $ 36.76     $ 39.57     $ 44.81     $ 49.87     $ 51.30     $ 48.96     $ 45.43
    DUBLIN (COLUMBUS), OHIO
      Occupancy......................       76%         73%         72%         72%         70%       63.0%       63.8%
      ADR............................  $ 47.53     $ 48.00     $ 49.05     $ 53.91     $ 58.68     $ 55.73     $ 64.34
      REVPAR.........................  $ 36.12     $ 35.04     $ 35.32     $ 38.82     $ 41.08     $ 35.09     $ 40.39
    BRENTWOOD (NASHVILLE), TENNESSEE
      Occupancy......................       78%         83%         86%         82%         78%       76.2%       66.3%
      ADR............................  $ 48.46     $ 50.51     $ 54.42     $ 62.26     $ 69.09     $ 66.24     $ 68.35
      REVPAR.........................  $ 37.80     $ 41.92     $ 46.80     $ 51.05     $ 53.89     $ 50.50     $ 45.28
    MEMPHIS (POPLAR), TENNESSEE
      Occupancy......................       87%         88%         87%         84%         83%       79.0%       78.4%
      ADR............................  $ 52.40     $ 56.12     $ 60.18     $ 64.64     $ 67.46     $ 67.95     $ 69.34
      REVPAR.........................  $ 45.59     $ 49.39     $ 52.36     $ 54.30     $ 55.99     $ 53.64     $ 54.39
    MEMPHIS (SYCAMORE), TENNESSEE
      Occupancy......................       81%         80%         82%         80%         77%       64.5%       68.0%
      ADR............................  $ 46.04     $ 48.59     $ 50.32     $ 53.49     $ 54.40     $ 53.20     $ 56.26
      REVPAR.........................  $ 37.29     $ 38.87     $ 41.26     $ 42.79     $ 41.89     $ 34.31     $ 38.24
    NASHVILLE, TENNESSEE
      Occupancy......................       86%         86%         88%         87%         81%       67.2%       71.1%
      ADR............................  $ 48.39     $ 52.69     $ 56.98     $ 62.03     $ 67.33     $ 64.66     $ 66.65
      REVPAR.........................  $ 41.62     $ 45.31     $ 50.14     $ 53.97     $ 54.54     $ 43.48     $ 47.38
    ADDISON (DALLAS), TEXAS
      Occupancy......................       71%         75%         79%         78%         76%       81.2%       76.6%
      ADR............................  $ 51.74     $ 53.74     $ 56.83     $ 61.89     $ 64.29     $ 64.94     $ 66.65
      REVPAR.........................  $ 36.74     $ 40.31     $ 44.90     $ 48.27     $ 48.86     $ 52.74     $ 51.01
    AMARILLO, TEXAS
      Occupancy......................       80%         79%         77%         75%         66%       58.5%       55.4%
      ADR............................  $ 40.98     $ 44.31     $ 47.12     $ 50.55     $ 53.39     $ 49.70     $ 49.12
      REVPAR.........................  $ 32.78     $ 35.00     $ 36.28     $ 37.91     $ 35.24     $ 29.09     $ 27.22
    RICHARDSON (DALLAS), TEXAS
      Occupancy......................       60%         67%         76%         78%         76%       77.8%       72.6%
      ADR............................  $ 46.51     $ 45.77     $ 46.63     $ 50.82     $ 57.15     $ 55.60     $ 59.60
      REVPAR.........................  $ 27.91     $ 30.67     $ 35.44     $ 39.64     $ 43.43     $ 43.23     $ 43.26
    SAN ANTONIO, TEXAS
      Occupancy......................       80%         78%         72%         62%         63%       54.3%       53.9%
      ADR............................  $ 52.43     $ 55.11     $ 57.19     $ 57.67     $ 57.87     $ 55.87     $ 56.03
      REVPAR.........................  $ 33.56     $ 42.99     $ 41.18     $ 35.76     $ 36.46     $ 30.32     $ 30.21

ACQUISITION HOTELS (CONTINUED):
    CHARLESTON, SOUTH CAROLINA
      Occupancy......................       79%         79%         80%         76%         75%       74.3%       66.4%
      ADR............................  $ 45.41     $ 47.35     $ 50.16     $ 53.48     $ 56.14     $ 53.57     $ 58.35
      REVPAR.........................  $ 35.87     $ 37.41     $ 40.13     $ 40.64     $ 42.11     $ 39.84     $ 38.74
    COLUMBIA, SOUTH CAROLINA
      Occupancy......................       84%         84%         84%         81%         76%       72.9%       67.8%
      ADR............................  $ 44.34     $ 47.32     $ 51.17     $ 54.42     $ 59.13     $ 58.96     $ 59.50
      REVPAR.........................  $ 37.25     $ 39.75     $ 42.98     $ 44.08     $ 44.94     $ 43.98     $ 40.36
    GREENVILLE, SOUTH CAROLINA
      Occupancy......................       80%         79%         80%         81%         77%       76.1%       71.9%
      ADR............................  $ 43.29     $ 44.99     $ 47.62     $ 52.30     $ 59.19     $ 57.79     $ 59.85
      REVPAR.........................  $ 34.63     $ 35.54     $ 38.10     $ 42.36     $ 45.58     $ 43.98     $ 43.04
    SPARTANBURG, SOUTH CAROLINA
      Occupancy......................       64%         68%         70%         69%         63%       54.1%       51.1%
      ADR............................  $ 38.75     $ 40.36     $ 42.89     $ 47.83     $ 54.15     $ 51.61     $ 52.00
      REVPAR.........................  $ 24.80     $ 27.44     $ 30.02     $ 33.00     $ 34.11     $ 27.92     $ 26.58
SUBTOTAL/WEIGHTED AVERAGE FOR
  ACQUISITION HOTELS.................
      Occupancy......................     75.7%       77.4%       78.9%       77.7%       74.3%       69.0%       65.7%
      ADR............................  $ 46.19     $ 49.02     $ 52.01     $ 55.78     $ 60.04     $ 58.13     $ 60.67
      REVPAR.........................  $ 34.70     $ 38.02     $ 41.08     $ 43.43     $ 44.72     $ 40.32     $ 40.05
CONSOLIDATED TOTAL/WEIGHTED AVERAGE
  OF HOTELS..........................
      Occupancy......................     73.8%       75.2%       76.3%       75.9%       72.2%       67.9%       67.2%
      ADR............................  $ 50.05     $ 51.99     $ 54.65     $ 58.42     $ 63.52     $ 60.88     $ 64.48
      REVPAR.........................  $ 36.94     $ 39.20     $ 41.85     $ 44.51     $ 45.87     $ 41.79     $ 43.81

---------------

(1) Reflects partial year results.
(2) The Company has signed an agreement to sell this hotel, subject to customary closing conditions, including satisfaction of the buyer's due diligence. There can be no assurance that such sale will be consummated.

     Information with respect to certain of the Hotels, including the Acquisition Hotels, in the foregoing table, for periods prior to their acquisition by the Company, was obtained from the previous owners.

RECENTLY ACQUIRED CURRENT HOTELS AND THE ACQUISITION HOTELS

     The following briefly describes each of the Current Hotels acquired since January 1, 1997 and each of the Acquisition Hotels.

RECENTLY ACQUIRED CURRENT HOTELS

     Hampton Inn -- 201 Stephenson Avenue, Savannah, Georgia. This two-building, exterior corridor hotel is located on an approximately 3.4 acre site in the Midtown section of Savannah, Georgia approximately 18 miles from Savannah International Airport and in proximity to Hunter Army Airfield. The hotel has 129 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 8501 Hampton Boulevard, Norfolk, Virginia. This three-story, interior corridor hotel is located on an approximately 1.7 acre site in Norfolk, Virginia approximately one-half mile from the Norfolk Naval Base and ten miles from the Norfolk International Airport. The hotel has 119 guest rooms and has an indoor pool and hot tub and four whirlpool rooms.

     Hampton Inn -- 390 Goodman Road, Southaven (Memphis), Mississippi. This three-story, interior corridor hotel is located on an approximately 2.9 acre site in Southaven, Mississippi approximately 12 miles south of downtown Memphis, Tennessee and approximately seven miles southwest of Memphis International Airport. The hotel has 86 guest rooms and features a meeting room, an outdoor swimming pool, a lobby/breakfast area and free in-room movies.

     Hampton Inn -- 90 Old South Road, Pickwick, Tennessee. This three-story, interior corridor hotel is located on an approximately 3.5 acre site in Pickwick, Tennessee on the corner of Highway 57 and Old South

Road at Shiloh Falls and is conveniently located in proximity to Pickwick Landing State Park and Shiloh National Military Park and Battlefield. The hotel has 50 guest rooms and features two meeting rooms.

     Hampton Inn -- 10591 Metcalf Frontage Road, Overland Park (Kansas City), Kansas. This five-story, interior corridor hotel is located on an approximately
3.0 acre site in an upscale section of Kansas City in proximity to the home office of US Sprint and the NCAA headquarters. The hotel has 134 guest rooms and has an outdoor pool and a two-bay meeting room.

     Residence Inn -- 4361 West Reno Avenue, Oklahoma City, Oklahoma. This 17-building, extended stay hotel is located on an approximately 4.8 acre site in a commercial district of Oklahoma City approximately 20 minutes from the Will Rogers Airport, with free airport shuttle transportation available, and approximately ten minutes from downtown Oklahoma City. The hotel has 135 guest suites and features an outdoor swimming pool, meeting rooms and complimentary breakfast and afternoon beer, wine and appetizers.

     Residence Inn -- 6477 East Speedway Boulevard, Tucson, Arizona. The 17-building, extended stay hotel is located on an approximately 3.9 acre site in east Tucson approximately six miles from the University of Arizona campus. The hotel has 128 guest suites and features an outdoor swimming pool, meeting rooms and complimentary breakfast and afternoon beer, wine and appetizers.

     Residence Inn -- 3880 North Academy Boulevard, Colorado Springs,
Colorado.  This 13-building, extended stay hotel is located on an approximately
3.1 acre site in North Colorado Springs, in proximity to the U.S. Air Force Academy. The hotel has 96 guest suites and features an outdoor swimming pool, meeting rooms and complimentary breakfast and afternoon beer, wine and appetizers.

THE ACQUISITION HOTELS

     Hampton Inn -- 1466 Montgomery Highway, Birmingham (Vestavia Hills), Alabama. This three-story, exterior corridor hotel is located on an approximately 3.26 acre site in Birmingham, Alabama at the northwest quadrant of the intersection of Interstate 65 and Route 31 and approximately 18 miles from Birmingham Airport. The hotel has 123 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 2731 US Highway 280, Birmingham (Mountain Brook),
Alabama. This five-story, interior corridor hotel is located on an approximately two acre site in Birmingham, Alabama on the east side of US Highway 280 and three miles southeast of downtown Birmingham. The hotel has 131 guest rooms and features an outdoor swimming pool and a lobby/breakfast area. The hotel is subject to a ground lease for a term of 9.5 years, with 10 five-year options, that provides for a minimum annual rent of $87,120, subject to fixed periodic escalations.

     Hampton Inn -- 500 West 29th Street, North Little Rock, Arkansas. This four-story, interior corridor hotel is located on an approximately 1.9 acre site in Little Rock, Arkansas approximately one mile from the interchange of Interstate 40 and Interstate 30, one mile from downtown North Little Rock, five miles from downtown Little Rock and 10 miles from Little Rock Airport. The hotel has 123 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 1500 South Abilene Street, Aurora (Denver), Colorado. This four-story, interior corridor hotel is located on an approximately 2.26 acre site in Aurora, Colorado on the east side of Interstate 225 in the southeast quadrant of the intersection of East Florida Avenue and South Abilene Street approximately five miles from Interstate 70. The hotel has 132 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 7245 Commerce Center Drive, Colorado Springs,
Colorado. This four-story, interior corridor hotel is located on an approximately 1.83 acre site in Colorado Springs, Colorado at the northwest quadrant of the intersection of Interstate 25 and Woodmen Road. The hotel has 128 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 3400 Northlake Parkway, Atlanta (Northlake), Georgia. This five-story, interior corridor hotel is located on an approximately 1.98 acre site in Atlanta, Georgia at the intersection of Northlake

Parkway and Parklake Drive and approximately one tenth of a mile from Interstate
285. The hotel has 130 guest rooms and features an outdoor swimming pool and a lobby/breakfast area. The hotel is subject to a ground lease for a term of 11 years, with four ten-year options, that provides for a minimum annual rent of $99,060 and contains an option to purchase.

     Hampton Inn -- 9995 Old Dogwood Road, Roswell (Atlanta), Georgia. This three-story, exterior corridor hotel is located on an approximately 2.92 acre site in Atlanta, Georgia approximately one half mile from the Georgia 400 access ramps and 2.5 miles from the new North Point Mall. The hotel has 129 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 32420 Stevenson Highway, Madison Heights (Detroit), Michigan. This four-story, interior corridor hotel is located on an approximately 3.54 acre site in Madison Heights, Michigan on the east side of Stevenson Highway approximately one quarter mile from the intersection of Fourteen Mile Road and Stevenson Highway and one mile from the Interstate 75 access ramps. The hotel has 124 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 11212 North Newark Circle, Kansas City, Missouri. This four-story, interior corridor hotel is located on an approximately 2.64 acre site in Kansas City, Missouri on the east side of Interstate 29 north of the Northwest 112th Street exit and approximately five miles from Kansas City International Airport and 18 miles from downtown Kansas City. The hotel has 120 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 2454 Old Dorsett Road, Maryland Heights (St. Louis), Missouri. This four and one half story, interior corridor hotel is located on an approximately 1.63 acre site in Maryland Heights, Missouri in the northeast quadrant of the intersection of Interstate 270 and Dorsett Road and approximately midway between Lambert International Airport and the Chesterfield/Interstate 64 Corridor and 15 miles from downtown St. Louis. The hotel has 122 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 7740 Flying Cloud Drive, Eden Prairie (Minneapolis), Minnesota. This three-story, interior corridor hotel is located on an approximately 3.20 acre site in Eden Prairie, Minnesota on the eastern quadrant of the intersection of Interstate 494 and US Highway 169/212 and approximately 12 miles from Minneapolis/St. Paul International Airport, 14 miles from downtown Minneapolis and 19 miles from downtown St. Paul. The hotel has 122 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 5101 Ellison Road, Albuquerque, New Mexico. This five-story, interior corridor hotel is located on an approximately 2.18 acre site in Albuquerque, New Mexico at the northwest quadrant of the intersection of Interstate 25 and San Antonio Drive/Ellison Road and approximately ten miles from Albuquerque International Airport and five miles from downtown Albuquerque. The hotel has 125 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 6605 Old Collamer Road, East Syracuse, New York. This two-story, interior corridor hotel is located on an approximately 4.12 acre site in East Syracuse, New York approximately one half mile from the New York State Thruway and proximate to downtown Syracuse and Hancock International Airport. The hotel has 117 guest rooms and features a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 1740 Highway 15-501, Chapel Hill, North Carolina. This two-story, exterior corridor hotel is located on an approximately 4.49 acre site in Chapel Hill, North Carolina approximately one quarter mile north of the intersection of US 15-501 and US 15-501 Bypass and 16 miles from the Raleigh-Durham Airport. The hotel has 122 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 2004 Veasly Street, Greensboro, North Carolina. This two-story, exterior corridor hotel is located on an approximately 2.55 acre site in Greensboro, North Carolina approximately three miles from downtown Greensboro, two miles from the Greensboro Coliseum and eight miles from the regional airport. The hotel has 121 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 3920 Tuller Road, Dublin (Columbus), Ohio. This five-story, interior corridor hotel is located on an approximately 2.61 acre site in Dublin, Ohio on the southwest corner of the intersection of Interstate 270 and Sawmill Road and approximately 17 miles from Port Columbus International Airport and 20 miles from downtown Columbus. The hotel has 123 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 5630 Franklin Pike Circle, Brentwood (Nashville), Tennessee. This four-story, interior corridor hotel is located on an approximately 1.96 acre site in Brentwood, Tennessee at the northwest quadrant of the intersection of Old Hickory Boulevard and Interstate 65. The hotel has 114 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 5320 Poplar Avenue, Memphis, Tennessee. This four-story, interior corridor hotel is located on an approximately 2.04 acre site in Memphis, Tennessee approximately one mile from Interstate 240 and 10 miles from Memphis International Airport. The hotel has 126 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 1585 Sycamore View Road, Memphis, Tennessee. This two-story, exterior corridor hotel is located on an approximately 2.54 acre site in Memphis, Tennessee at the intersection of Sycamore View Road and Shelby Oaks Drive and approximately one fifth of a mile from Interstate 40 and 16 miles from Memphis International Airport. The hotel has 117 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television. The hotel is subject to a ground lease for a term of seven years, with four ten-year options, that provides for a minimum annual rent of $69,720, subject to fixed periodic escalations.

     Hampton Inn -- 2350 Elm Hill Pike, Nashville, Tennessee. This three-story, exterior corridor hotel is located on an approximately 2.75 acre site in Nashville, Tennessee approximately 1.5 miles from Nashville Airport and 3.5 miles from Opryland Entertainment Center. The hotel has 120 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television. The hotel is subject to a ground lease for a term of nine years, with four ten-year options, that provides for a minimum annual rent of $115,284, subject to fixed periodic escalations, and contains an option to purchase.

     Hampton Inn -- 4555 Beltway, Addison (Dallas), Texas. This four-story interior corridor hotel is located on an approximately 2.59 acre site in Addison, Texas one block south of Beltline Road and one block east of Midway Road approximately 20 miles from Dallas/Forth Worth International Airport and convenient to downtown Dallas. The hotel has 160 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 1700 Interstate 40 East, Amarillo, Texas. This two-story, interior corridor hotel is located on an approximately 3.15 acre site in Amarillo, Texas approximately eight miles from Amarillo International Airport and two miles from downtown Amarillo. The hotel has 116 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 1577 Gateway Boulevard, Richardson (Dallas), Texas. This four-story, interior corridor hotel is located on an approximately 2.1 acre site in Richardson, Texas approximately one half mile from the intersection of Campbell Road and US Interstate 75 and 19 miles from Dallas/Fort Worth International Airport. The hotel has 130 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 4803 Manitou Avenue, San Antonio, Texas. This five-story, interior corridor hotel is located on an approximately 1.63 acre site in San Antonio, Texas approximately one tenth of a mile from Interstate 410, two miles from San Antonio Medical Center and seven miles from Sea World. The hotel has 123 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 4701 Saul White Boulevard, Charleston, South Carolina. This four-story, interior corridor hotel is located on an approximately 2.2 acre site in Charleston, South Carolina at the Montague Avenue exit off of Interstate 26 and approximately 5.5 miles from Charleston International Airport. The hotel has 125 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 1094 Chris Drive, Columbia, South Carolina. This four-story, interior corridor hotel is located on an approximately 2.7 acre site in Columbia, South Carolina on the southeast quadrant of the intersection of Interstate 26 and Highway 378. The hotel has 121 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 246 Congaree Road, Greenville, South Carolina. This four-story, interior corridor hotel is located on an approximately 2.18 acre site in Greenville, South Carolina at the Haywood Road exit off of Interstate 385 and approximately 10 miles from Greenville--Spartanburg Airport. The hotel has 123 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

     Hampton Inn -- 4930 College Drive, Spartanburg, South Carolina. This two-story, exterior corridor hotel is located on an approximately 9.47 acre site in Spartanburg, South Carolina on the northwest quadrant of the intersection of Interstate 85 and Interstate 26 and approximately 13 miles from Greenville/Spartanburg Airport. The hotel has 112 guest rooms and features an outdoor swimming pool, a lobby/breakfast area, free in-room movies and cable television.

THE PERCENTAGE LEASES

     Effective November 15, 1996, each of the existing Percentage Leases was amended and restated in a Consolidated Lease Amendment between the Partnership and the Lessee (the "Consolidated Lease Amendment"). The principal amendments were as follows: (i) the term of each Percentage Lease was increased to 15 years from the date of closing, with rent for the final five years of the term to be re-negotiated after ten years, and, if the parties cannot agree to new rent terms, the new rent terms will be determined by arbitration; (ii) the non-compete provision precluding the Lessee or its affiliates from owning, leasing, operating, managing or franchising any hotel or motel within a 20-mile radius of any hotel in which the Partnership or an affiliate of the Partnership has an interest, was deleted; (iii) events of default shall include, among others, (a) the failure of the Lessee to make Base Rent or Percentage Rent payments when due and payable and continuing for a 10-day period after receipt of notice from the Partnership, as compared to the previous 90-day period for non-payment of Percentage Rent and (b) occurrence of a breach of any representation or warranty under the Lease Guaranties; (iv) the Lessee shall be required, not later than 30 days prior to the commencement or each lease year, to prepare and submit to the Partnership for its approval a capital budget; (v) prohibitions on payment of fees to any affiliate of the Lessee were deleted;
(vi) the Partnership has the right to approve any manager of its hotels that is not an affiliate of the Lessee; (vii) the Lessee will have an extended period (up to 30 days) to cure defaults under the franchise agreements; (viii) certain amendments were made in the casualty restoration and condemnation provisions;
(ix) the respective obligations of the parties relating to franchise agreements, capital expenditures and repairs and maintenance were amended; (x) the Partnership has the right to terminate the lease (a) upon a sale of the property, provided that the Partnership either (1) offers the Lessee a substitute lease or leases creating for the Lessee a leasehold estate having substantially the same fair market value as the Percentage Lease for the property being sold or (2) pays the Lessee a termination payment equal to the net present value of the property's cash flow to the Lessee, and (b) in the event that the Company terminates its REIT status and the Partnership makes the applicable lease termination payment; and (xi) the Lessee has a right of first offer to acquire hotels subject to the Percentage Leases. Future leases between the Partnership and the Lessee will contain provisions substantially similar to the Consolidated Lease Amendment.

     Each Percentage Lease has a non-cancelable initial term of fifteen (15) years, subject to earlier termination upon the occurrence of certain contingencies described in the Percentage Leases. During the term of each Percentage Lease, the Lessee is obligated to pay (i) the greater of Base Rent or Percentage Rent and (ii) certain other amounts, including interest accrued on any late payments or charges. Base Rent accrues and is required to be paid monthly. Percentage Rent is based on percentages of room revenues and to a lesser extent, food and beverage revenues, if any, for each of the Hotels. Both the Base Rent and the threshold room revenue amount in each Percentage Rent formula will be adjusted for changes in the CPI. The adjustment is calculated at the beginning of each lease year based upon the average change in the CPI during the prior 24 months. The adjustment in any lease year may not exceed 7% of the Base Rent and threshold room revenue amounts for the prior fiscal year. Percentage Rent is payable quarterly, on or before the 30th day following the end of each of the calendar quarters in each fiscal year.

     The following table summarizes the percentages of room revenues in excess of certain levels payable as Percentage Rent under the Percentage Leases as of January 1, 1997:

                                                    RANGE OF PERCENTAGES OF
                                                          ROOM REVENUE
                                                    ------------------------
                                                    FIRST TIER     TOP TIER
                                                    ----------    ----------
Full Service(1)...................................  28% to 38%    65% to 77%
Extended Stay.....................................  27% to 37%    65% to 75%
Limited Service...................................  22% to 37%    62% to 74%

---------------

(1) Percentage Rent formula also includes 15%-30% of beverage revenue and 5%-15% of food revenue.

     Other than real estate and personal property taxes and maintenance of underground utilities and structural elements, which are obligations of the Partnership, the Percentage Leases require the Lessee to pay insurance, utilities and all other costs and expenses incurred in the operation of the Hotels. The Percentage Leases also provide for rent reductions and abatements in the event of damage or destruction or a partial taking of any Hotel.

     Maintenance and Modifications. Under the Percentage Leases, the Partnership is required to maintain the underground utilities and the structural elements of the improvements, including exterior and interior load bearing walls (excluding plate glass) and the roof of each Hotel. In addition, the Percentage Leases obligate the Partnership to fund certain capital expenditures in the Hotels pursuant to the capital budgets approved by the Partnership, when and as deemed necessary by the Lessee, up to an amount equal to 4% of annual room revenue, net of amounts actually expended for capital expenditures for each Hotel during any fiscal year. The Partnership's obligation will be carried forward to the extent that the Lessee has not expended such amount, and any unexpended amounts will remain the property of the Partnership upon termination of the Percentage Leases. Otherwise, the Lessee is required, at its expense, to maintain the Hotels in good order and repair, except for ordinary wear and tear, and to make non-structural, foreseen and unforeseen, and ordinary and extraordinary, repairs that may be necessary and appropriate to keep the Hotels in good order and repair.

     The Lessee, at its expense and with the Partnership's approval, may make non-capital and capital additions, modifications or improvements to the Hotels, provided that such action does not significantly alter the character or purposes of the Hotels or significantly detract from the value or operating efficiencies of the Hotels. All such alterations, replacements and improvements shall be subject to all the terms and provisions of the Percentage Leases and will become the property of the Partnership upon termination of the Percentage Leases. The Partnership owns substantially all personal property (other than inventory, linens and other nondepreciable personal property) not affixed to, or deemed a part of, the real estate or improvements thereon, except to the extent that ownership of such personal property would cause the rents under a Percentage Lease not to qualify as "rents from real property" for REIT income test purposes.

     Insurance and Property Taxes. The Partnership is responsible for paying real estate and personal property taxes on the Hotels (except to the extent that personal property associated with the Hotels is owned by the Lessee). The Lessee is required to keep in force and pay or reimburse the Partnership for all insurance on the Hotels, with extended coverage, including casualty, comprehensive general public liability, workers' compensation, earthquake, flood and other insurance appropriate and customary for properties similar to the Hotels and naming the Partnership as an additional named insured.

     Indemnification. Under each of the Percentage Leases, the Lessee is obligated to indemnify, and is obligated to hold harmless, the Partnership from and against liabilities, costs and expenses (including reasonable attorneys' fees and expenses) incurred by, imposed upon or asserted against the Partnership on account of, among other things, (i) any accident or injury to person or property on or about the Hotels, (ii) any misuse by the Lessee or any of its agents of the leased property, (iii) any environmental liability resulting from any action or negligence of the Lessee, (iv) taxes and assessments in respect of the Hotels (other than real estate and personal property taxes and income taxes of the Partnership on income attributable to the Hotels), (v) the sale or consumption of alcoholic beverages on or in the real property or improvements thereon or
(vi) any breach of the Percentage Leases by Lessee; provided, however, that such indemnification will not be construed to require the Lessee to indemnify the Partnership against the Partnership's own grossly negligent acts or omissions or willful misconduct or third-party contractual liabilities arising from termination of the Percentage Leases due to an event of default by the Partnership thereunder.

     Assignment and Subleasing. The Lessee is not permitted to sublet all or any part of the Hotels or assign its interest under any of the Percentage Leases, other than to an Affiliate of the Lessee, without the prior written consent of the Partnership. No assignment or subletting will release the Lessee from any of its obligations under the Percentage Leases.

     Damage to Hotels. In the event of damage to or destruction of any hotel covered by insurance which renders the Hotel unsuitable for the Lessee's use and occupancy, the Lessee, at its option, will be obligated to (i) repair, rebuild or restore the Hotel or (ii) offer to acquire the Hotel on the terms set forth in the applicable Percentage Lease. If the Lessee rebuilds the Hotel, the Partnership is obligated to disburse to the Lessee, from time to time and upon satisfaction of certain conditions, any insurance proceeds actually received by the Partnership as a result of such damage or destruction, and any excess costs of repair or restoration will be paid by the Lessee. If the Lessee decides not to rebuild and the Partnership exercises its right to reject the Lessee's mandatory offer to purchase the Hotel on the terms set forth in the Percentage Lease, the Percentage Lease will terminate and the insurance proceeds will be retained by the Partnership. If the Partnership accepts the Lessee's offer to purchase the Hotel, the Percentage Lease will terminate and the Lessee will be entitled to the insurance proceeds. In the event that damage to or destruction of a Hotel which is covered by insurance does not render the Hotel wholly unsuitable for the Lessee's use and occupancy, the Lessee generally will be obligated to repair or restore the Hotel. In the event of damage to or destruction of any Hotel which is not covered by insurance, the Lessee will be obligated to either repair, rebuild or restore the Hotel or offer to purchase the Hotel on the terms and conditions set forth in the Percentage Lease. The Percentage Lease shall remain in full force and effect during the period required for repair or restoration of any damaged or destroyed Hotel, with the Lessee to receive a credit against rental payments and other charges in an amount equal to any loss-of-income insurance proceeds actually received by the Partnership.

     Condemnation of Hotel. In the event of a total condemnation of a Hotel, the relevant Percentage Lease will terminate with respect to such Hotel as of the date of taking, and the Partnership and the Lessee will be entitled to their shares of the condemnation award in accordance with the provisions of the Percentage Lease. In the event of a partial taking that does not render the Hotel unsuitable for the Lessee's use, the Lessee shall restore the untaken portion of the Hotel to a complete architectural unit and the Partnership shall contribute to the cost of such restoration that part of the condemnation award specified for restoration, provided that if the condemnation awards are inadequate to restore the affected Hotel to a complete architectural unit, either the Partnership or the Lessee shall have the right to terminate the applicable Percentage Lease.

     Events of Default. Events of Default under the Percentage Leases include, among others, the following:

          (i) the occurrence of an Event of Default under any other lease between the Partnership and the Lessee or any Affiliate of the Lessee (including the Consolidated Lease Amendment);

          (ii) the failure by the Lessee to pay Base Rent, Percentage Rent or any additional charges within 10 days after written notice from the Partnership that such has become due and payable;

          (iii) the failure by the Lessee to observe or perform any other term of a Percentage Lease and the continuation of such failure for a period of 30 days after receipt by the Lessee of notice from the Partnership thereof, unless such failure cannot be cured within such period and the Lessee commences appropriate action to cure such failure within said 30 days and thereafter acts, with diligence, to correct such failure within such time as is necessary;

          (iv) if the Lessee or a guarantor of the Percentage Leases shall file a petition in bankruptcy or reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of the Lessee or a guarantor of the Percentage Leases as bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and the Lessee or a guarantor of the Percentage Leases shall be adjudicated a bankrupt and such adjudication shall not be vacated or set aside or stayed within 60 days after the entry of an order in respect thereof, or if a receiver of the Lessee or a guarantor of the Percentage Leases or of the whole or substantially all of the assets of the Lessee shall be appointed in any proceeding brought by the Lessee or a guarantor of the Percentage Leases or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against the Lessee or any guarantor of the Percentage Leases and shall not be vacated or set aside or stayed within 60 days after such appointment;

          (v) if the Lessee voluntarily discontinues operations of a Hotel for more than 30 days, except as a result of damage, destruction or condemnation;

          (vi) if the franchise agreement with respect to a Hotel is terminated as a result of any action or failure to act by the Lessee or its agents (other than a failure to complete a capital improvement required by the franchisor resulting from the Partnership's failure to fund such capital improvements); or

          (vii) the occurrence of an event of default under either of the Lease Guaranties.

     If an Event of Default occurs and continues beyond any curative period, the Partnership will have the option of terminating the Percentage Lease or any or all other Percentage Leases between the Partnership and the Lessee and the Consolidated Lease Amendment and, unless such Event of Default is cured, the Percentage Leases shall terminate and the Lessee will be required to surrender possession of the affected Hotels.

     Right of First Offer. In the event that the Partnership desires to sell its interest in a Hotel, the Partnership shall first offer to Lessee by written notice the opportunity to acquire the Hotel at the price at which the partnership intends to offer the Hotel (the "Offer Price"). In the event that the Lessee elects within 15 days after receipt of such notice to acquire the Hotel at the Offer Price, the Partnership will be obligated to sell the Hotel to the Lessee or its nominee at the Offer Price, and upon such sale, the applicable Percentage Lease shall terminate with respect to the Hotel. Such provisions shall not apply to any sale, transfer or conveyance by the Partnership of any interest in the Hotels to any affiliate of the Partnership.

     Termination of Percentage Leases on Disposition of the Hotels. In the event the Partnership enters into an agreement to sell or otherwise transfer a Hotel and the Lessee does not elect to acquire the Hotel in accordance with the right of first offer described above, the Partnership shall be permitted to sell the Hotel to a third party at a price equal to or greater than 95% of the Offer Price. As compensation for the early termination of the Lessee's leasehold estate, the Partnership will have the right to terminate the Percentage Lease with respect to such Hotel upon either (i) paying the Lessee the net present value of the Lessee's leasehold interest in the remaining term of the Percentage Lease to be terminated or (ii) offering to lease to the Lessee one or more substitute hotels on terms that would create a leasehold interest in such hotels with a fair market value equal to or exceeding the fair market value of the Lessee's remaining leasehold interest under the Percentage Lease to be terminated.

     Termination of Percentage Leases on Company's Termination of REIT Status. In the event that the Company terminates its REIT status or the Code provisions are amended so that REITs are permitted to operate hotels, the Partnership may elect to terminate the Percentage Leases. In such event, the Partnership shall be obligated to pay to the Lessee the termination payment calculated as set forth in "-- The Percentage Leases -- Termination of Percentage Leases on Disposition of the Hotels."

     Other Lease Covenants. The Lessee has agreed that it will not make any payments to any Affiliate of the Lessee in connection with the Hotels as gross operating expenses unless expressly set forth in the operating budget or an approved capital budget or otherwise agreed to by the Partnership. The Lessee shall be permitted to contract with its Affiliates for management and other services and pay fees for such services, provided that such contracts and fees (i) are disclosed in writing to the Partnership and (ii) shall not be included in gross operating expenses. The Lessee's obligation to pay such fees shall be subordinated to its obligation to pay Base Rent, Percentage Rent and additional charges to the Partnership pursuant to the Percentage Leases.

     Approval of Management Agreement. The Partnership shall have the right in its sole and absolute discretion to approve in advance any manager or proposed manager of a Hotel that is not an Affiliate of the Lessee or is not controlled by Interstate or its senior management, as well as any agreement relating to the management or operation of the Hotel (a "Management Agreement") by a manager that is not an Affiliate of the Lessee, and the Lessee will provide the Partnership with an executed copy of any Management Agreement so approved by the Partnership. Any Management Agreement (whether or not with a manager that is an Affiliate of the Lessee) must provide that (i) upon termination of the applicable Percentage Lease or termination of the Partnership's or the Lessee's right to possession of the Hotel for any reason, the Management Agreement may be terminated by the Partnership without liability for any payment due or to become due to the manager thereunder; (ii) any management fees shall be subordinated to payments of rent to the Partnership; and (iii) in the event that the Lessee is in default, the manager shall, at the election of the Partnership and provided the manager continues to be paid, continue to perform under the terms of the Management Agreement for a period not to exceed 90 days. No fees or other amounts payable by the Lessee to any manager shall excuse the Lessee from its obligations to pay rent and other amounts payable by Lessee to the Partnership under the applicable Percentage Lease.

     Breach by Partnership. If the Partnership fails to cure a breach by it under a Percentage Lease, the Lessee may purchase the relevant Hotel from the Partnership for a purchase price equal to that Hotel's then fair market value. Upon notice from Lessee that the Partnership has breached the Lease, the Partnership has 30 days to cure the breach or proceed to cure the breach, which period may be extended in the event of certain specified, unavoidable delays with such extension not to exceed 90 days after the notice of breach from the Lessee.

     Inventory. All inventory required in the operation of the Hotels is purchased and owned by the Lessee at its expense. The Company has the option to purchase all inventory related to a particular hotel at fair market value upon termination of the related Percentage Lease.

FRANCHISE AGREEMENTS

     The Lessee holds the franchise licenses for the Current Hotels. Of the 56 Current Hotels, 37 are licensed as Hampton Inn hotels. Hampton Inn is a registered trademark of Promus. Eight Current Hotels are licensed as Residence Inn hotels. Residence Inn is a registered trademark of Marriott. Four Current Hotels are licensed as Holiday Inn or Holiday Inn Express hotels. Holiday Inn and Holiday Inn Express are registered trademarks of Holiday Inn. Three Current Hotels are licensed as Comfort Inn hotels. Comfort Inn is a registered trademark of Choice. Three Current Hotels are licensed as Homewood Suites hotels. Homewood Suites is a registered trademark of Promus. The Acquisition Hotels are operated as Hampton Inn hotels under franchise licenses from Promus, which has agreed to approve the transfer or issuance of franchise licenses to the Lessee upon the Company's acquisition of the Acquisition Hotels. Promus is requiring that the Acquisition Hotels be operated under conditional franchise licenses, subject to completion of certain improvements, prior to issuance of a permanent license. Also, until the issuance of permanent franchise licenses, certain of the Current Hotels are being operated under conditional franchise licenses. The Company intends to maintain the existing franchise affiliations of all the Hotels.

     The Company anticipates that most of the additional hotel properties in which it invests will be operated under franchise licenses. The Company believes that the public's perception of quality associated with a franchisor is an important feature in the operation of the hotel. Franchisors provide a variety of benefits for franchisees, which include national advertising, publicity and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards and centralized reservation systems.

     The Hampton Inn, Homewood Suites, Holiday Inn, Residence Inn and Comfort Inn franchise licenses generally specify certain management, operational, recordkeeping, accounting, reporting and marketing standards and procedures with which the Lessee must comply. Such franchise licenses obligate the Lessee to comply with the franchisor's standards and requirements with respect to training of operation personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided by the Lessee, display of signage and the type, quality and age of FF&E included in guest rooms, lobbies and other common areas.

     The franchise licenses give the Lessee the right to operate the particular Hotel under a franchise license for periods ranging from 2 to 20 years. The franchise agreements provide for termination at the franchisor's option upon the occurrence of certain events, including the Lessee's failure to pay royalties and fees or perform its other covenants under the license agreement, bankruptcy, abandonment of the franchise, commission of a felony, assignment of the license without the consent of the franchisor or failure to comply with applicable law in the operation of the relevant Hotel. The Lessee will be entitled to terminate the franchise license only by giving at least 12 months notice and paying a specific amount of liquidated damages. If the franchise license terminates as a result of the Company's failure to fund a capital improvement required by a franchisor, the Company may be obligated to pay the liquidated damages. The license agreements will not renew automatically upon expiration. During the year ended December 31, 1996, the Company spent approximately $19 million for capital improvements to the Current Hotels and has committed to spend an additional $11 million for total capital improvements in 1997. In addition, the Company intends to spend approximately $5.5 million for capital improvements to the Acquisition Hotels. The Lessee is responsible for making royalty payments under the franchise agreements to the franchisors.

     HAMPTON INN(R) AND HOMEWOOD SUITES(R) ARE REGISTERED TRADEMARKS OF PROMUS, HOLIDAY INN(R) AND HOLIDAY INN EXPRESS(R) ARE REGISTERED TRADEMARKS OF HOLIDAY INN, RESIDENCE INN(R) IS A REGISTERED TRADEMARK OF MARRIOTT AND COMFORT INN(R) IS A REGISTERED TRADEMARK OF CHOICE. PROMUS, HOLIDAY INN, MARRIOTT AND CHOICE HAVE NOT ENDORSED OR APPROVED THE OFFERING. A GRANT OF A HAMPTON INN, HOMEWOOD SUITES, HOLIDAY INN, HOLIDAY INN EXPRESS, RESIDENCE INN OR COMFORT INN FRANCHISE LICENSE FOR ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY PROMUS, HOLIDAY INN, MARRIOTT OR CHOICE (OR ANY OF THEIR AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE PARTNERSHIP OR THE COMMON STOCK OFFERED HEREBY.

LEGAL PROCEEDINGS

     Neither the Company nor the Partnership currently is involved in any material litigation nor, to the Company's knowledge, is any material litigation currently threatened against the Company or the Partnership. The Lessee has advised the Company that it currently is not involved in any litigation, other than routine litigation arising in the ordinary course of business. The Lessee has advised the Company that none of such litigation is material and substantially all of any liability is expected to be covered by liability insurance. The current owners of the Acquisition Hotels have represented to the Partnership that there is no material litigation threatened against or affecting the Acquisition Hotels.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors consists of four members, three of whom are Independent Directors. The Board of Directors is divided into three classes. The Company has six executive officers. Certain information regarding the directors and executive officers of the Company is set forth below.

                                                                                                       TERM
                NAME                                        POSITION                         CLASS    EXPIRES
                ----                                        --------                         -----    -------
Phillip H. McNeill, Sr. .............  Chairman of the Board, Chief Executive Officer and  Class I     1998
                                         Director
David L. Levine......................  President and Chief Operating Officer               --            --
Howard A. Silver.....................  Vice President of Finance, Secretary, Treasurer     --            --
                                         and Chief Financial Officer
Phillip H. McNeill, Jr. .............  Vice President of Development                       --            --
J. Ronald Cooper.....................  Assistant Secretary and Controller                  --            --
Connie O. Parker.....................  Assistant Secretary                                 --            --
James A. Thomas, III.................  Independent Director                                Class II    1999
William W. Deupree, Jr. .............  Independent Director                                Class II    1999
Joseph W. McLeary....................  Independent Director                                Class III   1997

     Phillip H. McNeill, Sr. (age 58) is Chief Executive Officer of the Company and has been President of McNeill Investment Company, Inc. since 1977, Chairman of Trust Leasing since 1994 and Chairman of McNeill Hospitality Corporation since 1984. From 1963 to 1977, he served in various capacities, including President and Chief Executive Officer, with Schumacher Mortgage Company, Inc., a mortgage banking firm and a subsidiary of Time, Inc. Mr. McNeill has served as President and Director of the Memphis Mortgage Bankers Association and the Tennessee State Mortgage Bankers Association. He has served as a member of the Board of Trustees of the Memphis State University Foundation and a Director of First Commercial Bank of Memphis. Mr. McNeill holds a B.S. and a J.D. degree from Memphis State University and is a graduate of the Northwestern School of Mortgage Banking. Mr. McNeill has been a director of the Company since February 1994.

     David L. Levine (age 49) is President and Chief Operating Officer of the Company and joined the Company in June 1994. Mr. Levine entered the hospitality industry in 1969 with The E.F. McDonald Incentive Travel Company, an incentive and corporate travel arrangement company. In 1974 Mr. Levine was made Director of the Corporate Travel Division of The E.F. McDonald Incentive Travel Company. In 1975 Mr. Levine joined Intercontinental Hotels Corporation to direct its Midwest Travel Industry Sales Department. From 1977 to 1981, Mr. Levine held various positions with Holiday Inns, Inc., including Director of Worldwide Sales -- USA and Canada, and National Sales Director and in 1982 became the Director of Corporate and Franchise Hotel Operations for its Chicago district. From 1984 to 1985, Mr. Levine was Vice President of Operations of a regional Holiday Inn hotel operator. In 1985, Mr. Levine formed North American Hospitality, Inc. and served as President before joining the Company. North American Hospitality, Inc. operates Hampton Inn hotels and other properties for financial institutions and private developers.

     Howard A. Silver (age 42) is Vice President of Finance, Secretary, Treasurer and Chief Financial Officer of the Company and has been a certified public accountant since 1980. Mr. Silver joined the Company in May 1994. From 1992 until joining the Company, Mr. Silver served as Chief Financial Officer of Alabaster Originals, L.P., Memphis, Tennessee, a fashion jewelry wholesaler. From 1978 to 1985, Mr. Silver was employed as a certified public accountant with the national accounting firm of Ernst & Young. Mr. Silver holds a B.S. in Accounting from Memphis State University.

     Phillip H. McNeill, Jr. (age 35) is Vice President of Development of the Company. From 1994 to 1996, he served as President of Trust Leasing and from 1984 to 1996 served as Vice President of Trust Management, formerly McNeill Hospitality Corporation, an Affiliate of Trust Leasing. Mr. McNeill is the son of Phillip H.

McNeill, Sr. and holds a B.B.A. from the University of Memphis and is a graduate of the Northwestern School of Mortgage Banking.

     J. Ronald Cooper (age 48) is Assistant Secretary and Controller of the Company. From 1994 to 1996, he was Controller and Director of Financial Reporting for Trust Leasing and joined Trust Leasing in October 1994. Mr. Cooper has been a certified public accountant since 1972. From 1978 until joining the Former Lessee, Mr. Cooper was employed as Secretary, Treasurer and Controller of Wall Street Deli, Inc., a publicly-owned delicatessen company. Prior to that, Mr. Cooper was a certified public accountant with the national accounting firm of Coopers & Lybrand L.L.P. from 1970 to 1976. Mr. Cooper holds a B.S. degree in accounting from Murray State University.

     Connie O. Parker (age 56) is Assistant Secretary of the Company and has been Secretary and Treasurer of McNeill Investment Company, Inc. since 1977 and Secretary and Treasurer of McNeill Hospitality Corporation, an Affiliate of McNeill Investment Company, Inc. and Mr. McNeill, since 1984. Prior to that time, Ms. Parker served as Secretary and Treasurer of McNeill Investment Company, Inc. From 1963 to 1977, she held various positions including Assistant Treasurer of Schumacher Mortgage Company, a mortgage banking firm.

     James A. Thomas, III (age 56) is Chairman of the Board of NewSouth Capital Management, Inc., an investment advisory firm in Memphis, Tennessee that manages approximately $1.6 billion in investment assets, a position he has held since January 1985. He is a director of First Commercial Bank of Memphis and a trustee of the Board of Trustees of Rhodes College. Mr. Thomas is a graduate of Rhodes College. Mr. Thomas has been a director of the Company since February 1994.

     William W. Deupree, Jr. (age 55) is a director of Morgan Keegan & Company, Inc. and its parent company, Morgan Keegan, Inc., a New York Stock Exchange listed company and was President of such corporations from 1985 until 1996. Mr. Deupree joined Morgan Keegan & Company, Inc. in 1972. He is a director of NSA International, Inc., a provider of water filtration devices. He is also a member of the Regional Firms Advisory Committee of the New York Stock Exchange, as well as a member of the Board of Directors for the Securities Industry Association. Mr. Deupree is a graduate of the University of the South. Mr. Deupree has been a director of the Company since February 1994.

     Joseph W. McLeary (age 57) is Chairman and Chief Executive Officer of Midland Financial Group, Inc., a publicly-owned automobile insurance company, positions he has held since 1987. From 1984 to 1987 he was President of McLeary & Co., a company organized to manage a privately held investment fund engaged in the acquisition of small local businesses in the Memphis, Tennessee area. From 1969 to 1983 he was President, Chief Financial Officer and a director of Cook International, Inc., a publicly-owned agricultural commodities firm. Prior to that he was employed by the Federal Reserve Bank of Atlanta. Mr. McLeary holds a B.S. from Lambuth College and an M.S. and Ph.D from the University of Tennessee. Mr. McLeary has been a director of the Company since February 1994.

1994 STOCK INCENTIVE PLAN

     The Board of Directors has adopted the 1994 Plan to provide incentives to attract and retain executive officers and key employees. The 1994 Plan was approved by the shareholders of the Company at the 1995 annual meeting of shareholders held on April 18, 1995. The 1994 Plan is administered by the Compensation Committee. The Compensation Committee may delegate its authority to administer the 1994 Plan to one or more officers of the Company. The Compensation Committee may not, however, delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee or its delegate, as appropriate, generally has the authority, within limitations described in the 1994 Plan, (i) to establish rules and policies concerning the 1994 Plan, (ii) to determine the persons to whom stock options, stock appreciation rights and awards of restricted stock and performance shares may be granted, (iii) to fix the number of shares of Common Stock to be covered by each award and (iv) to set the terms and provisions of each award.

     The Board of Directors adopted, and at the annual meeting of shareholders on May 7, 1996, the shareholders of the Company subsequently approved, an amendment to the 1994 Plan to increase the maximum aggregate number of shares of Common Stock issuable under the 1994 Plan from 700,000 to

2,300,000. Also, the Board of Directors adopted, and at the annual meeting of shareholders on April 29, 1997, the shareholders of the Company subsequently approved, an increase in the maximum number of shares of Common Stock that may be issued under the 1994 Plan pursuant to awards of restricted stock and in full or partial settlement of awards of performance shares from 100,000 to 350,000.

     The Compensation Committee approved the grant of options to acquire 600,000 shares of Common Stock to the following persons on July 6, 1994: Phillip H. McNeill, Sr. (390,000 shares); David L. Levine (150,000) shares; Howard A. Silver (45,000 shares); and Connie O. Parker (15,000 shares). Messrs. McNeill, Levine and Silver each received an incentive stock option ("ISO") covering 37,500 shares of Common Stock and Ms. Parker received an ISO covering 15,000 shares of Common Stock. All other options so granted were granted as nonqualified options. The exercise price per share for each such option is $12.50, the closing price of the Common Stock on The Nasdaq Stock Market on July 6, 1994, the effective date of grant. All such options (both ISOs and nonqualified options) are exercisable for 20% of the shares covered by such option on the first anniversary of the Offering and with respect to an additional 20% of the shares on each of the second through fifth anniversaries of the Offering. All options are exercisable for eight years from the date of grant at a price per share equal to the fair market value of a share of Common Stock on the date of grant.

     As of December 11, 1996 (the "Date of Grant"), the Compensation Committee approved the award under the 1994 Plan of restricted shares of Common Stock to Messrs. Phillip H. McNeill, Sr. (10,000 shares), David L. Levine (7,500 shares) and Howard A. Silver (7,500 shares), subject to vesting. The awards vest with respect to 60% of the shares on the third anniversary of the Date of Grant and at the rate of an additional 20% per year on each of the fourth and fifth anniversaries of the Date of Grant; provided, however, that (i) if the total assets of the Company 30 days prior to the first anniversary of the Date of Grant equal or exceed the total assets as of the Date of Grant, the shares shall vest at the rate of 20% per year on each of the first through fifth anniversaries of the Date of Grant, and (ii) if the average fair market value (defined as being the highest closing price of the Common Stock on the NYSE, determined 30 days prior to the second anniversary of the Date of Grant, equals or exceeds such fair market value as of the first anniversary of the Date of Grant, the shares shall vest at the rate of 40% per year on the second anniversary of the Date of Grant and at 20% on each of the third through fifth anniversaries of the Date of Grant. Prior to vesting, the recipients will have the right to receive dividends with respect to such shares.

COMPENSATION OF DIRECTORS

     The Company currently pays no cash compensation to its directors. Each non-employee director receives, upon being elected as a director, 5,000 shares of Common Stock subject to certain restrictions. Such shares vest with each director at the rate of 1,000 shares per year of service, beginning with the commencement of service as a director. Each non-employee director is entitled to vote and receive dividends paid with respect to the restricted shares of Common Stock prior to vesting. Any non-employee director who ceases to be a director will forfeit any restricted shares not previously vested. Messrs. Thomas, Deupree and McLeary each has received 5,000 restricted shares of Common Stock. In addition, under the Directors' Plan, each non-employee director received on April 18, 1995 an option to purchase 1,000 shares of Common Stock at an exercise price of $11.25 per share, the fair market value on the date of grant. Pursuant to the Directors' Plan, each non-employee director will receive an option for 1,000 shares of Common Stock on the date of the first meeting of the Board of Directors following each annual meeting of the Company's shareholders. The option price will be the fair market value of the Common Stock on the effective date of grant. The exercise price must be paid in a single sum, in cash. Options issued under the Directors' Plan are exercisable for ten years from the date of grant. The maximum number of shares of Common Stock for which options can be granted under the Directors' Plan is 50,000. The share authorization, the terms of outstanding options and the number of shares for which options will thereafter be awarded shall be subject to adjustment in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. No director who is an employee of the Company or an affiliate is eligible to participate in the Directors' Plan. The Company reimburses directors for their out-of-pocket expenses in connection with their service on the Board of Directors.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock, as of March 31, 1997, by (i) each director, (ii) each executive officer and (iii) all directors and executive officers as a group. Unless otherwise indicated, such shares of Common Stock are owned directly and the indicated person has sole voting and investment power.

                                                         AMOUNT AND
                                                           NATURE
                                                       OF BENEFICIAL
              NAME OF BENEFICIAL OWNER                   OWNERSHIP                   PERCENT OF CLASS
              ------------------------                 --------------                ----------------
Phillip H. McNeill, Sr...............................      967,215(1)(2)                   4.0%(1)
James A. Thomas, III.................................      112,575(3)(4)                 *
William W. Deupree, Jr...............................       22,000(3)                    *
Joseph W. McLeary....................................        9,500(3)                    *
David L. Levine......................................       84,311(5)(6)                 *
Howard A. Silver.....................................       35,607(7)(8)                 *
Phillip H. McNeill, Jr...............................        8,034(9)                    *
J. Ronald Cooper.....................................        6,070(10)                   *
Connie O. Parker.....................................        1,500(11)                   *
All directors and executive officers as a group (9
  persons)...........................................    1,246,812(1)(2)(3)(4)
                                                                  (5)(6)(7)(8)(9)(10)      5.2%(1)

---------------

* Represents less than 1% of the outstanding Common Stock.

 (1) Includes 678,540 Units held by Mr. McNeill or his affiliates, which Units are redeemable at the option of Mr. McNeill at any time pursuant to redemption rights ("Redemption Rights"). The Units are redeemable on a one-for-one basis for shares of Common Stock or, at the Company's option, an equivalent amount of cash. The total number of shares outstanding used in calculating the percentage of class assumes that none of the Units held by other persons are redeemed for shares of Common Stock.
 (2) Includes: (a) 4,400 shares owned by Mr. McNeill's wife; (b) 6,600 shares owned by Mr. McNeill's children; (c) 15,218 shares owned by McNeill Investment Company, Inc.; (d) 10,000 shares issued in December 1996 to Mr. McNeill under the 1994 Plan that are subject to certain vesting requirements over a five-year period from the date of grant; and (e) 409,330 shares issuable to Mr. McNeill, 189,495 shares issuable to W/S, Inc. and 79,715 shares issuable to McNeill-Sullivan Hospitality Corporation upon the exercise of Redemption Rights. Mr. McNeill owns 90% of the capital stock of W/S, Inc. and 100% of the capital stock of McNeill Investment Company, Inc. and McNeill Sullivan Hospitality Corporation. Includes 156,000 shares issuable upon the exercise of vested options granted under the 1994 Plan. Excludes 234,000 shares of Common Stock subject to options granted to Mr. McNeill under the 1994 Plan, which options vest with respect to 78,000 shares in each of July 1997, 1998 and 1999.
 (3) Includes an aggregate of 5,000 shares issued to each Independent Director in March 1994 subject to certain restrictions. Such shares began vesting with each Independent Director at the rate of 1,000 shares per year beginning in 1994. Any restricted shares not vested when an Independent Director ceases to be a director will be forfeited. Each Independent Director will be entitled to vote and receive the dividends paid on such shares prior to vesting. Includes 2,000 shares issuable upon the exercise of vested options granted to each director under the Directors' Plan. Does not include 1,000 shares of Common Stock subject to options granted to each Independent Director under the Directors' Plan in each of April 1997, 1998 and 1999.
 (4) Includes (a) 1,200 shares owned by Mr. Thomas' wife, as to which shares Mr. Thomas disclaims beneficial ownership; (b) 7,375 shares owned by Mr. Thomas' daughters, as to which shares Mr. Thomas disclaims beneficial ownership; and (c) 11,030 shares in investment accounts over which Mr. Thomas has or shares voting power and dispositive power.

 (5) Includes (a) 7,500 shares issued in December 1996 to Mr. Levine under the 1994 Plan that are subject to certain vesting requirements over a five-year period from the date of grant, and (b) 344 shares owned by Mr. Levine's wife.
 (6) Includes 60,000 shares issuable upon the exercise of vested options granted under the 1994 Plan. Excludes 90,000 shares of Common Stock subject to options granted to Mr. Levine under the 1994 Plan, which options vest with respect to 30,000 shares in each of July 1997, 1998 and 1999.
 (7) Includes (a) 7,500 shares issued in December 1996 to Mr. Silver under the 1994 Plan that are subject to certain vesting requirements over a five-year period from the date of grant, and (b) 1,640 shares owned by Mr. Silver's wife.
 (8) Includes 18,000 shares issuable upon the exercise of vested options granted under the 1994 Plan. Excludes 27,000 shares of Common Stock subject to options granted to Mr. Silver under the 1994 Plan, which options vest with respect to 9,000 shares in each of July 1997, 1998 and 1999.
 (9) Includes 6,701 shares issuable upon the exercise of Redemption Rights.
(10) Includes 3,070 shares owned by Mr. Cooper' s adult children, as to which shares Mr. Cooper disclaims beneficial ownership.
(11) Includes 6,000 shares issuable upon the exercise of vested options granted under the 1994 Plan. Excludes 9,000 shares of Common Stock subject to options granted to Ms. Parker under the 1994 Plan, which options vest with respect to 3,000 shares in each of July 1997, 1998 and 1999.

                           INCOME TAX CONSIDERATIONS

     This discussion supplements the discussion set forth in the accompanying Prospectus under the heading "Federal Income Tax Considerations." Hunton & Williams has acted as counsel to the Company in connection with the Offering and the Company's election to be taxed as a REIT. In the opinion of Hunton & Williams, the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended December 31, 1994 through December 31, 1996, and the Company's organization and proposed method of operation will enable it to qualify to be taxed as a REIT for its taxable year ending December 31, 1997, and future taxable years. In addition, Hunton & Williams is of the opinion that, based on certain factual assumptions and representations, the Partnership and each Subsidiary Partnership will be classified as partnerships for federal income tax purposes and not as corporations or associations taxable as corporations or as publicly traded partnerships. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service (the "Service") or any court. It must be emphasized that Hunton & Williams' opinion is based on various assumptions and is conditioned upon certain representations regarding the nature of the Company's properties and the future conduct of its business. Such factual assumptions and representations are set out in the federal income tax opinion that will be delivered by Hunton & Williams at the closing of the Offering. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and stock ownership, the various qualification tests imposed under the Code. Hunton & Williams will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax Considerations -- Failure to Qualify" in the accompanying Prospectus.

     The Company may determine to sell certain of the Hotels. In that event, if the Company determines with the advice of council that any gain recognized in such a sale could be subject to a prohibited transactions tax, the Company either will not sell such Hotel or will convey such Hotel to a taxable corporate subsidiary of the Partnership prior to commencing any sale negotiations. The corporate subsidiary would then commence such a sale. The corporate subsidiary will pay federal, state and local income taxes on the gain recognized upon the sale of the Acquisition Hotels at normal corporate rates, which taxes will reduce the Company's Cash Available for Distribution.

                                  UNDERWRITING

     Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter.


                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Smith Barney Inc. ..........................................
Morgan Keegan & Company, Inc. ..............................
Prudential Securities Incorporated..........................
J.C. Bradford & Co. ........................................
                                                              ---------
                                                              7,500,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters, for whom Smith Barney Inc., Morgan Keegan & Company, Inc., Prudential Securities Incorporated and J.C. Bradford & Co. are acting as the Representatives, propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part of the shares to certain dealers at a price which represents a concession not in excess of $ per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers.

     The Company, its officers and directors have agreed that, for a period of 90 days from the date of this Prospectus Supplement, they will not without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, Common Stock of the Company.

     The Company has granted to the Underwriters an option, exercisable for thirty days from the date of this Prospectus Supplement, to purchase up to 1,125,000 additional shares of Common Stock at the price to public set forth on the cover page of this Prospectus Supplement minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares issued in such table.

     In connection with this Offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Common Stock than the total amount shown on the list of Underwriters and participations that appears above) and may effect transactions that stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those that might otherwise prevail in the open market. Such transactions may include placing bids for the Common Stock or effecting purchases of the Common Stock for the purpose of pegging, fixing or maintaining the price of the Common Stock or for the purpose of reducing a syndicate short position created in connection with the Offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Representatives purchase Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

     The Company, the Partnership and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     William W. Deupree, Jr., who is a director of Morgan Keegan & Company, Inc. and of Morgan Keegan, Inc. (the parent company of Morgan Keegan & Company, Inc.) is a director of the Company. See "Management."

     Smith Barney Mortgage Capital Group, Inc., an affiliate of Smith Barney Inc., is a participating lender in the Line of Credit. In connection with the closing of the Line of Credit, the Company paid Smith Barney Mortgage Capital Group, Inc. a fee of $100,000. In addition, Smith Barney Mortgage Capital Group, Inc. is entitled to receive its pro rata portion of a 1/4% fee on the unused portion of the Line of Credit. The total amount of such fees received by Smith Barney Mortgage Capital Group, Inc. since the inception of the Line of Credit has not exceeded $15,000.

     Smith Barney Inc. will receive a fee equal to 1/4% of the gross proceeds of the Offering for advisory services rendered to the Company in connection with the acquisition of the Acquisition Hotels.

     Prudential-Bache Properties, Inc., an affiliate of Prudential Securities Incorporated is a limited partner in one of the general partners of GHI II one of the sellers of the Acquisition Hotels. Upon the sale by GHI II, Prudential-Bache Properties, Inc. may be entitled to receive a partnership distribution from GHI II unrelated to its affiliate's participation in the distribution.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Equity Inns, Inc. as of December 31, 1996 and 1995 and for the years ended December 31, 1996 and 1995 and for the period March 1, 1994 (inception of operations) through December 31, 1994, are incorporated in this Prospectus Supplement by reference to the Company's Annual Report on Form 10-K. The above said financial statements have been so incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of each of Growth Hotel Investors and Growth Hotel Investors II as of December 31, 1996 and 1995 and for the three years ended December 31, 1996 included in this Prospectus Supplement have been included herein in reliance on the reports of Imowitz, Koenig & Co., LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-23290) are incorporated herein by reference and made a part hereof: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and (iii) the Company's Registration Statement on Form 8-A filed on August 19, 1996. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the date of filing such documents.

     The Company will provide without charge to each person to whom a copy of this Prospectus Supplement and the accompanying Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Equity Inns, Inc., 4735 Spottswood, Suite 102, Memphis, Tennessee 38117, Attention: Howard A. Silver, Corporate Secretary, telephone number (901) 761-9651.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein (or in the accompanying Prospectus) or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement or the accompanying Prospectus.

                                    GLOSSARY

     Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus Supplement.

     "ADR" means average daily room rate.

     "Acquisition Hotels" means the 28 hotels the Partnership has agreed to acquire from partnerships controlled by GHI and GHI II.

     "Affiliate" means (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such person or (iii) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

     "Base Rent" means the fixed obligation of the Lessee to pay a sum certain in monthly Rent under each of the Percentage Leases.

     "Board of Directors" means the Board of Directors of the Company.

     "Bonds" means $88 million of fixed-rate, collateralized mortgage bonds issued by EQI Finance in February 1997.

     "Bylaws" means the Bylaws of the Company.

     "Cash Available for Distribution" means Funds From Operations less an amount equal to the FF&E Reserve which is required to be set aside by the Partnership for refurbishment and replacement of FF&E, capitalized expenditures and other non-routine items.

     "Charter" means the Amended and Restated Charter of the Company.

     "Choice" means Choice Hotels International, Inc.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the United States Securities and Exchange Commission.

     "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

     "Company" means Equity Inns, Inc., a Tennessee corporation.

     "Current Hotels" means the Hotels owned by the Partnership at the date of this Prospectus Supplement.

     "Directors' Plan" means the Company's Non-Employee Directors' Stock Incentive Plan.

     "EPA" means the Environmental Protection Agency.

     "EQI Finance" means EQI Financing Partnership I, L.P., an indirect, wholly-owned subsidiary of the Company.

     "ESA" means environmental site assessment.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exempt Organizations" means entities that generally are exempt from federal income tax (other than the tax on unrelated business taxable income under Section 511 of the Code).

     "FF&E" means furniture, fixtures and equipment.

     "FF&E Reserve" means an amount equal to 4% of the gross room revenue of the Hotels, which the Company has agreed with its Line of Credit lenders to reserve and make available for periodic replacement of FF&E.

     "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

     "First Chicago" means The First National Bank of Chicago.

     "Follow-On Offering" means the follow-on offering of the Company's Common Stock completed in April 1996. Unless otherwise indicated, references to the Follow-On Offering include the exercise of the over-allotment option by the underwriters of the Follow-On Offering.

     "Funds From Operations" means, under the most recently adopted NAREIT definition, net income, computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructurings and sales of property, plus depreciation of real property (including furniture and equipment) and after adjustments for unconsolidated partnerships and joint ventures. Under the prior NAREIT definition of Funds From Operations, adjustments to net income also included amortization of unearned directors' compensation and amortization of loan costs.

     "GHI" means Growth Hotel Investors, a California limited partnership.

     "GHI II" means Growth Hotel Investors II, a California limited partnership.

     "Holiday Inn" means Holiday Inns, Inc.

     "Hotels" means the Current Hotels and the Acquisition Hotels.

     "Independent Director" means a Director of the Company who is not an officer or employee of the Company or an Affiliate of (i) any advisor to the Company under an advisory agreement, (ii) any lessee of any property of the Company, (iii) any subsidiary of the Company or (iv) any partnership that is an Affiliate of the Company.

     "Interstate" means Interstate Hotels Company.

     "IPO" means the initial public offering of the Company's Common Stock completed in March 1994. Unless otherwise indicated, references to the IPO include the exercise of the over-allotment option by the underwriters of the IPO.

     "ISO" means incentive stock option.

     "Lessee" means, collectively, the subsidiaries of Interstate that lease the Current Hotels and will lease the Acquisition Hotels from the Partnership pursuant to the Percentage Leases.

     "LIBOR" means the London Interbank Offered Rate.

     "Line of Credit" means the $130 million line of credit facility between the Partnership and First Chicago, as administrative agent, and a syndicate of eight banks that extends through November 1998.

     "Marriott" means Marriott Corporation.

     "Mortgaged Properties" means the 23 hotel properties owned by EQI Finance that serve as collateral for the Bonds.

     "NAREIT" means the National Association of Real Estate Investment Trusts.

     "NYSE" means The New York Stock Exchange.

     "Offering" means the offering of 7,500,000 shares of Common Stock hereby.

     "Ownership Limitation" means the ownership (or deemed ownership by virtue of the attribution provisions of the Code) of more than 9.9% of any class of the outstanding stock of the Company.

     "Ownership Limitation Provision" means a provision of the Charter restricting the ownership of shares of Common Stock to the Ownership Limitation.

     "Partnership" means Equity Inns Partnership, L.P., a limited partnership organized under the laws of the State of Tennessee.

     "Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership of the Partnership.

     "Percentage Leases" mean the operating leases between the Lessee and the Partnership pursuant to which the Lessee leases the Current Hotels from the Partnership.

     "Percentage Rent" means rent based on percentages of room revenue and, if applicable, food and beverage revenue from the Hotels payable by the Lessee pursuant to the Percentage Leases.

     "Preferred Stock" means the preferred stock, par value $.01 per share, of the Company.

     "Private Placement" means the purchase of 250,000 Units by Trust Leasing in a private placement in April 1996.

     "Promus" means Promus Hotels, Inc., a wholly-owned subsidiary of Promus Hotel Corporation.

     "Promus Investment" means Promus' direct purchases of approximately $7 million of newly issued shares of Common Stock from the Company.

     "Redemption Right" means the right of the limited partners of the Partnership to cause the redemption of their Units in exchange for shares of Common Stock of the Company or, at the Company's option, cash.

     "REIT" means real estate investment trust as defined in Section 856 of the Code.

     "Rent" means rent paid by the Lessee to the Partnership under the Percentage Leases.

     "Representatives" means Smith Barney Inc., Morgan Keegan & Company, Inc., Prudential Securities Incorporated and J. C. Bradford & Co.

     "Rule 144" means the rule promulgated under the Securities Act that permits holders of restricted securities as well as Affiliates of an issuer of the securities, pursuant to certain conditions and subject to certain restrictions, to sell their securities publicly without registration under the Securities Act.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Service" means the U.S. Internal Revenue Service.

     "Term Loan" means the one-year term loan of approximately $75 million the Company expects to obtain from First Chicago.

     "Treasury Regulations" means the income tax regulations promulgated under the Code.

     "Trust" means Equity Inns Trust, a Maryland real estate investment trust and a wholly-owned subsidiary of the Company, that as sole general partner of the Partnership currently holds approximately 96.1% of the partnership interests in the Partnership.

     "Trust Leasing" means Trust Leasing, Inc., a Tennessee corporation.

     "Trust Management" means Trust Management, Inc. a Tennessee corporation.

     "Underwriters" means the Underwriters named in this Prospectus Supplement.

     "Units" means units of limited partnership interest in the Partnership.

                         INDEX TO FINANCIAL STATEMENTS

                               EQUITY INNS, INC.

                                                              PAGE
                                                              ----
Pro Forma Consolidated Statements of Operations for the
  Three Months Ended March 31, 1997 and the Year Ended
  December 31, 1996 (unaudited).............................   F-2
Notes to Pro Forma Consolidated Statements of Operations....   F-4
Pro Forma Consolidated Balance Sheet -- March 31, 1997
  (unaudited)...............................................   F-6
Notes to Pro Forma Consolidated Balance Sheet...............   F-7

                        ACQUISITION HOTELS
GROWTH HOTEL INVESTORS:
Independent Auditors' Report................................   F-8
Consolidated Balance Sheets -- December 31, 1996 and 1995...   F-9
Consolidated Statements of Operations for the Three Years
  Ended December 31, 1996...................................  F-10
Consolidated Statements of Changes in Partners' Capital
  (Deficit) for the Three Years Ended December 31, 1996.....  F-11
Consolidated Statements of Cash Flows for the Three Years
  Ended December 31, 1996...................................  F-12
Notes to Consolidated Financial Statements..................  F-13
GROWTH HOTEL INVESTORS II:
Independent Auditors' Report................................  F-25
Consolidated Balance Sheets -- December 31, 1996 and 1995...  F-26
Consolidated Statements of Operations for the Three Years
  Ended December 31, 1996...................................  F-27
Consolidated Statements of Changes in Partners' Capital
  (Deficit) for the Three Years Ended December 31, 1996.....  F-28
Consolidated Statements of Cash Flows for the Three Years
  Ended December 31, 1996...................................  F-29
Notes to Consolidated Financial Statements..................  F-30

                               EQUITY INNS, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
 FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND THE YEAR ENDED DECEMBER 31, 1996
         (UNAUDITED, AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

     The following unaudited Pro Forma Consolidated Statements of Operations of Equity Inns, Inc. (the "Company") are presented as if the acquisition of all of the Current Hotels acquired subsequent to January 1, 1996, the acquisition of the Acquisition Hotels, the consummation of the Follow-On Offering, the Offering, the Private Placement and the Promus Investment and the application of the net proceeds therefrom had occurred as of January 1, 1996 and all of the Hotels had been leased to the Lessee pursuant to the Percentage Leases. Such pro forma information is based in part upon the Consolidated Statements of Operations of the Company. Such information should be read in conjunction with the Financial Statements contained herein or incorporated by reference in this Prospectus Supplement. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

     The following unaudited Pro Forma Consolidated Statements of Operations for the periods presented are not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed as of January 1, 1996, nor does it purport to represent the results of operations for future periods.

                                                                    THREE MONTHS ENDED MARCH 31, 1997
                                                           ---------------------------------------------------
                                                                     CURRENT HOTELS
                                                           ----------------------------------
                                                                        ADJUSTMENTS
                                                                        FOR PERIODS
                                                                         PRIOR TO
                                                                        ACQUISITION              ACQUISITION
                                                           HISTORICAL     BY THE        PRO         HOTELS       PRO FORMA,
                                                            COMPANY     COMPANY(A)     FORMA    ADJUSTMENTS(B)   AS ADJUSTED
                                                           ----------   -----------   -------   --------------   -----------
Revenue:
  Percentage lease revenues..............................    11,778           629      12,407        5,900          18,307
  Other income...........................................        17                        17                           17
                                                            -------       -------     -------       ------         -------
          Total revenue..................................    11,795           629      12,424        5,900          18,324
Expenses:
  Real estate and personal property taxes(C).............     1,310            82       1,392          619           2,011
  Depreciation and amortization(D).......................     3,846           240       4,086        1,625           5,711
  Interest(E)............................................     2,145           423       2,568        1,362           3,931
  Amortization of loan costs.............................       189                       189                          189
  General and administrative(F)..........................       935                       935           95           1,030
  Amortization of unearned directors' and officers'
     compensation........................................        23                        23                           23
  Rental expense(C)......................................        61            20          81                           81
                                                            -------       -------     -------       ------         -------
  Income before minority interest........................     3,286          (136)      3,150        2,199           5,349
  Minority interest(G)...................................       119                       123                          160
                                                            -------                   -------                      -------
  Net income applicable to common shareholders...........     3,167                     3,027                        5,189
                                                            =======                   =======                      =======
  Net income per common share............................      0.13                      0.13                         0.17
                                                            =======                   =======                      =======
  Weighted average number of common shares outstanding...    23,693                    23,693                       31,193
                                                            =======                   =======                      =======

                                                                      YEAR ENDED DECEMBER 31, 1996
                                                           ---------------------------------------------------
                                                                     CURRENT HOTELS
                                                           ----------------------------------
                                                                        ADJUSTMENTS
                                                                        FOR PERIODS
                                                                         PRIOR TO
                                                                        ACQUISITION              ACQUISITION
                                                           HISTORICAL     BY THE        PRO         HOTELS       PRO FORMA,
                                                            COMPANY     COMPANY(A)     FORMA    ADJUSTMENTS(B)   AS ADJUSTED
                                                           ----------   -----------   -------   --------------   -----------
Revenue:
  Percentage lease revenues..............................   $38,314       $13,793     $52,107      $26,546         $78,653
  Other income...........................................       116                       116                          116
                                                            -------       -------     -------      -------         -------
          Total revenue..................................    38,430        13,793      52,223       26,546          78,769
Expenses:
  Real estate and personal property taxes(C).............     3,693         1,342       5,035        2,432           7,467
  Depreciation and amortization(D).......................    11,631         3,703      15,334        6,499          21,833
  Interest(E)............................................     4,382         4,780       9,162        5,397          14,559
  Amortization of loan costs.............................     1,565                     1,565                        1,565
  General and administrative(F)..........................     1,975            52       2,027          380           2,407
  Amortization of unearned directors' and officers'
     compensation........................................        33                        33                           33
  Rental expense(C)......................................       218           117         335                          335
                                                            -------       -------     -------      -------         -------
  Income before minority interest........................    14,933         3,799      18,732       11,838          30,570
  Minority interest(G)...................................       460                       731                          917
                                                            -------                   -------                      -------
  Net income applicable to common shareholders...........   $14,473                   $18,001                      $29,653
                                                            =======                   =======                      =======
  Net income per common share............................   $  0.69                   $  0.76                      $  0.95
                                                            =======                   =======                      =======
  Weighted average number of common shares outstanding...    20,957                    23,693                       31,193
                                                            =======                   =======                      =======

                               EQUITY INNS, INC.

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(A) Represents historical results of operations of the Current Hotels acquired by the Company during and subsequent to the periods presented for the periods prior to their acquisition. Reflects pro forma lease revenue from the Lessee to the Partnership calculated by applying the rent provisions of the Percentage Leases to the historical revenue of all the Current Hotels. The Current Hotels acquired during 1996 and 1997 were as follows:

                                                                          ACQUISITION
                HOTEL                             LOCATION                   DATE
                -----                             --------                -----------
Hampton Inn..........................  Alcoa (Knoxville), TN              Feb. 1996
Hampton Inn..........................  Glen Burnie (Baltimore), MD        Mar. 1996
Hampton Inn..........................  Northville (Detroit), MI           May 1996
Homewood Suites......................  Windsor Locks (Hartford), CT       May 1996
Residence Inn........................  Madison, WI                        June 1996
Holiday Inn..........................  Winston-Salem, NC                  June 1996
Hampton Inn..........................  Scottsdale, AZ                     July 1996
Hampton Inn..........................  Chattanooga, TN                    July 1996
Homewood Suites......................  San Antonio, TX                    Sept. 1996
Residence Inn........................  Burlington, VT                     Oct. 1996
Homewood Suites......................  Camelback (Phoenix), AZ            Nov. 1996
Residence Inn........................  Oklahoma City, OK                  Jan. 1997
Residence Inn........................  Colorado Springs, CO               Jan. 1997
Residence Inn........................  Tucson, AZ                         Jan. 1997
Hampton Inn..........................  Savannah, GA                       Feb. 1997
Hampton Inn..........................  Norfolk, VA                        Mar. 1997
Hampton Inn..........................  Pickwick, TN                       Mar. 1997
Hampton Inn..........................  Southaven, MS                      Mar. 1997
Hampton Inn..........................  Overland Park (Kansas City), KS    Apr. 1997

(B) Represents pro forma results of ownership of the Acquisition Hotels based upon assumed provisions of lease agreements to be entered into with the Lessee. Upon completion of management's due diligence investigation of the Acquisition Hotels, the actual rent provisions in the Percentage Leases may vary from the assumed provisions.
(C) Pro forma real estate and personal property tax and rental expense represent expenses to be paid by the Partnership. Such amounts were derived from historical amounts paid with respect to the Hotels. With respect to the Current Hotels amounts included in the "Adjustments for Periods Prior to Acquisition by the Company," represent historical real estate and personal property taxes of the Current Hotels incurred during the periods presented prior to their respective dates of acquisition by the Company.
(D) The pro forma adjustment for depreciation related to the Current Hotel reflects depreciation of buildings and improvements and furniture, fixtures and equipment of Current Hotels acquired by the Company during and subsequent to the periods presented for the periods prior to their acquisition, based on their acquisition costs. The pro forma adjustment for depreciation and amortization related to the Acquisition Hotels reflects the aggregate purchase price of $169,000 and an assumed allocation of $16,743 to land, $137,297 to buildings and improvements, $13,395 to furniture, fixtures and equipment and $1,565 to franchise agreements. Depreciation is computed on a straight-line basis over assumed estimated useful lives of 31 years for buildings and improvements, 7 years for furniture, fixtures and equipment and 10 years for franchise agreements.
(E) The pro forma adjustment for interest expense related to the Current Hotels acquired by the Company during and subsequent to the periods presented reflects the interest related to their acquisition costs as if they had been acquired as of January 1, 1996, based on the Company's borrowing rates. This increase in interest expense has been reduced by the decrease in borrowing levels caused by the assumption that the Follow-On Offering, the Private Placement and the Promus Investment had occurred as of January 1,

                               EQUITY INNS, INC.

                         (DOLLAR AMOUNTS IN THOUSANDS)

     1996. The pro forma adjustment for interest expense related to the Acquisition Hotels reflects the interest on the aggregate purchase price of $169,000, based on the Company's borrowing rate of LIBOR plus 1.75%, reduced by the impact of the assumption that the Offering had occurred as of January 1, 1996. An increase or decrease in the variable interest rate of 1/8% would cause pro forma, as adjusted, interest expense to increase or decrease and, therefore, income before minority interest to decrease or increase, by $67 and $248 for the three months ended March 31, 1997 and the year ended December 31, 1996, respectively.
(F) The adjustment for general and administrative expenses related to the Current Hotels acquired by the Company during and subsequent to the periods presented represents franchise taxes of $52 for the periods prior to their acquisition. The pro forma adjustment for general and administrative expenses related to the Acquisition Hotels represents franchise taxes ($180) and other expenses ($200). These amounts are based on historical levels of general and administrative expenses.
(G) Pro forma results reflect 3.9% of income before minority interest. Pro forma, as adjusted, results reflect 3.0% of income before minority interest.

                               EQUITY INNS, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1997
                       (UNAUDITED, AMOUNTS IN THOUSANDS)

     The following unaudited Pro Forma Consolidated Balance Sheet is presented as if the purchase of one Current Hotel acquired in April, 1997, the purchase of the Acquisition Hotels, the borrowings to fund such acquisitions and the consummation of the Offering and the application of the proceeds therefrom had occurred on March 31, 1997. Such information is based upon the consolidated balance sheet of the Company and it should be read in conjunction with the Financial Statements contained herein or incorporated by reference in this Prospectus Supplement. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

     The following unaudited Pro Forma Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of March 31, 1997, nor does it purport to represent the future financial position of the Company.

                                                                       PRO FORMA                 PRO FORMA    PRO FORMA,
                                                         HISTORICAL   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                                         ----------   -----------   ---------   -----------   -----------
                                     ASSETS
Investment in hotel properties, net....................   $355,060      $7,100(A)   $362,160     $167,435(A)   $529,595
Cash and cash equivalents..............................        123                       123                        123
Due from Lessee........................................      4,897                     4,897                      4,897
Deferred expenses, net.................................      6,524                     6,524        1,565(B)      8,089
Deposits and other assets..............................     10,558                    10,558      (10,000)(C)       558
                                                          --------      ------      --------     --------      --------
        Total assets...................................   $377,162      $7,100      $384,262     $159,000      $543,262
                                                          ========      ======      ========     ========      ========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Debt...................................................   $138,641      $7,100(D)   $145,741     $ 65,588(D)   $211,329
Accounts payable and accrued expenses..................      2,726                     2,726                      2,726
Distributions payable..................................      6,901                     6,901                      6,901
Minority interest in Partnership.......................      8,866                     8,866          803(E)      9,669
                                                          --------      ------      --------     --------      --------
        Total liabilities..............................    157,134       7,100       164,234       66,391       230,625
                                                          --------      ------      --------     --------      --------
Shareholders' Equity:
  Common stock.........................................        237                       237           75(F)        312
  Additional paid-in capital...........................    239,268                   239,268       92,534(G)    331,802
  Unearned officers' and directors' compensation.......       (342)                     (342)                      (342)
  Predecessor basis assumed............................     (1,264)                   (1,264)                    (1,264)
  Distributions in excess of net earnings..............    (17,871)                  (17,871)                   (17,871)
                                                          --------      ------      --------     --------      --------
        Total shareholders' equity.....................    220,028                   220,028       92,609       312,637
                                                          --------      ------      --------     --------      --------
    Total liabilities and shareholders' equity.........   $377,162      $7,100      $384,262     $159,000      $543,262
                                                          ========      ======      ========     ========      ========

               See Notes to Pro Forma Consolidated Balance Sheet

                               EQUITY INNS, INC.

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                         (DOLLARS AMOUNTS IN THOUSANDS)

(A) Increase represents the purchase of one Current Hotel in April, 1997 ($7,100) and the purchase of the Acquisition Hotels ($167,435).

(B) Increase represents the payment for franchise agreements ($1,565) relating to the Acquisition Hotels which will be amortized over the remaining life of the agreements.

(C) Decrease represents application of refundable escrow deposit ($10,000) to the purchase of the Acquisition Hotels.

(D) Increase represents borrowings to complete the purchase of one Current Hotel in April, 1997 ($7,100) and the purchase of the Acquisition Hotels ($65,588).

(E) Net increase represents allocation ($803) of additional paid in capital to minority interest due to the Offering.

(F) Increase represents the par value ($75) of the Common Stock expected to be sold in the Offering.

(G)  Net increase in additional paid in capital is computed as follows:

     Gross proceeds of the Offering..............................  $ 99,375
     Par value of Common Stock issued............................       (75)
     Underwriters' discount and expenses of the Offering.........    (5,963)
                                                                   --------
     Net proceeds of the Offering................................    93,337
     Allocation minority interest for the Offering...............      (803)
                                                                   --------
                                                                   $ 92,534
                                                                   ========


                          INDEPENDENT AUDITORS' REPORT

To the Partners
Growth Hotel Investors,
a California Limited Partnership
Greenville, South Carolina

     We have audited the accompanying consolidated balance sheets of Growth Hotel Investors, a California Limited Partnership, (the "Partnership") as of December 31, 1996 and 1995, and the related consolidated statements of operations, partners' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Growth Hotel Investors, a California Limited Partnership, as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                 IMOWITZ KOENIG & CO., LLP
                                          --------------------------------------
                                               Certified Public Accountants

New York, N.Y.
February 28, 1997 except for Note N,
which is dated March 14, 1997.

                             GROWTH HOTEL INVESTORS

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1995
                                                              -------   -------
                                    ASSETS
Cash and cash equivalents...................................  $ 4,644   $ 3,600
Restricted cash.............................................      268       189
Deferred costs..............................................      652       739
Accounts receivables and other assets.......................      189       231
Investment in unconsolidated joint venture..................    7,767     8,153
Investment properties:
  Land......................................................    3,098     3,098
  Buildings and related personal property...................   21,479    20,234
                                                              -------   -------
                                                               24,577    23,332
Less accumulated depreciation...............................   (9,675)   (8,734)
                                                              -------   -------
                                                               14,902    14,598
                                                              -------   -------
          Total assets......................................  $28,422   $27,510
                                                              =======   =======

                       LIABILITIES AND PARTNERS' EQUITY
Liabilities
  Accounts payable and other liabilities....................  $   523   $   562
  Notes payable.............................................    5,412     5,433
Minority interest in joint ventures.........................       42        76
Partners' Equity (Deficit):
  General partner...........................................     (965)   (1,034)
  Limited partners' (36,932 units outstanding at December
     31, 1996 and 1995).....................................   23,410    22,473
                                                              -------   -------
  Total partners' equity....................................   22,445    21,439
                                                              -------   -------
          Total liabilities and partners' equity............  $28,422   $27,510
                                                              =======   =======

                 See Notes to Consolidated Financial Statements

                             GROWTH HOTEL INVESTORS

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1996      1995       1994
                                                              ------    -------    -------
Revenues:
  Hotel operations..........................................  $7,830    $ 8,091    $ 7,868
  Equity in unconsolidated joint venture operations.........   1,851      2,021      1,970
  Interest revenue..........................................     150        229        211
                                                              ------    -------    -------
          Total revenues....................................   9,831     10,341     10,049
                                                              ------    -------    -------
Expenses (including $201, $140, and $171 paid to the general partner and affiliates in 1996, 1995 and 1994):
  Hotel operations..........................................   5,107      4,839      4,930
  Interest..................................................     594        798        960
  Depreciation..............................................     941        750        634
  General and administrative................................     631        398        605
                                                              ------    -------    -------
          Total expenses....................................   7,273      6,785      7,129
                                                              ------    -------    -------
Net income before minority interest in joint ventures'
  operations and extraordinary item.........................   2,558      3,556      2,920
Minority interest in joint ventures' operations.............      35        (28)       (36)
                                                              ------    -------    -------
Income before extraordinary item............................   2,593      3,528      2,884
Extraordinary item:
Gain on extinguishment of debt..............................      --         --        606
                                                              ------    -------    -------
Net income..................................................  $2,593    $ 3,528    $ 3,490
                                                              ======    =======    =======
Net income allocated to general partners....................  $  179    $   247    $   241
Net income allocated to limited partners....................   2,414      3,281      3,249
                                                              ------    -------    -------
Net income..................................................  $2,593    $ 3,528    $ 3,490
                                                              ======    =======    =======
Net income per limited partnership unit:
  Income before extraordinary item..........................  $65.36    $ 88.84    $ 72.70
  Extraordinary item -- gain on extinguishment of debt......      --         --      15.27
                                                              ------    -------    -------
Net income per limited partnership unit.....................  $65.36    $ 88.84    $ 87.97
                                                              ======    =======    =======
Cash distributions per limited partnership unit.............  $39.99    $ 39.99    $ 39.99
                                                              ======    =======    =======

                 See Notes to Consolidated Financial Statements

                             GROWTH HOTEL INVESTORS

       CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                            LIMITED      GENERAL     LIMITED
                                                          PARTNERSHIP   PARTNERS'   PARTNERS'    TOTAL
                                                             UNITS       DEFICIT     EQUITY     EQUITY
                                                          -----------   ---------   ---------   -------
Original capital contributions..........................    36,932       $    --     $36,932    $36,932
                                                            ======       =======     =======    =======
Partners' (deficit) capital at December 31, 1993........    36,932       $(1,302)    $18,897    $17,595
                                                            ======
Net income for the year ended December 31, 1994.........                     241       3,249      3,490
Distributions...........................................                    (110)     (1,477)    (1,587)
                                                                         -------     -------    -------
Partners' (deficit) capital at December 31, 1994........    36,932        (1,171)     20,669     19,498
                                                            ======
Net income for the year ended December 31, 1995.........                     247       3,281      3,528
Distributions...........................................                    (110)     (1,477)    (1,587)
                                                                         -------     -------    -------
Partners' (deficit) capital at December 31, 1995........    36,932        (1,034)     22,473     21,439
                                                            ======
Net income for the year ended December 31, 1996.........                     179       2,414      2,593
Distributions...........................................                    (110)     (1,477)    (1,587)
                                                                         -------     -------    -------
Partners' (deficit) capital at December 31, 1996........    36,932       $  (965)    $23,410    $22,445
                                                            ======       =======     =======    =======

                 See Notes to Consolidated Financial Statements

                             GROWTH HOTEL INVESTORS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996      1995      1994
                                                              -------   -------   -------
Cash Flows From Operating Activities:
  Net income................................................  $ 2,593   $ 3,528   $ 3,490
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    1,028       838       651
     Equity in unconsolidated joint venture operations......   (1,851)   (2,021)   (1,970)
     Minority interest in joint ventures' operations........      (35)       28        36
     Deferred income........................................       --       (40)      (55)
     Deferred costs paid....................................       --      (775)       --
     Extraordinary gain on extinguishment of debt...........       --        --      (606)
     Change in accounts:
       Accounts receivable and other assets.................       43       (26)       (6)
       Accounts payable and other liabilities...............      (39)      (95)      (65)
                                                              -------   -------   -------
          Net cash provided by operating activities.........    1,739     1,437     1,475
                                                              -------   -------   -------
Cash Flows From Investing Activities:
  Cash surrendered upon foreclosure of Elk Grove............       --        --       (33)
  Property improvements and replacements....................   (1,245)   (1,428)     (411)
  Unconsolidated joint venture distributions................    2,237     2,355     2,182
  Restricted cash (increase) decrease.......................      (79)      146        43
  Proceeds from maturity of cash investments................       --        --     3,169
                                                              -------   -------   -------
          Net cash provided by investing activities.........      913     1,073     4,950
                                                              -------   -------   -------
Cash Flows From Financing Activities:
  Cash distributions to partners............................   (1,587)   (1,587)   (1,587)
  Notes payable principal payments..........................      (21)      (36)      (31)
  Satisfaction of note payable..............................       --    (2,186)   (2,030)
                                                              -------   -------   -------
          Net cash used in financing activities.............   (1,608)   (3,809)   (3,648)
                                                              -------   -------   -------
Increase (Decrease) in Cash and Cash Equivalents............    1,044    (1,299)    2,777
Cash and Cash Equivalents at Beginning of Year..............    3,600     4,899     2,122
                                                              -------   -------   -------
Cash and Cash Equivalents at End of Year....................  $ 4,644   $ 3,600   $ 4,899
                                                              =======   =======   =======
Supplemental disclosure of cash flow information:
  Interest paid in cash during the year.....................  $   556   $   813   $   997
                                                              =======   =======   =======
Supplemental Disclosure of Non-Cash Investing and Financing
  Activities:
  Gain on Extinguishment of Debt in 1994 -- Note G.

                 See Notes to Consolidated Financial Statements

                             GROWTH HOTEL INVESTORS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Growth Hotel Investors, (the "Partnership"), is a limited partnership organized in 1984 under the laws of the State of California to acquire, primarily through joint ventures, hold for investment, and ultimately sell limited service hotels which are franchised by Hampton Inns, Inc. ("Hampton"), a wholly owned subsidiary of the Promus Companies, Inc. ("Promus"). The Partnership owns properties in Albuquerque, New Mexico, and Nashville, Tennessee, and has 50 percent joint venture interests in two partnerships which own properties in Syracuse, New York, and Aurora, Colorado, respectively. The Partnership also has an investment in another joint venture in which the Partnership does not have a controlling interest. The properties owned by this joint venture are located in Alabama, Arkansas, Georgia, Michigan, North Carolina, South Carolina, Tennessee and Texas. The general partner is Montgomery Realty Company-85 ("MRC-85"), a California general partnership. The general partners of MRC-85 are Fox Realty Investors ("FRI"), a California general partnership, and NPI Realty Management Corp. ("NPI Realty"), a Florida corporation. On February 13, 1996 NPI Realty, which acquired its interest in MRC-85 from Montgomery Realty Corporation on November 15, 1995 became the managing general partner of MRC-85. Capital contributions of $36,932,000 ($1,000 per unit) were made by the limited partners.

     On December 6, 1993, NPI Equity Investments II, Inc. ("NPI Equity" or the "Managing General Partner") became the managing partner of FRI and assumed operational control over Fox Capital Management Corporation ("FCMC"), an affiliate of FRI. As a result, NPI Equity became responsible for the operation and management of the business and affairs of the Partnership and the other investment partnerships sponsored by FRI and/or FCMC. The individuals who had served previously as partners of FRI and as officers and directors of FCMC contributed their general partnership interest in FRI to a newly formed limited partnership, Portfolio Realty Associates, L.P. ("PRA"), in exchange for limited partnership interests in PRA. In the foregoing capacity, such partners continue to hold indirectly certain economic interest in the Partnership and such other investment partnerships, but ceased to be responsible for the operation and management of the Partnership and such other partnerships. NPI Equity and NPI Realty are wholly-owned subsidiaries of National Property Investors, Inc. ("NPI or NPI Inc.").

     On January 19, 1996, the stockholders of NPI, Inc., the sole shareholder of NPI Equity, sold all of the issued and outstanding stock of NPI, Inc. to an affiliate of Insignia Financial Group Inc. ("Insignia").

     On February 15, 1996, Devon Associates, a New York general partnership, commenced a tender offer (the "Offer") for up to 15,000 of the outstanding Units at a purchase price of $705.00 per Unit. An affiliate of the Managing General Partner has an interest in Devon Associates. Devon Associates acquired 13,395 Units with respect to this offer.

  Principles of Consolidation

     The consolidated financial statements include the Partnership and the three joint ventures in which the Partnership has or has had a controlling interest. In April 1994, the Hampton Inn -- Elk Grove Village was disposed of through foreclosure, see "Note G." All significant intercompany transactions and balances have been eliminated.

     The investment in another joint venture in which the Partnership does not have a controlling interest is accounted for under the equity method of accounting (see "Note H").

                             GROWTH HOTEL INVESTORS

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Advertising

     The Partnership expenses the costs of advertising as incurred. Advertising expense, included in operating expenses, was approximately $400,000 and $530,000 for the years ended December 31, 1996 and 1995, respectively.

  Fair Value

     In 1995, the Partnership implemented "Statement of Financial Accounting Standards No. 107, Disclosure about Fair Value of Financial Instruments," as amended by "SFAS No. 119, Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments," which requires disclosure of fair value information about financial instruments for which it is practicable to estimate fair value. The carrying amount of the Partnership's cash and cash equivalents approximates fair value due to short-term maturities. The Partnership estimates the fair value of its fixed rate mortgage by discounted cash flow analysis, based on estimated borrowing rates currently available to the Partnership.

  Investment Properties

     In 1995 the Partnership adopted "FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The effect of adoption had no effect on the Partnerships financial statements.

  Cash and Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity, when purchased, of three months or less to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Depreciation

     Depreciation is computed using the straight-line method based on estimated useful lives ranging from 5 to 39 years.

  Deferred Costs

     Deferred costs represent the buyout of a services agreement, deferred financing costs and deferred franchise fees. The buyout of the services agreement is being amortized over the remaining term of the services agreement which is 8 years. Financing costs are deferred and amortized, as interest expense, over the lives of the related loans, or expensed, if financing is not obtained. Franchise fees paid in connection with the acquisition of the hotels are deferred and are amortized over the lives of the franchise agreements, which range from ten to twenty years. Land lease costs paid in connection with acquisition of certain hotels are deferred and amortized over the lives of the lease agreements.

                             GROWTH HOTEL INVESTORS

  Net Income (Loss) Per Limited Partnership Assignee Unit

     Net income (loss) per limited partnership assignee unit is computed by dividing net income (loss) allocated to the limited partners by 36,932 assignee units outstanding.

  Income Taxes

     Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnership.

  Reclassification

     Certain reclassifications have been made to the 1995 and 1994 balances to conform to the 1996 presentation.

NOTE B -- TRANSACTIONS WITH THE GENERAL PARTNER AND AFFILIATES

     The Partnership has no employees and is dependent on the Managing General Partner and its affiliates for the administration of all partnership activities. The Partnership Agreement provides for payments to affiliates for services and as reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     The following transactions with affiliates of the Managing General Partner were charged to expense in 1996, 1995, and 1994:

                                                              1996    1995    1994
                                                              ----    ----    ----
                                                                 (IN THOUSANDS)
Reimbursement for services of affiliates (primarily included
  in general and administrative expenses)...................  $201    $140    $166

     Reimbursed expenses are primarily included in general and administrative expenses. In addition, an affiliate of Managing General Partner was paid $5,000 relating to a successful real estate tax appeal on a Partnership property during 1994.

     In accordance with the partnership agreement, the general partner receives cash distributions as follows: (a) a partnership management incentive not to exceed ten percent, determined on a cumulative, noncompounded basis, of cash from operations available for distribution (as defined in the partnership agreement) distributed to partners, and (b) a continuing interest representing a two percent share of cash distributions, after allocation of the partnership management incentive. A portion of the partnership management incentive is subordinated to certain cash distributions to the limited partners. Cash distributions to the general partner for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                              1996    1995    1994
                                                              ----    ----    ----
                                                                 (IN THOUSANDS)
Partnership management incentive............................  $ 79    $ 79    $ 79
Continuing interest.........................................    31      31      31
                                                              ----    ----    ----
          Total.............................................  $110    $110    $110
                                                              ====    ====    ====

     In accordance with the partnership agreement, the general partner received an allocation of net income and taxable income of seven percent and net losses of twelve percent.

                             GROWTH HOTEL INVESTORS

NOTE C -- RELATED PARTY TRANSACTIONS

     In addition to the fees paid to the general partner and affiliates as set forth above, the Partnership has agreements with affiliates of its joint venture partners, which provide for the management and operations of the joint venture properties and services provided under each property's franchise agreement. Fees paid pursuant to these agreements are generally based on a percentage of gross revenues from operations of the property and for the years ended December 31, 1996, 1995 and 1994 were approximately $40,000, $76,000 and $75,000, respectively.

NOTE D -- RESTRICTED CASH

     Restricted cash at December 31, 1996, represents funds provided for and maintained by certain properties, pursuant to the related notes payable agreements, to meet future capital requirements and debt service payments.

NOTE E -- DEFERRED COSTS

     The Partnership paid $775,000 in January 1995 to Metric Management, Inc. ("MMI") amending their services agreement to provide for a reduction in the monthly asset management fee from $29,750 to $5,500. This amendment eliminated fees payable to MMI for its assistance in refinancings and sales of properties owned by the Partnership and provides the Partnership with the ability to terminate MMI's services at will.

     The cost of the amendment is being amortized over the remaining term of the service agreement of 8 years. For the year ended December 31, 1996 and 1995, approximately $78,000 and $77,000, respectively, has been amortized and is included in general and administrative expenses.

     At December 31, 1996 and 1995, accumulated amortization of the service agreement's deferred costs totaled approximately $155,000 and $77,000, respectively.

     At December 31, 1996 and 1995, accumulated amortization of the franchise fees deferred costs totaled approximately $30,000 and $74,000, respectively. The fully amortized cost have been written off during 1996.

NOTE F -- NOTES PAYABLE

     Two of the Partnership's properties are pledged as collateral for related notes payable. The notes bear interest at 10 and 10.50 percent. The note encumbering the Partnership's consolidated Hampton Inn -- Syracuse (50% owned joint venture) property was satisfied on May 31, 1994, with the proceeds of a $2,048,000 loan from the Partnership. The loan's interest rate was at prime plus 2% and was due on demand. Approximately $2,352,000 and $2,048,000 at December 31, 1996 and 1995, respectively, of loan and accrued interest were eliminated in consolidation. On December 1, 1995, the Partnership satisfied the first mortgage encumbering its Hampton Inn -- Brentwood property in the amount of $2,186,000. The note was due to mature in January 1996. At December 31, 1996 and 1995, accumulated amortization of deferred financing costs totaled approximately $49,000 and $59,000, respectively. The fully amortized cost have been written off during 1996.

     The estimated fair values of the Partnership's aggregate debt is approximately $5,412,000. This estimate is not necessarily indicative of the amounts the Partnership may pay in actual market transactions.

     Scheduled principal payments subsequent to December 31, 1996, are as follows (in thousands):

1997                                                          $2,401
1998                                                           3,011
                                                              ------
          Total                                               $5,412
                                                              ======

                             GROWTH HOTEL INVESTORS

     The mortgage on Partnership's Hampton Inn -- Aurora property matured in January 1997. The Managing General Partner has obtained a one year extension. The mortgage on the Partnership's Hampton Inn -- Albuquerque property matures in May 1997. The Managing General Partnership will try to sell the property or refinance the debt of the property if the property is not sold.

NOTE G -- EXTRAORDINARY ITEM -- GAIN ON EXTINGUISHMENT OF DEBT

     On April 4, 1994, the Hampton Inn -- Elk Grove Village was disposed of through foreclosure for $3,550,000 to the holder of the deed of trust on the property. The disposition value is comprised of the note payable of $2,772,000, plus $778,000 of net liabilities, consisting of $260,000 of accrued interest, $444,000 of accrued property taxes and $74,000 of other liabilities. As a result of the disposition of this property through foreclosure, the Partnership recognized an extraordinary gain on extinguishment of debt of $606,000 in the second quarter of 1994. The results of operations for Elk Grove included in the financial statements are through February 4, 1994.

NOTE H -- INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

     On December 9, 1986, the Partnership acquired an ownership interest in Growth Hotel Investors Combined Fund No. 1, a California Limited Partnership, ("Combined Fund"), a joint venture with Growth Hotel Investors II, a California Limited Partnership, ("GHI II") affiliated with the Partnership's general partner. The Partnership's ownership interest in the Combined Fund is approximately 32 percent.

     The Combined Fund acquired an 80% interest in a separate joint venture, Hampton/GHI Associates No. 1, which was formed to acquire and has acquired eighteen Hampton Inn hotels. Hampton Inns owns a 20% subordinated interest. The Partnership's interest in the Combined Fund is reported under the equity method of accounting.

     Summary financial information for Growth Hotel Investors Combined Fund No. 1 Joint Venture is as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
Total assets................................................  $ 62,199   $ 65,414
Total liabilities...........................................   (37,081)   (39,107)
                                                              --------   --------
          Total ventures' equity............................  $ 25,118   $ 26,307
                                                              ========   ========

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
Total revenues..............................................  $ 38,327   $ 37,156
Total expenses..............................................   (32,858)   (30,710)
                                                              --------   --------
Minority interest...........................................       393        (76)
                                                              --------   --------
          Net income........................................  $  5,862   $  6,370
                                                              ========   ========
Allocation of income:
  GHI.......................................................  $  1,851   $  2,021
  GHI II....................................................     4,011      4,349
                                                              --------   --------
          Net income........................................  $  5,862   $  6,370
                                                              ========   ========

     In 1996 and 1995 the Partnership received distributions of approximately $2,237,000 and $2,355,000, respectively, from the Joint Venture.

                             GROWTH HOTEL INVESTORS

NOTE I -- RECONCILIATION TO INCOME TAX METHOD OF ACCOUNTING

     The differences between the method of accounting for income tax reporting and the accrual method of accounting used in the consolidated financial statements are as follows:

                                                             1996      1995      1994
                                                            -------   -------   -------
                                                            (IN THOUSANDS, EXCEPT UNIT
                                                                       DATA)
Net income -- financial statements........................  $ 2,593   $ 3,528   $ 3,490
Differences resulted from:
  Deferred costs..........................................       --      (775)       --
  Depreciation and amortization...........................     (120)     (141)     (266)
  Equity in unconsolidated joint venture operations.......     (180)     (200)     (178)
  Minority interest.......................................       21         8      (130)
  Other...................................................       15        30       (36)
  Loss of property disposition............................       --        --    (1,216)
                                                            -------   -------   -------
          Net income -- income tax method.................  $ 2,329   $ 2,450   $ 1,664
                                                            =======   =======   =======
Taxable income per limited partnership assignee unit after
  giving effect to the allocation to the general
  partner.................................................  $    59   $    62   $    42
                                                            =======   =======   =======
Partner's equity-financial statements.....................  $22,445   $21,439   $19,498
Differences resulted from:
  Deferred sales commissions and organization costs.......    4,946     4,946     4,946
  Commission reduction reimbursed to investors............       43        43        43
  Depreciation and amortization...........................   (1,744)   (1,624)   (1,483)
  Deferred costs..........................................     (775)     (775)       --
  Equity in unconsolidated joint venture operations.......   (1,019)     (839)     (639)
  Minority interest.......................................    1,455     1,434     1,426
  Other...................................................     (295)     (310)     (340)
                                                            -------   -------   -------
          Partners' equity -- income tax method...........  $25,056   $24,314   $23,451
                                                            =======   =======   =======

NOTE J -- COMMITMENT AND CONTINGENCIES

     William Wallace, Mildred Wallace, Edith G. Martin, Paul Allemang and Gwen Allemang, on behalf of themselves and all others similarly situated, and derivatively on behalf of Growth Hotel Investors, a California limited partnership and Growth Hotel Investors II, a California limited partnership ("GHI II"), Plaintiff v. Devon Associates, Montgomery Realty-85, GHI Associates, Cayuga Associates L.P., Cayuga Capital Corp., Insignia Financial Group, Inc., L.P., and Fleetwood Corp., Defendants and Growth Hotel Investors, a California limited partnership, and Growth Hotel Investors II, a California limited partnership, Nominal Defendant, Supreme Court of the State of New York, County of New York, Case No. 9600866.

     On February 21, 1996, William and Mildred Wallace, holders of Units of the Partnership and Edith G. Martin and Paul and Gwen Allemang, holders of Units of GHI II, commenced an action on behalf of themselves and others similarly situated, and derivatively on behalf of the Partnership and GHI II, in the Supreme Court of the State of New York, County of New York, against, among others, MRC-85 and certain of its affiliates pertaining to the tender offer for up to 15,000 partnership Units of the Partnership and up to 21,000 partnership Units of GHI II which commenced February 15, 1996. The action alleged, among other things, that the tender offers constitute (a) a breach of fiduciary duty owed to limited partners of the partnerships, and (b) a breach of the provisions of the partnership agreements of such partnerships. The action, which sought to be brought as a class action on behalf of all limited partners, sought to enjoin the

                             GROWTH HOTEL INVESTORS
tender offers as well as monetary damages in an unspecified amount. In connection with the settlement discussed below, this action has been discontinued.

     R&S Asset Partners, a Florida general partnership, and Jessie B. Small, on their own behalves, on behalf of all others similarly situated, and derivatively on behalf of the Nominal Defendants, Plaintiffs, v. Devon Associates, Cayuga Associates, L.P., Cayuga Capital Corp., Fleetwood Corp., Carl C. Icahn, Michael
L. Ashner, Martin Lifton, Arthur N. Queler, Insignia Financial Group, Inc., IFGP, Corp., National Properties Investors, Inc., NPI Equity Investments II, Inc., Fox Realty Investors, Portfolio Realty Associates, L.P., Emmet J. Cashin, Jr., Jarold A. Evans, W. Patrick McDowell, Apollo Real Estate Advisors, L.P., and Montgomery Realty Company-85, Defendants, and Growth Hotel Investors, a California Limited Partnership, and Growth Hotel Investors II, a California Limited Partnership, Nominal Defendants, Superior Court of the State of California, County of Los Angeles, Case No. BC145220.

     On February 28, 1996, R&S Asset Partners, holders of Units of the Partnership, and Jesse B. Small, holder of Units of GHI II, commenced an action on behalf of themselves and others similarly situated, and derivatively on behalf of the Partnership and GHI II, in the Superior Court of the State of California, County of Los Angeles, against, among others, MRC-85 and certain of its affiliates pertaining to the tender offer for up to 15,000 partnership Units of the Partnership and up to 21,000 partnership Units of GHI II which commenced February 15, 1996. The action alleges, among other things, that the tender offers constitute (a) a breach of fiduciary duty owed to limited partners of the partnerships, (b) negligent misrepresentation pertaining to the disclosure set forth in the offer to purchase, (c) common law fraud, and (d) a breach of the provisions of the partnership agreements of such partnerships. The action, which is sought to brought as a class action on behalf of all limited partners, seeks to enjoin the tender offers as well as monetary damages in an unspecified amount.

     On March 15, 1996, counsel for the plaintiffs and defendants in the Wallace and the R&S Partners Actions agreed in principle to settle these actions, which settlement has subsequently received final court approval. In connection with the settlement MRC-85 agreed to take such actions as are reasonably necessary and consistent with its fiduciary duties to procure offers for the purchase of the Partnership's and GHI II's assets which maximize the value of the limited partner assignee units. MRC-85 further agreed to deal fairly and in good faith with persons expressing an interest in making a bona fide offer to purchase such assets and, subject to its fiduciary duty, provide such bona fide offers with access to the Partnership's and GHI II's books and records for due diligence purposes. MRC-85 also agreed that if it determined that an offer to purchase its assets is acceptable, MRC-85 will prepare a plan of liquidation and submit such plan to the Partnership's partners for approval. Also in connection with the settlement, the plaintiffs will release all claims they may have arising out of the tender offers. As required by the settlement, the Partnership and GHI II are coordinating with class counsel with respect to the sale of such assets and consent of limited partners.

                             GROWTH HOTEL INVESTORS

NOTE K -- INVESTMENT PROPERTIES AND ACCUMULATED DEPRECIATION

                          INITIAL COST TO PARTNERSHIP

                                                                                              COST
                                                                             BUILDINGS      (REMOVED)
                                                                            AND RELATED   SUBSEQUENT TO
DESCRIPTION                                        ENCUMBRANCES    LAND      PROPERTY      ACQUISITION
-----------                                        ------------   -------   -----------   -------------
                                                                  (AMOUNTS IN THOUSANDS)
Growth Hotel Investors:
  Hampton Inn -- Albuquerque North Albuquerque,
     New Mexico..................................    $ 2,375      $   824     $ 4,140        $  969
  Hampton Inn -- Brentwood Nashville,
     Tennessee...................................         --          514       4,236         1,129
  Hampton Inn -- Syracuse East Syracuse, New
     York........................................         --          388       3,723         1,196
  Hampton Inn -- Aurora Aurora, Colorado.........      3,037        1,392       5,053         1,013
                                                     -------      -------     -------        ------
          Total..................................    $ 5,412      $ 3,118     $17,152        $4,307
                                                     =======      =======     =======        ======
Growth Hotel Investors Combined Fund No. 1:
  Hampton Inn -- Memphis I40 East Memphis,
     Tennessee...................................    $ 1,771      $    --     $ 3,838        $  541
  Hampton Inn -- Columbia-West West Columbia,
     South Carolina..............................      2,062          350       4,133           324
  Hampton Inn -- Spartanburg Spartanburg, South
     Carolina....................................      1,767          275       3,545           357
  Hampton Inn -- Little Rock-North North Little
     Rock, Arkansas..............................      2,015          524       3,862           315
  Hampton Inn -- Amarillo Amarillo, Texas........      1,120          501       1,810           396
  Hampton Inn -- Greenville Greenville, South
     Carolina....................................      2,054          539       3,942           106
  Hampton Inn -- Charleston Airport North
     Charleston, South Carolina..................      2,144          495       4,205           323
  Hampton Inn -- Memphis-Poplar Memphis,
     Tennessee...................................      2,798        1,236       4,993            71
  Hampton Inn -- Greensboro Greensboro, North
     Carolina....................................      1,982          439       3,866           254
  Hampton Inn -- Birmingham Birmingham, Alabama..      2,426          758       4,447            64
  Hampton Inn -- Atlanta-Roswell Roswell,
     Georgia.....................................      2,643        1,207       4,668          (141)
  Hampton Inn -- Chapel Hill Chapel Hill, North
     Carolina....................................      2,257          930       3,926            (5)
  Hampton Inn -- Dallas-Richardson Richardson,
     Texas.......................................      2,769        1,371       4,766          (311)
  Hampton Inn -- Nashville-Briley Parkway
     Nashville, Tennessee........................      2,183           --       4,796           (23)
  Hampton Inn -- San Antonio-Northwest San
     Antonio, Texas..............................      2,451          781       4,475           (58)

                             GROWTH HOTEL INVESTORS

                                                                                              COST
                                                                             BUILDINGS      (REMOVED)
                                                                            AND RELATED   SUBSEQUENT TO
DESCRIPTION                                        ENCUMBRANCES    LAND      PROPERTY      ACQUISITION
-----------                                        ------------   -------   -----------   -------------
                                                                  (AMOUNTS IN THOUSANDS)
  Hampton Inn -- Madison Heights Madison Heights,
     Michigan....................................      2,834          963       5,323           653
  Hampton Inn -- Mountain Brook Birmingham,
     Alabama.....................................      2,543           --       4,782           699
  Hampton Inn -- Northlake Atlanta, Georgia......      2,366           --       4,439           510
                                                     -------      -------     -------        ------
          Total..................................    $40,185      $10,369     $75,816        $4,075
                                                     =======      =======     =======        ======

                             GROWTH HOTEL INVESTORS

               GROSS AMOUNT AT WHICH CARRIED AT DECEMBER 31, 1996

                                        BUILDING AND             ACCUMULATED      YEAR OF        DATE OF     DEPRECIABLE
DESCRIPTION                    LAND     IMPROVEMENTS    TOTAL    DEPRECIATION   CONSTRUCTION   ACQUISITION   LIFE-YEARS
-----------                   -------   ------------   -------   ------------   ------------   -----------   -----------
                                          (AMOUNTS IN THOUSANDS)
Growth Hotel Investors:
  Hampton Inn --
    Albuquerque-North
    Albuquerque, New
      Mexico................  $   824     $ 5,109      $ 5,933     $ 2,041          1987        04/24/87      5-39 Yrs
  Hampton Inn -- Brentwood
    Nashville, Tennessee....      514       5,365        5,879       2,270          1985        12/23/85      5-39 Yrs
  Hampton Inn -- Syracuse
    East Syracuse, New
      York..................      368       4,939        5,307       2,127          1985        12/20/85      5-39 Yrs
  Hampton Inn -- Aurora
    Aurora, Colorado........    1,392       6,066        7,458       3,237          1985        12/11/86      5-39 Yrs
                              -------     -------      -------     -------          ----        --------      --------
         Total..............  $ 3,098     $21,479      $24,577     $ 9,675
Growth Hotel Investors
Combined Fund No. 1:
  Hampton Inn -- Memphis I40
    East
    Memphis, Tennessee......  $    --     $ 4,379      $ 4,379     $ 1,769          1984        12/19/86      5-30 Yrs
  Hampton Inn -- Columbia-
    West
    West Columbia, South
      Carolina..............      350       4,457        4,807       1,845          1985        12/19/86      5-30 Yrs
  Hampton Inn -- Spartanburg
    Spartanburg, South
      Carolina..............      275       3,902        4,177       1,616          1984        12/19/86      5-39 Yrs
  Hampton Inn -- Little
    Rock-North
    North Little Rock,
      Arkansas..............      524       4,177        4,701       1,600          1985        12/19/86      5-39 Yrs
  Hampton Inn -- Amarillo
    Amarillo, Texas.........      501       2,206        2,707         919          1985        12/19/86      5-39 Yrs
  Hampton Inn -- Greenville
    Greenville, South
      Carolina..............      539       4,048        4,587       1,608          1985        12/19/86      5-30 Yrs
  Hampton Inn -- Charleston
    Airport
    North Charleston, South
      Carolina..............      495       4,528        5,023       1,808          1985        12/19/86      5-39 Yrs
  Hampton Inn -- Memphis-
    Poplar
    Memphis, Tennessee......    1,236       5,064        6,300       2,006          1985        12/19/86      5-30 Yrs
  Hampton Inn -- Greensboro
    Greensboro, North
      Carolina..............      439       4,120        4,559       1,600          1986        12/19/86      5-39 Yrs
  Hampton Inn -- Birmingham
    Birmingham, Alabama.....      758       4,511        5,269       1,757          1987        12/19/86      5-30 Yrs
  Hampton Inn -- Atlanta-
    Roswell
    Roswell, Georgia........    1,207       4,527        5,734       1,621          1987        03/04/87      5-30 Yrs
  Hampton Inn -- Chapel Hill
    Chapel Hill, North
      Carolina..............      930       3,921        4,851       1,445          1987        03/04/87      5-30 Yrs

                            GROWTH HOTEL INVESTORS

                                             BUILDING AND             ACCUMULATED       YEAR OF       DATE OF    DEPRECIABLE
DESCRIPTION                        LAND      IMPROVEMENTS    TOTAL    DEPRECIATION    CONSTRUCTION  ACQUISITION   LIFE-YEARS
-----------                      ---------   ------------  ---------  ------------    ------------  -----------  -----------
                                              (AMOUNTS IN THOUSANDS)
  Hampton Inn -- Dallas-
    Richardson
    Richardson, Texas..........      1,371        4,455        5,826       1,542           1987       03/04/87     5-30 Yrs
  Hampton Inn -- Nashville-
    Briley Parkway
    Nashville, Tennessee.......         --        4,773        4,773       1,728           1987       03/04/87     5-30 Yrs
  Hampton Inn -- San
    Antonio-Northwest
    San Antonio, Texas.........        781        4,417        5,198       1,523           1987       06/23/87     5-30 Yrs
  Hampton Inn -- Madison
    Heights
    Madison Heights,
      Michigan.................        963        5,976        6,939       2,454           1987       12/29/87     5-30 Yrs
  Hampton Inn -- Mountain Brook
    Birmingham, Alabama........         --        5,481        5,481       2,380           1988       12/19/87     5-30 Yrs
  Hampton Inn -- Northlake
    Atlanta, Georgia...........         --        4,949        4,949       2,179           1988       09/15/88     5-30 Yrs
                                 ---------    ---------    ---------   ---------
                                 $  10,369    $  79,891    $  90,260   $  31,400
                                 =========    =========    =========   =========

     Reconciliation of Investment Properties and Accumulated Depreciation:

                                                             YEARS ENDED DECEMBER 31,
                                                            ---------------------------
                                                             1996      1995      1994
                                                            -------   -------   -------
                                                                  (IN THOUSANDS)
Balance at beginning of year..............................  $23,332   $21,904   $27,471
Property improvements.....................................    1,245     1,428       411
Retirement of assets......................................       --        --    (5,978)
                                                            -------   -------   -------
Balance at end of year....................................  $24,577   $23,332   $21,904
                                                            =======   =======   =======
Accumulated Depreciation
  Balance at beginning of year............................  $ 8,734   $ 7,984   $10,498
  Additions charged to expense............................      941       750       634
  Retirement of assets....................................       --        --    (3,148)
                                                            -------   -------   -------
                                                            $ 9,675   $ 8,734   $ 7,984
                                                            =======   =======   =======

     The aggregate cost of the real estate for Federal income tax purposes at December 31, 1996, 1995 and 1994 respectively is approximately $23,742,000, $22,482,000 and approximately $21,809,000. The accumulated depreciation taken for Federal income tax purposes at December 31, 1996, 1995, and 1994, respectively is approximately $11,316,000, $10,165,000 and $9,187,000.

NOTE L -- OPTION TO ACQUIRE JOINT VENTURE PARTNER'S INTEREST

     On October 2, 1995, the Partnership was granted the option to acquire its joint venture partner's interest in Aurora/GHI Associates No. 1, the joint venture which owns the Hampton Inn-Aurora for $150,000. The Partnership has not yet acquired such interest. It is expected that such interest will be acquired prior to the sale of the Partnership's properties.

                             GROWTH HOTEL INVESTORS

NOTE M -- TENDER OFFERS

     On February 15, 1996, Devon Associates ("Devon") offered to purchase up to 21,000 and 15,000 limited partnership outstanding units (the "Units") of GHI II, and the Partnership, respectively. Devon Associates acquired 17,287 and 13,396 units, with respect to these offers, respectively. The offer for the Partnerships Units was at a purchase price of $750 and $705, respectively, per unit, net to the seller in cash, without interest, upon the terms and conditions set forth in the offer to purchase. Certain beneficial owners of Devon are affiliated with the general partners of GHI II and the Partnership. In addition, an affiliate of Insignia is both a shareholder in the general partner of Cayuga Associates, LP, the controlling general partner in Devon, and a limited partner in Devon.

NOTE N -- SUBSEQUENT EVENT

     As required by the settlement of the class action brought in connection with the tender offer made by Devon Associates discussed in "Note M", the Partnership and GHI II, the Partnership's joint venture partner in the Combined Fund properties, marketed all of their properties for sale. In this regard, the Partnership and GHI II retained Bear, Stearns & Co. Inc. to assist in the marketing of such properties. As of March 14, 1997, the Partnership, the Combined Fund, the joint ventures in which the Partnership has a controlling interest, GHI II, and the joint ventures in which GHI II has a controlling interest, and Equity Inns Partnership, L.P. (the "Buyer") entered into certain purchase and sale agreements pursuant to which the Buyer agreed to purchase from these entities the twenty-two hotels described herein as well as six additional hotels owned directly or indirectly by GHI II for an aggregate purchase price of $182 million, subject to adjustment. The closing of these sales, which is anticipated to occur during the second quarter of 1997, is subject to many conditions including, favorable completion by the Buyer of its due diligence review and the Partnership and GHI II receiving consent to the sale from their respective limited partners holding a majority of the outstanding limited partnership interests in the Partnership and GHI II. Accordingly, there can be no assurance that the sale will be consummated with the Buyer or any other potential buyer.

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Growth Hotel Investors II,
a California Limited Partnership
Greenville, South Carolina

     We have audited the accompanying consolidated balance sheets of Growth Hotel Investors II, a California Limited Partnership, (the "Partnership") as of December 31, 1996 and 1995, and the related consolidated statements of operations, partners' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Growth Hotel Investors II, a California Limited Partnership, as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                Imowitz Koenig & Co., LLP
                                          --------------------------------------

New York, N.Y.
February 28, 1997, except for Note N,
which is dated March 14, 1997

                           GROWTH HOTEL INVESTORS II

                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1995
                                                              ------------   ------------
                                         ASSETS
Cash and cash equivalents...................................    $  8,302       $  7,105
Restricted cash.............................................         208            902
Deferred costs..............................................       1,692          2,008
Accounts receivable and other assets........................       1,104          1,376
Investment properties:
  Land......................................................      15,725         15,640
  Buildings and related personal property...................     111,335        106,243
                                                                --------       --------
                                                                 127,060        121,883
Less accumulated depreciation...............................     (43,677)       (38,136)
                                                                --------       --------
                                                                  83,383         83,747
                                                                --------       --------
          Total assets......................................    $ 94,689       $ 95,138
                                                                ========       ========

                       LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Accounts payable and other liabilities......................    $  2,271       $  2,303
Due to affiliate of the joint venture partner...............         827            819
Notes payable...............................................      49,215         50,139
Minority interest in joint ventures.........................       2,374          3,902
Partners' Capital (Deficit):
  General partners'.........................................        (227)          (268)
  Limited partners' (58,982 units outstanding)..............      40,229         38,243
                                                                --------       --------
                                                                  40,002         37,975
                                                                --------       --------
          Total liabilities and partners' capital...........    $ 94,689       $ 95,138
                                                                ========       ========

                 See Notes to Consolidated Financial Statements

                           GROWTH HOTEL INVESTORS II

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996      1995      1994
                                                              -------   -------   -------
Revenues:
  Hotel operations..........................................  $51,456   $50,046   $46,698
  Interest income...........................................      334       495       466
                                                              -------   -------   -------
          Total revenues....................................   51,790    50,541    47,164
                                                              -------   -------   -------
Expenses (including $627, $598 and $584 paid to the general
  partner and affiliates in 1996, 1995 and 1994):
  Hotel operations..........................................   32,594    31,041    29,219
  Interest..................................................    4,983     5,461     5,520
  Depreciation..............................................    5,541     5,103     4,717
  General and administrative................................    1,580       988     1,360
                                                              -------   -------   -------
          Total expenses....................................   44,698    42,593    40,816
                                                              -------   -------   -------
Income before minority interest in joint ventures' operation
  and extraordinary item....................................    7,092     7,948     6,348
Minority interest in joint ventures' operations.............   (1,603)   (2,236)   (1,417)
                                                              -------   -------   -------
Income before extraordinary item............................    5,489     5,712     4,931
Extraordinary item:
Gain on extinguishment of debt..............................       --        --        98
                                                              -------   -------   -------
Net income..................................................  $ 5,489   $ 5,712   $ 5,029
                                                              =======   =======   =======
Net income allocated to general partners (2%)...............  $   110   $   114   $   101
Net income allocated to limited partners (98%)..............    5,379     5,598     4,928
                                                              -------   -------   -------
                                                              $ 5,489   $ 5,712   $ 5,029
                                                              =======   =======   =======
Net income per limited partnership unit:
  Income before extraordinary item..........................  $ 91.19   $ 94.91   $ 81.92
  Extraordinary item -- gain on extinguishment of debt......       --        --      1.63
                                                              -------   -------   -------
  Net income................................................  $ 91.19   $ 94.91   $ 83.55
                                                              =======   =======   =======
Cash distribution per limited partnership unit..............  $ 57.53   $ 57.53   $ 57.53
                                                              =======   =======   =======

                 See Notes to Consolidated Financial Statements

                           GROWTH HOTEL INVESTORS II

             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                             LIMITED      GENERAL     LIMITED
                                                           PARTNERSHIP   PARTNERS'   PARTNERS'    TOTAL
                                                              UNITS      (DEFICIT)    EQUITY     EQUITY
                                                           -----------   ---------   ---------   -------
Original capital contributions...........................    58,982        $  --      $58,982    $58,982
                                                             ======        =====      =======    =======
Partners' (deficit) equity at December 31, 1993..........    58,982        $(345)     $34,503    $34,158
                                                             ======
Net income for the year ended December 31, 1994..........                    101        4,928      5,029
Distributions paid to partners...........................                    (69)      (3,393)    (3,462)
                                                                           -----      -------    -------
Partners' (deficit) equity at December 31, 1994..........    58,982         (313)      36,038     35,725
                                                             ======
Net income for the year ended December 31, 1995..........                    114        5,598      5,712
Distributions paid to partners...........................                    (69)      (3,393)    (3,462)
                                                                           -----      -------    -------
Partners' (deficit) equity at December 31, 1995..........    58,982         (268)      38,243     37,975
                                                             ======
Net income for the year ended December 31, 1996..........                    110        5,379      5,489
Distributions paid to partners...........................                    (69)      (3,393)    (3,462)
                                                                           -----      -------    -------
Partners' (deficit) capital at December 31, 1996.........    58,982        $(227)     $40,229    $40,002
                                                             ======        =====      =======    =======

                 See Notes to Consolidated Financial Statements

                           GROWTH HOTEL INVESTORS II

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996      1995      1994
                                                              -------   -------   -------
Cash Flows From Operating Activities:
  Net income................................................  $ 5,489   $ 5,712   $ 5,029
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    5,857     5,463     4,932
     Minority interest in joint ventures' operations........    1,603     2,236     1,417
     Deferred costs paid....................................       --    (1,425)       --
     Gain on extinguishment of debt.........................       --        --       (98)
  Change in accounts:
     Accounts receivable and other assets...................     (103)     (533)       39
     Accounts payable and other liabilities.................      (24)      366       (86)
                                                              -------   -------   -------
          Net cash provided by operating activities.........   12,822    11,819    11,233
                                                              -------   -------   -------
Cash Flows From Investing Activities
  Property and improvement and replacements.................   (4,677)   (4,264)   (2,205)
  Purchase of minority interest in joint ventures...........       --      (375)       --
  Proceeds from maturity of cash investments................       --        --     2,376
  Restricted cash decrease (increase).......................      694     1,339      (333)
                                                              -------   -------   -------
          Net cash used in investing activities.............   (3,983)   (3,300)     (162)
Cash Flows From Financing Activities
  Satisfaction of note payable..............................       --    (5,975)     (150)
  Notes payable principal payments..........................     (924)     (771)     (655)
  Joint venture partner distributions.......................   (3,256)   (2,982)   (2,275)
  Cash distributions to partners............................   (3,462)   (3,462)   (3,462)
                                                              -------   -------   -------
          Net cash used in financing activities.............   (7,642)  (13,190)   (6,542)
                                                              -------   -------   -------
Increase (Decrease) in Cash and Cash Equivalents............    1,197    (4,671)    4,529
Cash and Cash Equivalents at Beginning of Year..............    7,105    11,776     7,247
                                                              -------   -------   -------
Cash and Cash Equivalents at End of Year....................  $ 8,302   $ 7,105   $11,776
                                                              =======   =======   =======
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $ 4,957   $ 4,996   $ 5,345
                                                              =======   =======   =======
Supplemental Disclosure of Non-Cash Investing and Financing
  Activities:
  Purchase of joint venture partners' interests -- Note E.
     Gain on extinguishment of debt in 1994 -- Note I.

                 See Notes to Consolidated Financial Statements

                           GROWTH HOTEL INVESTORS II

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Growth Hotel Investors II (the "Partnership") limited partnership organized in 1984 under the laws of the State of California to invest in, acquire, manage and ultimately sell limited service hotels which are franchised by Hampton Inns, Inc. ("Hampton"), a wholly owned subsidiary of the Promus Companies, Inc. The Partnership owns properties in Colorado, Minnesota, Missouri and Ohio and has joint venture interests in partnerships which own properties in Alabama, Arkansas, Georgia, Michigan, North Carolina, South Carolina, Tennessee and Texas. The general partner is Montgomery Realty Company-85 ("MRC-85"), a California general partnership. The general partners of MRC-85 are Fox Realty Investors ("FRI"), a California general partnership, and NPI Realty Management Corp. ("NPI Realty"), a Florida corporation. On February 13, 1996 NPI Realty, which acquired its interest in MRC-85 from Montgomery Realty Corporation on November 15, 1995, became the managing general partner of MRC-85. The associate general partner is GHI Associates of which FRI is the general partner and Prudential-Bache Properties, Inc. is the limited partner. Capital contributions of $58,982,000 ($1,000 per unit) were made by the limited partners.

     On December 6, 1993, NPI Equity Investment II, Inc. ("NPI Equity" or the "Managing General Partner") became the managing partner of FRI and assumed operational control over Fox Capital Management Corporation ("FCMC"), an affiliate of FRI. As a result, NPI Equity became responsible for the operation and management of the business and affairs of the Partnership and the other investment partnerships sponsored by FRI and/or FCMC. The individuals who had served previously as partners of FRI and as officers and directors of FCMC contributed their general partnership interests in FRI to a newly formed limited partnership, Portfolio Realty Associates, L.P. ("PRA"), in exchange for limited partnership interests in PRA. In the forgoing capacity, such partners continue to hold indirectly certain economic interests in the Partnership and such other investment partnerships, but ceased to be responsible for the operation and management of the Partnership and such other partnerships. NPI Equity and NPI Realty are wholly-owned subsidiaries of National Property Investors, Inc. ("NPI Inc.").

     On January 19, 1996, the stockholders of NPI, Inc., the sole shareholder of NPI, Inc. sold all of the issued and outstanding stock of NPI, Inc. to an affiliate of Insignia Financial Group, Inc. ("Insignia").

     On February 15, 1996, Devon Associates ("Devon") offered to purchase up to 21,000 limited partnership outstanding units of the Partnership. Devon Associates acquired 17,287 units, with respect to these offers. An affiliate of the Managing General Partner has an interest in Devon Associates.

  Principles of Consolidation

     The consolidated financial statements include the Partnership and joint ventures in which the Partnership has or had a controlling interest, including Growth Hotel Investors Combined Fund No. 1, a California Limited Partnership (the "Combined Fund"), in which the Partnership has a majority (approximately 68%) interest. The general partners are the Partnership and Growth Hotel Investors, Ltd. ("GHI") which are affiliated through their general partners. The Combined Fund was organized to acquire a majority interest in a joint venture, Hampton/GHI Associates No. 1., which was formed to acquire, manage and ultimately sell eighteen hotels which are a franchise of Hampton. Cash is distributed first to the Partnership as a priority return on its invested capital prior to distributions to Hampton. Income before depreciation and amortization is allocated between the Combined Fund and Hampton in the same ratio as their respective cash distributions. Depreciation and amortization are allocated on he basis of residual interests except for the expenses related to acquisition and loan fees paid by the Combined Fund which are allocated 100 percent to the Combined Fund. The residual interests in Hampton/GHI Associates No. 1 are 80 percent for the Combined Fund and 20 percent for Hampton.

     All significant intercompany transactions and balances have been eliminated.

                           GROWTH HOTEL INVESTORS II

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Advertising

     The Partnership expenses the costs of advertising as incurred. Advertising expense, included in operating expenses, was approximately $2,764,000 and approximately $2,827,000 for the years ended December 31, 1996 and 1995, respectively.

  Fair Value

     In 1995, the Partnership implemented "Statement of Financial Accounting Standards No. 107, Disclosure about Fair Value of Financial Instruments," as amended by "SFAS No. 119, Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments," which requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. The carrying amount of the Partnership's cash and cash equivalents approximates fair value due to short-term maturities. The Partnership estimates the fair value of its fixed rate mortgage by discounted cash flow analysis, based on estimated borrowing rates currently available to the Partnership.

  Investment Properties

     In 1995, the Partnership adopted "FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The effect of adoption was not material.

  Cash and Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity, when purchased, of three months or less to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Depreciation

     Depreciation is computed using the straight-line method based on estimated useful lives ranging from 3 to 39 years.

  Deferred Costs

     Deferred costs represent the buyout of a services agreement, deferred financing costs and deferred franchise fees. The buyout of the services agreement is being amortized over the remaining term of the services agreement which is 8 years. Financing costs are deferred and amortized, as interest expense, over the lives of the related loans, or expensed, if financing is not obtained. Franchise fees paid in connection with the acquisition of the hotels are deferred and are amortized over the lives of the franchise agreements, which range from ten to twenty years. Land lease costs paid in connection with acquisition of certain hotels are deferred and amortized over the lives of the lease agreements.

                           GROWTH HOTEL INVESTORS II

  Net Income Allocation

     In accordance with the partnership agreement the general partner was allocated its two percent continuing interest in the Partnership's net income or loss, taxable income or loss and cash distributions.

  Net Income Per Limited Partnership Assignee Unit

     Net income per limited partnership assignee unit is computed by dividing net income allocated to the limited partners by 58,982 assignee units outstanding.

  Income Taxes

     Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnership.

  Reclassification

     Certain reclassifications have been made to the 1995 and 1994 balances to conform to the 1996 presentation.

NOTE B -- TRANSACTIONS WITH THE GENERAL PARTNER AND AFFILIATES

     The Partnership has no employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership Agreement provides for payments to affiliates for services and as reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Balances and other transactions with affiliates of Managing General Partner in 1996, 1995, and 1994 are (in thousands):

                                                              1996   1995   1994
                                                              ----   ----   ----
                                                                (IN THOUSANDS)
Reimbursement for services of affiliates (primarily included
  in general and administrative expenses)...................  $242   $213   $199

     In accordance with the partnership agreement, the general partner and affiliates received a partnership management fee in the amount of 10 percent of cash from operations available for distribution (as defined in the partnership agreement). Fees paid pursuant to this agreement in 1996, 1995 and 1994 were $385,000 for each year, and are included in general and administrative expenses. In addition, an affiliate of the Managing General Partner was paid fees of $10,000 relating to successful real estate tax appeals on certain of the Partnership's properties during the year ended December 31, 1994.

NOTE C -- RELATED PARTY TRANSACTIONS

     In addition to the fees paid to the general partner and affiliates as set forth above, the Partnership has agreements with affiliates of its joint venture partners, which provide for the management and operations of the joint venture properties and services provided under each property's franchise agreement. Fees paid pursuant to these agreements are generally based on a percentage of gross revenues from operations of the property and for the years ended December 31, 1996, 1995 and 1994 were $6,034,000, $6,058,000, and $5,753,000, respectively.
In addition, affiliates of the joint venture partners received reimbursement of expenses during the years ended December 31, 1996, 1995, and 1994 of $863,000, $986,000 and $971,000, respectively. These expenses are included in operating expenses.

                           GROWTH HOTEL INVESTORS II

NOTE D -- RESTRICTED CASH

     Restricted cash at December 31, 1996, represents funds provided for and maintained by certain properties pursuant to the related notes payable agreements, to meet future capital requirements and debt service payments.

NOTE E -- PURCHASE OF JOINT VENTURE PARTNERS' INTERESTS

     On May 1, 1995, the Partnership acquired the 25% minority interest in the joint venture which owned the Hampton Inn -- Kansas City hotel property for $300,000. The carrying value of the property was increased by $293,000, which reflects the purchase price of $300,000, offset by the $7,000 payable to the joint venture partner on May 1, 1995.

     On October 1, 1995, the Partnership acquired the 30% minority interest in the joint venture which owned the Hampton Inn -- Dublin hotel property for $75,000. The carrying value of the property was increased by $123,000, which reflects the purchase price of $75,000, and the $48,000 receivable from the joint venture partner on October 1, 1995.

     On December 7, 1995, the Partnership acquired all of the economic rights of its joint venture partner in GHI II Big River Associates, a California partnership. This purchase was effective January 1, 1996, at a cost of $375,000. The Partnership had an 80% ownership interest in GHI-II Big River Associates, which in turn, owned the Hampton Inn -- St. Louis property. The carrying value of the property was increased by $500,000 which reflects the purchase of $375,000 and $125,000 receivable from the joint venture partner.

NOTE F -- DEFERRED COSTS

     The Partnership paid $1,425,000 in January 1995, to Metric Management, Inc. ("MMI") amending their services agreement to provide for a reduction in the monthly asset management fee from $54,500 to $7,000. This amendment eliminates fees payable to MMI for its assistance in refinancings and sales of properties owned by the Partnership and provides the Partnership with the ability to terminate MMI's services at will.

     The cost of the amendment is being amortized over the remaining term of the service agreement of 8 years. For each of the years ended December 31, 1996 and 1995, approximately $143,000 has been amortized and is included in general and administrative expenses.

     At December 31, 1996 and 1995, accumulated amortization of deferred costs relating to the service agreement totaled approximately $286,000 and approximately $143,000, respectively.

     At December 31, 1996 and 1995, accumulated amortization of deferred costs relating to franchise fees totaled approximately $350,000 and $312,000, respectively.

NOTE G -- NOTES PAYABLE

     Individual properties and improvements are pledged as collateral for the related notes payable. The mortgages encumbering sixteen of the eighteen hotels owned by the Combined Fund are cross collateralized. The notes currently bear interest of approximately 12 percent, except for, the mortgage encumbering the Partnership's St. Louis, Missouri property which is financed by a private activity revenue bond. Interest is established monthly as provided in the agreement. The average monthly interest rate on this note was 6.01 percent and
6.40 percent in 1996 and 1995, respectively.

     On May 4, 1994, the Partnership paid approximately $150,000 in full satisfaction, at a discount, the contingent purchase money note on the Partnership's Hampton Inn -- Colorado Springs property.

                           GROWTH HOTEL INVESTORS II

     On October 1, 1995, the Partnership satisfied the mortgage encumbering its Hampton Inn -- Dublin property in the amount of $3,257,000. The mortgage was due to mature in April 1996.

     On December 1, 1995, the Partnership satisfied the mortgage encumbering its Hampton Inn -- Kansas City property in the amount of $2,718,000. The mortgage was due to mature in January 1996.

     The estimated fair value of the Partnership's aggregate debt is approximately $49,215,000. This estimate is not necessarily indicative of the amounts the Partnership might pay in actual market transactions.

     The Partnership had balloon payments due in 1996 of approximately $43,202,000. The Managing General Partner has obtained extensions on these mortgages until July 1, 1997.

     At December 31, 1996 and 1995, accumulated amortization of deferred financing costs totaled approximately $74,000 and $1,319,000, respectively. Fully amortized costs have been written off.

     Principal payments subsequent to December 31, 1996 are required as follows (in thousands):

1997........................................................  $43,142
1998........................................................    2,573
1999........................................................       --
2000........................................................       --
2001........................................................       --
Thereafter..................................................    3,500
                                                              -------
          Total.............................................  $49,215
                                                              =======

NOTE H -- MINIMUM FUTURE RENTAL COMMITMENTS

     Minimum future rental commitments on operating leases (including four land leases) at December 31, 1996 are payable as follows (in thousands):

1997........................................................  $  380
1998........................................................     380
1999........................................................     384
2000........................................................     390
2001........................................................     399
Thereafter..................................................   1,887
                                                              ------
Total.......................................................  $3,820
                                                              ======

     The land leases extend through 2004, 2006, 2007 and 2008, and contain options to extend the lease periods 20, 20, 50 and 40 years, respectively. Rental expense for these leases was $448,000, $478,000 and $481,000 in 1996, 1995 and 1994.

NOTE I -- EXTRAORDINARY ITEM -- GAIN ON EXTINGUISHMENT OF DEBT

     On May 4, 1994, the Partnership paid approximately $150,000 in full satisfaction, at a discount, the contingent purchase money note on the Partnership's Hampton Inn -- Colorado Springs property. The Partnership recorded an extraordinary gain on the extinguishment of debt of $98,000, representing $50,000 of notes payable and $48,000 of accrued interest.

                           GROWTH HOTEL INVESTORS II

NOTE J -- RECONCILIATION TO INCOME TAX METHOD OF ACCOUNTING

     The differences between the method of accounting for income tax reporting and the accrual method of accounting used in the financial statements are as follows:

                                                                1996        1995        1994
                                                              ---------   ---------   ---------
                                                              (IN THOUSANDS, EXCEPT UNIT DATA)
Net income -- financial statements..........................    $ 5,489     $ 5,712     $ 5,029
Differences resulted from:
  Minority interest in joint ventures' operations...........        390         353         296
  Depreciation and other amortization.......................       (985)       (777)       (882)
  Deferred costs............................................         --      (1,425)         --
  Other.....................................................         24          (5)         53
                                                                -------     -------     -------
          Net income -- income tax method...................    $ 4,918     $ 3,858     $ 4,496
                                                                =======     =======     =======
Taxable income per limited partnership assignee unit after
  giving effect to the allocation to the general partner....    $    82     $    64     $    75
                                                                =======     =======     =======
Partner's equity-financial statements.......................    $40,002     $37,975     $35,725
Differences resulted from:
  Deferred sales commissions and organization costs.........      2,078       2,078       2,078
  Capital account adjustment................................          7           7           7
  Minority interest in joint ventures' operations...........      7,890       7,500       7,147
  Deferred costs............................................     (1,425)     (1,425)         --
  Depreciation and other amortization.......................     (9,392)     (8,407)     (7,630)
  Other.....................................................        149         122         127
                                                                -------     -------     -------
Partners' equity-income tax method..........................    $39,309     $37,850     $37,454
                                                                =======     =======     =======

                           GROWTH HOTEL INVESTORS II

NOTE K -- INVESTMENT PROPERTIES AND ACCUMULATED DEPRECIATION

                          INITIAL COST TO PARTNERSHIP

                                                                                                COST
                                                                             BUILDINGS       CAPITALIZED
                                                                                AND           (REMOVED)
                                                                              RELATED       SUBSEQUENT TO
DESCRIPTION                                       ENCUMBRANCES    LAND       PROPERTY        ACQUISITION
-----------                                       ------------   -------   -------------   ---------------
                                                                       (IN THOUSANDS)
Growth Hotel Investors II:
  Hampton Inn -- Kansas City....................     $    --     $   589     $  4,545          $1,326
  Hampton Inn -- Eden Prairie...................       2,603         880        4,426             836
  Hampton Inn -- Dublin.........................          --         818        4,641             854
  Hampton Inn -- North Dallas...................       2,927       1,667        4,119             941
  Hampton Inn -- St. Louis......................       3,500         812        5,074           1,238
  Hampton Inn -- Colorado Springs...............          --         538        3,040             456
Growth Hotel Investors Combined Fund No. 1:
  Hampton Inn -- Memphis I40 East...............       1,771          --        3,838             541
  Hampton Inn -- Columbia-West..................       2,062         350        4,133             324
  Hampton Inn -- Spartanburg....................       1,767         275        3,545             357
  Hampton Inn -- Little Rock-North..............       2,015         524        3,862             315
  Hampton Inn -- Amarillo.......................       1,120         501        1,810             396
  Hampton Inn -- Greenville.....................       2,054         539        3,942             106
  Hampton Inn -- Charleston Airport.............       2,144         495        4,205             323
  Hampton Inn -- Memphis-Poplar.................       2,798       1,236        4,993              71
  Hampton Inn -- Greensboro.....................       1,982         439        3,866             254
  Hampton Inn -- Birmingham.....................       2,426         758        4,447              64
  Hampton Inn -- Atlanta-Roswell................       2,643       1,207        4,668            (141)
  Hampton Inn -- Chapel Hill....................       2,257         930        3,926              (5)
  Hampton Inn -- Dallas-Richardson..............       2,769       1,371        4,766            (311)
  Hampton Inn -- Nashville-Briley...............       2,183          --        4,796             (23)
  Hampton Inn -- San Antonio-Northwest..........       2,451         781        4,475             (58)
  Hampton Inn -- Madison Heights................       2,834         963        5,323             653
  Hampton Inn -- Mountain Brook.................       2,543          --        4,782             699
  Hampton Inn -- Northlake......................       2,366          --        4,439             510
                                                     -------     -------     --------          ------
          Total.................................     $49,215     $15,673     $101,661          $9,726
                                                     =======     =======     ========          ======

                           GROWTH HOTEL INVESTORS II

                         GROSS AMOUNT AT WHICH CARRIED
                              AT DECEMBER 31, 1996

                                   BUILDING
                                     AND                   ACCUMULATED      YEAR OF        DATE OF     DEPRECIABLE
DESCRIPTION             LAND     IMPROVEMENTS    TOTAL     DEPRECIATION   CONSTRUCTION   ACQUISITION   LIFE-YEARS
-----------            -------   ------------   --------   ------------   ------------   -----------   -----------
                                        (IN THOUSANDS)
Growth Hotel
  Investors II:
  Hampton Inn --
     Kansas City.....  $   618     $  5,842     $  6,460     $ 2,196          1987        12/09/87      5-39 Yrs
  Hampton Inn -- Eden
     Prairie.........      853        5,289        6,142       1,947          1987        12/30/87      5-39 Yrs
  Hampton Inn --
     Dublin..........      831        5,482        6,313       2,307          1988        04/07/88      5-39 Yrs
  Hampton Inn --
     North Dallas....    1,667        5,060        6,727       2,175          1985        07/18/88      5-30 Yrs
  Hampton Inn -- St.
     Louis...........      897        6,227        7,124       2,204          1987        07/27/89      5-30 Yrs
  Hampton Inn --
     Colorado
     Springs.........      490        3,544        4,034       1,448          1985        12/29/89      5-39 Yrs
Growth Hotel
  Investors Combined
  Fund No. 1:
  Hampton Inn --
     Memphis I40
     East............       --        4,379        4,379       1,769          1984        12/19/86      5-30 Yrs
  Hampton Inn --
     Columbia-West...      350        4,457        4,807       1,845          1985        12/19/86      5-30 Yrs
  Hampton Inn --
     Spartanburg.....      275        3,902        4,177       1,616          1984        12/19/86      5-39 Yrs
  Hampton Inn --
     Little
     Rock-North......      524        4,177        4,701       1,600          1985        12/19/86      5-39 Yrs
  Hampton Inn --
     Amarillo........      501        2,206        2,707         919          1985        12/19/86      5-39 Yrs
  Hampton Inn --
     Greenville......      539        4,048        4,587       1,608          1985        12/19/86      5-30 Yrs
  Hampton Inn --
     Charleston
     Airport.........      495        4,528        5,023       1,808          1985        12/19/86      5-39 Yrs
  Hampton Inn --
    Memphis-Poplar...    1,236        5,064        6,300       2,006          1985        12/19/86      5-30 Yrs
  Hampton Inn --
     Greensboro......      439        4,120        4,559       1,600          1986        12/19/86      5-39 Yrs
  Hampton Inn --
     Birmingham......      758        4,511        5,269       1,757          1987        12/19/86      5-30 Yrs
  Hampton Inn --
   Atlanta-Roswell...    1,207        4,527        5,734       1,621          1987        03/04/87      5-30 Yrs
  Hampton Inn --
     Chapel Hill.....      930        3,921        4,851       1,445          1987        03/04/87      5-30 Yrs
  Hampton Inn --
  Dallas-Richardson..    1,371        4,455        5,826       1,542          1987        03/04/87      5-30 Yrs

                           GROWTH HOTEL INVESTORS II

                                   BUILDING
                                     AND                   ACCUMULATED      YEAR OF        DATE OF     DEPRECIABLE
DESCRIPTION             LAND     IMPROVEMENTS    TOTAL     DEPRECIATION   CONSTRUCTION   ACQUISITION   LIFE-YEARS
-----------            -------   ------------   --------   ------------   ------------   -----------   -----------
                                        (IN THOUSANDS)
  Hampton Inn --
     Nashville Briley
     Parkway.........       --        4,773        4,773       1,728          1987        03/04/87      5-30 Yrs
  Hampton Inn -- San
  Antonio-Northwest..      781        4,417        5,198       1,523          1987        06/23/87      5-30 Yrs
  Hampton Inn --
     Madison
     Heights.........      963        5,976        6,939       2,454          1987        12/29/87      5-30 Yrs
  Hampton Inn --
     Mountain
     Brook...........       --        5,481        5,481       2,380          1988        12/29/87      5-30 Yrs
  Hampton Inn --
     Northlake.......       --        4,949        4,949       2,179          1988        09/15/88      5-30 Yrs
                       -------     --------     --------     -------
                       $15,725     $111,335     $127,060     $43,677
                       =======     ========     ========     =======

     Reconciliation of Investment Properties and Accumulated Depreciation:

                                                            YEARS ENDED DECEMBER 31,
                                                         ------------------------------
                                                           1996       1995       1994
                                                         --------   --------   --------
                                                                 (IN THOUSANDS)
Balance at beginning of year...........................  $121,883   $127,768   $125,563
Property improvements..................................     4,677      4,264      2,205
Purchase of joint venture interests....................       500        415         --
Retirement of assets...................................        --    (10,564)        --
                                                         --------   --------   --------
Balance at end of year.................................  $127,060   $121,883   $127,768
                                                         ========   ========   ========
Accumulated Depreciation
  Balance at beginning of year.........................  $ 38,136   $ 43,597   $ 38,880
  Additions charged to expense.........................     5,541      5,103      4,717
  Retirement of assets.................................        --    (10,564)        --
                                                         --------   --------   --------
                                                         $ 43,677   $ 38,136   $ 43,597
                                                         ========   ========   ========

     The aggregate cost of the real estate for Federal income tax purposes at December 31, 1996 and 1995, is approximately $137,705,000 and $133,013,000. The accumulated depreciation taken for Federal income tax purposes at December 31, 1996 and 1995, is approximately $61,140,000, and $54,466,000.

NOTE L -- COMMITMENT AND CONTINGENCIES

     William Wallace, Mildred Wallace, Edith G. Martin, Paul Allemang and Gwen Allemang, on behalf of themselves and all others similarly situated, and derivatively on behalf of Growth Hotel Investors ("GHI"), a California limited partnership and the Partnership, Plaintiff v. Devon Associates, Montgomery Realty-85, GHI Associates, Cayuga Associates L.P., Cayuga Capital Corp., Insignia Financial Group, Inc., L.P., and Fleetwood Corp., Defendants and Growth Hotel Investors, a California limited partnership, and Growth Hotel Investors II, a California limited partnership, Nominal Defendant, Supreme Court of the State of New York, County of New York, Case No. 9600866.

     On February 21, 1996, William and Mildred Wallace, holders of Units of GHI and Edith G. Martin and Paul and Gwen Allemang, holders of Units of the Partnership, commenced an action on behalf of themselves and others similarly situated, and derivatively on behalf of the Partnership and GHI, in the Supreme Court of the State of New York, County of New York, against, among others, MRC-85 and certain of its affiliates

                           GROWTH HOTEL INVESTORS II
pertaining to the tender offer for up to 21,000 partnership Units of the Partnership and up to 15,000 partnership Units of GHI which commenced February 15, 1996. The action alleges, among other things, that the tender offers constitute (a) a breach of fiduciary duty owed to limited partners of the partnerships, and (b) a breach of the provisions of the partnership agreements of such partnerships. The action, which is sought to brought as a class action on behalf of all limited partners, seeks to enjoin the tender offers as well as monetary damages in an unspecified amount.

     R&S Asset Partners, a Florida general partnership, and Jessie B. Small, on their own behalfs, on behalf of all others similarly situated, and derivatively on behalf of the Nominal Defendants, Plaintiffs, v. Devon Associates, Cayuga Associates, L.P., Cayuga Capital Corp., Fleetwood Corp., Carl C. Icahn, Michael
L. Ashner, Martin Lifton, Arthur N. Queler, Insignia Financial Group, Inc., IFGP, Corp., National Properties Investors, Inc., NPI Equity Investments II, Inc., Fox Realty Investors, Portfolio Realty Associates, L.P., Emmet J. Cashin, Jr., Jarold A. Evans, W. Patrick McDowell, Apollo Real Estate Advisors, L.P., and Montgomery Realty Company-85, Defendants, and Growth Hotel Investors, a California Limited Partnership, and Growth Hotel Investors II, a California Limited Partnership, Nominal Defendants, Superior Court of the State of California, County of Los Angeles, Case No. BC145220.

     On February 28, 1996, R&S Asset Partners, holders of Units of GHI, and Jesse B. Small, holder of Units of the Partnership, commenced an action on behalf of themselves and others similarly situated, and derivatively on behalf of the Partnership and GHI, in the Superior Court of the State of California, County of Los Angeles, against, among others, MRC-85 and certain of its affiliates pertaining to the tender offer for up to 21,000 partnership Units of the Partnership and up to 15,000 partnership Units of GHI which commenced February 15, 1996. The action alleges, among other things, that the tender offers constitute (a) a breach of fiduciary duty owed to limited partners of the partnerships, (b) negligent misrepresentation pertaining to the disclosure set forth in the offer to purchase, (c) common law fraud, and (d) a breach of the provisions of the partnership agreements of such partnerships. The action, which is sought to brought as a class action on behalf of all limited partners, seeks to enjoin the tender offers as well as monetary damages in an unspecified amount.

     On March 15, 1996, counsel for the plaintiffs and defendants in the Wallace and the R&S Partners Actions agreed in principle to settle these actions, which settlement has subsequently received final court approval. In connection with the settlement MRC-85 agreed to take such actions as are reasonably necessary and consistent with its fiduciary duties to procure offers for the purchase of the Partnership's and GHI's assets which maximize the value of the limited partner assignee units. MRC-85 further agreed to deal fairly and in good faith with persons expressing an interest in making a bona fide offer to purchase such assets and, subject to its fiduciary duty, provide such bona fide offers with access to the Partnership's and GHI's books and records for due diligence purposes. MRC-85 also agreed that if it determined that an offer to purchase its assets is acceptable, MRC-85 will prepare a plan of liquidation and submit such plan to the Partnership's partners for approval. Also in connection with the settlement, the plaintiffs will release all claims they may have arising out of the tender offers. As required by the settlement, the Partnership and GHI are coordinating with class counsel with respect to the sale of such assets and consent of limited partners.

NOTE M -- TENDER OFFERS

     On February 15, 1996, Devon Associates ("Devon") offered to purchase up to 21,000 and 15,000 limited partnership outstanding units (the "Units") of the Partnership, and GHI, respectively. Devon Associates acquired 17,287 and 13,396 units, with respect to these offers, respectively. The offer for the Partnerships Units was at a purchase price of $750 and $705, respectively, per unit, net to the seller in cash, without interest, upon the terms and conditions set forth in the offer to purchase. Certain beneficial owners of Devon are affiliated with the general partners of the Partnership and GHI. In addition, an affiliate of Insignia is both a shareholder in the general partner of Cayuga Associates, LP, the controlling general partner in Devon, and a limited partner in Devon.

                           GROWTH HOTEL INVESTORS II

NOTE N -- SUBSEQUENT EVENT

     As required by the settlement of the class action brought in connection with the tender offer made by Devon Associates discussed in "Note M", the Partnership and GHI, the Partnership's joint venture partner in the Combined Fund properties, marketed all of their properties for sale. In this regard, the Partnership and GHI retained Bear, Stearns & Co. Inc. to assist in the marketing of such properties. As of March 14, 1997, the Partnership, the Combined Fund, the joint ventures in which the Partnership has a controlling interest, GHI II, and the joint ventures in which the Partnership has a controlling interest, and Equity Inns Partnership, L.P. (the "Buyer") entered into certain purchase and sale agreements pursuant to which the Buyer agreed to purchase from these entities the twenty-four hotels described herein as well as four additional hotels owned directly or indirectly by the Partnership for an aggregate purchase price of $182 million, subject to adjustment. The closing of these sales, which is anticipated to occur during the second quarter of 1997, is subject to many conditions including, favorable completion by the Buyer of its due diligence review and the Partnership and GHI receiving consent to the sale from their respective limited partners holding a majority of the outstanding limited partnership interests in the Partnership and GHI. Accordingly, there can be no assurance that the sale will be consummated with the Buyer or any other potential buyer.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 9, 1997


PROSPECTUS

                                EQUITY INNS, INC.

                                  $200,000,000

                        COMMON STOCK AND PREFERRED STOCK


         Equity Inns, Inc. (together with its subsidiaries, the "Company") may from time to time offer and sell (i) shares of its Common Stock, $.01 par value (the "Common Stock"), and (ii) in one or more series, shares of its Preferred Stock, $.01 par value (the "Preferred Stock"), with an aggregate public offering price of up to $200,000,000, on terms to be determined at the time of offering. The Common Stock and Preferred Stock offered pursuant hereto (the "Offered Securities") may be offered in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

         The Company's Common Stock is traded on the New York Stock Exchange under the symbol "ENN." The Company's charter contains limitations on direct or beneficial ownership and restrictions on transfer of the Common Stock to preserve the status of the Company as a real estate investment trust ("REIT") for United States federal income tax purposes. See "Restrictions on Ownership of Common Stock."

         The applicable Prospectus Supplement shall set forth (i) with respect to Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and all other specific terms of the Preferred Stock, and (ii) with respect to the Common Stock, the specific number of shares and issuance price per share. The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered thereby.

         The Offered Securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time or by the Company, directly or through agents, to other purchasers. Certain terms of any offering and sale of the Offered Securities, including, where applicable, the names of the underwriters, dealers or agents, if any, the principal amount or number of shares to be purchased, the purchase price of the shares to be purchased, any applicable commissions, discounts and other compensation to underwriters, dealers and agents, and the proceeds to the Company from such sale, will be set forth in, or will be calculable from information contained in, a Prospectus Supplement. See "Plan of Distribution."

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE OFFERED SECURITIES.

         THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is May __, 1997.

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING, WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS" AND WORDS OF SIMILAR IMPORT. SUCH FORWARD-LOOKING STATEMENTS RELATE TO FUTURE EVENTS, THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY OR INDUSTRY RESULTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THE PROSPECTUS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER, INCLUDING THOSE DISCUSSED IN THE SECTIONS ENTITLED "PROSPECTUS SUMMARY" AND "RISK FACTORS."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site at http:/www.sec.gov, and reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (including the Company) can be obtained from that site. The Common Stock is listed on the New York Stock Exchange ("NYSE"), and such reports, proxy and informational statements and other information concerning the Company can be inspected and copied at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     This Prospectus is part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Equity Inns, Inc. (the "Company") with the Commission (File No. 0-23290) are incorporated herein by reference and made a part hereof: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and (iii) the Company's Registration Statement on Form 8-A, filed on August 19, 1996. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

     The Company will provide without charge to each person to whom a copy of this Prospectus or any Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Equity Inns, Inc., 4735 Spottswood, Suite 102, Memphis, Tennessee 38117, Attention: Howard A. Silver, Corporate Secretary, telephone number (901) 761-9651.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus. Unless the context indicates otherwise, the term "Company" includes the Company's subsidiaries and controlled entities.

                                  THE COMPANY

     The Company is a self-administered equity real estate investment trust ("REIT") incorporated as a Tennessee corporation in November 1993 to acquire equity interests in hotel properties. The Company completed its initial public offering in March 1994. The Company, through Equity Inns Trust (the "Trust"), a wholly-owned subsidiary of the Company, is the sole general partner of the Equity Inns Partnership, L.P. (the "Partnership") and at May 1, 1997 owned approximately a 96.1% general partnership interest in the Partnership. At May 1, 1997, the Partnership owned 56 hotels with an aggregate of 6,679 rooms located in 29 states (the "Current Hotels") and had entered into contracts to acquire 28 additional hotels with an aggregate of 3,487 rooms in 14 states (the "Acquisition Hotels" and, together with the Current Hotels, the "Hotels").

     In order to qualify as a REIT under federal tax provisions, neither the Company, the Partnership nor the Trust can operate hotels. Prior to November 15, 1996, the Company's hotels were leased to Trust Leasing, Inc. (formerly named McNeill Hotel Co., Inc.) ("Trust Leasing"). Effective November 15, 1996, Trust Leasing assigned all of the then existing leases for the Company's hotels, together with its assets, to Crossroads/Memphis Partnership, L.P. (the "Lessee") pursuant to a Contribution Agreement dated October 4, 1996 by and among Trust Leasing, Trust Management, Inc., formerly named McNeill Hospitality Corporation, which is wholly owned by Phillip H. McNeill, Sr., and the Lessee. Since November 15, 1996, the Company has acquired eight hotels which have been leased to Crossroads/Future Company, L.L.C. ("Crossroads/Future" and, together with the Lessee, the "Lessees") pursuant to percentage lease agreements which provide for rent payments equal to the greater of (i) fixed base rent ("Base Rent") or (ii) percentage rent ("Percentage Rent") based on the revenues of the hotels (the "Percentage Leases"). The Lessees are wholly-owned subsidiaries of Interstate Hotels Company, a publicly-owned hotel management company ("Interstate").

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1994. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its taxable income. In connection with the Company's election to be taxed as a REIT, the Company's Charter imposes certain restrictions on the transfer and ownership of shares of Common Stock. See "Restrictions on Ownership of Common Stock." The Company has adopted the calendar year as its taxable year. The Company's Charter limits consolidated indebtedness to 45% of the Company's investment in hotel properties, at its cost.

     The Company's principal executive offices are located at 4735 Spottswood, Suite 102, Memphis, Tennessee 38117 and its telephone number is (901) 761-9651.

                                  RISK FACTORS

     Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before making an investment decision regarding the Offered Securities offered hereby.

HOTEL INDUSTRY RISKS

  Operating Risks

     The Hotels are subject to all operating risks common to the hotel industry. These risks include, among other things, competition from other hotels; over-building in the hotel industry, which adversely affects occupancy and revenues; increases in operating costs due to inflation and other factors, which increases have not been, and may not be, offset by increased room rates; dependence on business and commercial travelers and tourism; increases in energy costs and other expenses affecting travel; and adverse effects of general and local economic conditions. These factors could adversely affect the Lessees' ability to make lease payments and therefore the Company's ability to make expected distributions to shareholders. Further, decreases in room revenues of the Hotels would result in decreased revenues to the Partnership under the Percentage Leases and, therefore, decreased amounts available for distribution to the Company's shareholders.

  Competition

     Competition for Guests; Operations. The hotel industry is highly competitive. The Hotels compete with other hotel properties in their geographic markets. Many of the Company's competitors have substantially greater marketing and financial resources than the Company.

     Competition for Acquisitions. The Company will compete for investment opportunities with entities which have substantially greater financial resources than the Company. These entities generally may be able to accept more risk than the Company can manage prudently. Competition generally may reduce the number of suitable investment opportunities offered to the Company and may increase the bargaining power of property owners seeking to sell. Further, the Company believes that competition from entities organized for purposes substantially similar to the Company's objectives has increased and will increase significantly in the future.

  Seasonality of Hotel Business

     The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the Company's lease revenues. Quarterly earnings may be adversely affected by factors beyond the Company's control, including poor weather conditions and economic factors. The Company may be required to enter into short-term borrowing in the first and fourth quarters in order to offset such fluctuations in revenues and to fund the Company's anticipated obligations, including distributions to its shareholders.

  Capital Expenditures

     The Company's hotel properties have an ongoing need for renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. Franchisors of the Hotels may also require periodic capital improvements as a condition of retaining the franchise licenses. The cost of such capital improvements could have an adverse effect on the Company's financial condition. Such renovations involve certain risks, including the possibility of environmental problems, construction cost overruns and delays, the possibility that the Company will not have available cash to fund renovations or that financing for renovations will not be available on favorable terms, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from hotels. The Company intends to fund such improvements out of cash from operations, cash balances or available borrowing capacity under its bank line of credit.

  Development Risks

     In addition to its acquisition strategy, the Company intends to grow by developing additional hotels. Development involves substantial risks, including the risk that development costs will exceed budgeted or contracted amounts, the risk of delays in completion of construction, the risk of failing to obtain all necessary zoning and construction permits, the risk that financing might not be available on favorable terms, the risk that developed properties will not achieve desired revenue levels once opened, the risk of competition for suitable development sites from competitors which may have greater financial resources than the Company and the risks of incurring substantial costs in the event a development project must be abandoned prior to completion. Although the Company intends to manage development to minimize such risks, there can be no assurance that present or future developments will perform in accordance with the Company's expectations.

REAL ESTATE INVESTMENT RISKS

  General Risks of Investing in Real Estate

     The Company's investments in the Hotels are subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's real estate investments and the Company's income and ability to make distributions to its shareholders are both dependent upon the ability of the Lessees to operate the Hotels in a manner sufficient to maintain or increase room revenues and to generate sufficient income in excess of operating expenses to make rent payments under the Percentage Leases. Income from the Hotels may be adversely affected by adverse changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotel properties, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real property tax rates and other operating expenses, changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, floods and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the Company.

  Illiquidity of Real Estate

     Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is limited. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment.

  Operational Risks of Rapid Growth

     Since the Company's initial public offering in March 1994, the Company has acquired 48 additional hotels, and has contracted to acquire an additional 28 hotels, increasing the size and geographic dispersion of the Company's hotel properties. The Company's growth strategy also contemplates acquisitions of additional hotels that meet the Company's investment criteria, further increasing the size and geographic dispersion of its hotel properties. Failure of the Company and the Lessees to effectively manage such expanded operations could have a material adverse effect on the Hotels' operating results. Deteriorating operations could negatively impact revenues at the Hotels and, therefore, the lease payments under the Percentage Leases and amounts available for distribution to shareholders.

  Uninsured and Underinsured Losses

     Each Percentage Lease specifies comprehensive insurance to be maintained on each of the Hotels, including liability, fire and extended coverage. Management believes such specified coverage is of the type and amount customarily obtained for or by an owner or real property assets. Leases for subsequently acquired hotels will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Company's Board of Directors will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

  Emphasis on Hampton Inn Hotels

     Because 37 of the Current Hotels and all of the Acquisition Hotels are operated as Hampton Inn hotels and because the Company intends to place an emphasis on Hampton Inn hotels in its acquisition and development strategy, the Company is subject to risks inherent in concentrating investments in a single franchise brand, such as a reduction in business following adverse publicity related to the brand, which could have an adverse effect on the Company's lease revenues and amounts available for distribution to shareholders.

ENVIRONMENTAL MATTERS

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner's ability to use or sell the property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common-law principles could be used to impose liability for release of hazardous or toxic substances, including asbestos-containing materials ("ACMs"), into the environment or a work place, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous or toxic substances, including ACMs. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of the Hotels, the Company or the Partnership may be potentially liable for any such costs. The cost of defending against claims of liability or remediating the contaminated property or otherwise complying with environmental laws could materially adversely affect amounts available for distribution to the Company's shareholders. Phase I environmental audits have been obtained on each of the Hotels in connection with their respective acquisitions by the Partnership. The purpose of Phase I audits is to identify potential environmental contamination for which the Hotels may be responsible and the potential for environmental regulatory compliance liabilities. The Phase I audit reports on the Hotels did not reveal any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets, results of operating or liquidity, nor is the Company aware of any such liability. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware.

     The Clean Water Act ("CWA") prohibited the Environmental Protection Agency ("EPA") from requiring permits for all but a few (primarily industrial and certain municipal) discharges of storm water prior to October 1, 1994. Even though the moratorium ended, the EPA has not yet issued permitting regulations for non-industrial and non-municipal discharges of storm water. In October 1994, EPA officials indicated that all storm water discharges without permits were technically in violation of the CWA. How the EPA will ultimately define the universe of dischargers requiring a permit is unclear. Nevertheless, it is possible that storm water drainage to a navigable waterway from one or more of the Company's properties is a discharge in violation of the CWA since October 1, 1994. Penalties for non-compliance may be substantial. Although the

EPA has stated that it will not take enforcement action against those storm water dischargers formerly subject to the moratorium and the Company is not aware of any current or reasonably likely penalties to be imposed for its storm water discharges, it is possible, given the uncertainty about the scope and timing of EPA or state regulations on the subject, that liability may exist.

COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND OTHER CHANGES IN GOVERNMENTAL RULES AND REGULATIONS

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that the Hotels are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the Hotels, including changes to building codes and fire and life safety codes, may occur. If the Company were required to make substantial modifications at the Hotels to comply with the ADA or other changes in governmental rules and regulations, the Company's ability to make distributions to its shareholders could be adversely affected.

FLUCTUATIONS IN PROPERTY TAXES

     Each Hotel is subject to real and personal property taxes. The real and personal property taxes on hotel properties in which the Company invests may increase or decrease as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, the Company's ability to make distributions to its shareholders could be adversely affected.

RISKS OF LEVERAGE

     The Board of Directors has the discretion to permit the Company to incur consolidated indebtedness in an amount not to exceed 45% of the Company's investment in hotel properties, at its cost, which cost includes the fair market value of any equity securities issued in connection with the acquisition of hotel properties, after giving effect to the Company's use of proceeds from any indebtedness. The Company currently has a $130 million Line of Credit to provide, as necessary, working capital, funds for investments in additional hotel properties and cash to pay dividends. In addition, in January 1997, the Company, through its indirect, wholly-owned subsidiary EQI Financing Partnership I, L.P., issued $88 million of fixed-rate, collateralized mortgage bonds in a private placement transaction.

     There can be no assurances that the Company will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including the Hotels, to foreclosure. Adverse economic conditions could result in higher interest rates which could increase debt service requirements on floating rate debt and could reduce the amounts available for distribution to shareholders. The Company may obtain one or more forms of interest rate protection (swap agreements, interest rate caps contracts, etc.) to hedge against the possible adverse effects of interest rate fluctuations. However, there can be no assurances that such hedging would be effective in mitigating the adverse effects of interest rate fluctuations. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotel properties at times which may not permit realization of the maximum return on such investments.

RISKS OF OPERATING HOTELS UNDER FRANCHISE AGREEMENTS

     All of the Hotels are subject to franchise agreements. The continuation of the franchise licenses is subject to specified operating standards and other terms and conditions. The franchisors periodically inspect their licensed properties to confirm adherence to operating standards. The failure of a hotel, the Partnership or a Lessee to maintain such standards or adhere to such other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements which the Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Board of Directors may elect to allow the franchise license to lapse. In any case, if a franchise is terminated, the Partnership and the Lessee may seek to obtain a suitable replacement franchise, or to operate the hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. Although the Percentage Leases require the Lessees to maintain the franchise license for each Hotel, a Lessee's loss of a franchise license for one or more of the Hotels could have a material adverse effect on the Partnership's revenues under the Percentage Leases and the Company's cash available for distribution to its shareholders.

ABILITY OF BOARD OF DIRECTORS TO CHANGE CERTAIN POLICIES

     The major policies of the Company, including its policies with respect to acquisitions, financing, growth, operations and distributions, will be determined by its Board of Directors. The Board of Directors may amend or revise these and other policies from time to time without a vote of the shareholders of the Company.

LIMITATION ON ACQUISITION AND CHANGE IN CONTROL

  Ownership Limitation

     The Ownership Limitation (as defined herein and as described under "Restrictions on Ownership of Common Stock"), which provides that no person may own, directly or indirectly, more than 9.9% of any class of the outstanding stock of the Company, may have the effect of precluding an acquisition of control of the Company by a third party without the approval of the Board of Directors, even if the change of control is in the shareholders' best interests.

  Staggered Board

     The Board of Directors of the Company has three classes of directors. The current terms of the Company's directors expire in 1998, 1999 and 2000, respectively. Directors for each class will be elected for a three-year term upon the expiration of that class' term. The staggered terms of directors may affect the shareholders' ability to change control of the Company, even if such a change were in the shareholders' best interests. See "Description of Capital Stock -- Charter and Bylaw Provisions." The foregoing may also discourage offers or other bids for the Common Stock at a premium over the market price.

  Authority to Issue Preferred Stock

     The Company's Charter authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights of any shares issued. See "Description of Capital Stock -- Preferred Stock." The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interests.

  Tennessee Anti-Takeover Statutes

     As a Tennessee corporation, the Company is subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which impose certain restrictions and require certain procedures with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested shareholders and share repurchases from certain shareholders. See "Description of Capital Stock -- Tennessee Anti-Takeover Statutes."

TAX RISKS

  Failure to Qualify as a REIT

     The Company operates and intends to continue to operate so as to qualify as a REIT for federal income tax purposes. The Company has not requested, and does not expect to request, a ruling from the Internal Revenue Service (the "Service") that it qualifies as a REIT. The continued qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income and the amount of its distributions to the shareholders of the Company. See "Federal Income Tax Considerations -- Taxation of the Company."

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to the shareholders would be reduced for each of the years involved. Although the Company currently intends to continue to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of a majority of the shareholders, to revoke the REIT election. See "Federal Income Tax Considerations."

  REIT Minimum Distribution Requirements

     In order to avoid corporate income taxation of the earnings it distributes, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year and (iii) 100% of its undistributed income from prior years.

     The Company has made and intends to continue to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income will consist primarily of the Company's share of the income of the Partnership, and the Company's cash available for distribution will consist primarily of the Company's share of cash distributions from the Partnership. Differences in timing between the recognition of taxable income and the receipt of cash available for distribution due to the seasonality of the hospitality industry could require the Company, through the Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax.

     Distributions by the Partnership will be determined by the Board of Directors of the Company, as the sole general partner of the Partnership, and will be dependent on a number of factors, including the amount of the Partnership's cash available for distribution, the Partnership's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Partnership's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements."

 Failure of the Partnership to be Classified as a Partnership for Federal Income Tax Purposes; Impact on REIT Status

     The Company has not requested, and does not expect to request, a ruling from the Service that the Partnership and its subsidiary partnerships (the "Subsidiary Partnerships") will be classified as a partnership for federal income tax purposes. If the Service were to challenge successfully the tax status of the Partnership (or a Subsidiary Partnership) as a partnership for federal income tax purposes, the Partnership (or Subsidiary

Partnership) would be taxable as a corporation. In such event, the Company would cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate income tax on the Partnership would substantially reduce the amount of cash available for distribution and Subsidiary Partnerships to the Company and its shareholders. See "Federal Income Tax Considerations -- Tax Aspects of the Partnership."

OWNERSHIP LIMITATION

     In order for the Company to maintain its qualification as a REIT, no more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Furthermore, if any shareholder or group of shareholders of a Lessee owns, actually or constructively, 10% or more of the stock of the Company, the Lessee could become a related party tenant, which likely would result in loss of REIT status for the Company. For the purpose of preserving the Company's REIT qualification, the Company's Charter prohibits direct or indirect ownership of more than 9.9% of the outstanding shares of any class of the Company's stock by any person or group (the "Ownership Limitation"), subject to adjustment as described below. Generally, the capital stock owned by affiliated owners will be aggregated for purposes of the Ownership Limitation.

     Any transfer of shares that would prevent the Company from continuing to qualify as a REIT under the Code will be void ab initio, and the intended transferee of such shares will be deemed never to have had an interest in such shares. Further, if, in the opinion of the Board of Directors, (i) a transfer of shares would result in any shareholder or group of shareholders acting together owning shares in excess of the Ownership Limitation or (ii) a proposed transfer of shares may jeopardize the qualification of the Company as a REIT under the Code, the Board of Directors may, in its sole discretion, refuse to allow the shares to be transferred to the proposed transferee. Finally, the Company may, in the discretion of the Board of Directors, redeem any stock held of record by any shareholder in excess of the Ownership Limitation.

     The Company's Charter sets the redemption price of the stock to be redeemed at the lesser of the market price on the date the Company provides written notice of redemption or the date such stock was purchased, subject to certain provisions of Tennessee law. Therefore, the record holder of stock in excess of the Ownership Limitation may experience a financial loss when such shares are redeemed, if the market price falls between the date of purchase and the date of redemption. See "Restrictions on Ownership of Common Stock" and "Federal Income Tax Considerations -- Requirements for Qualification."

                                USE OF PROCEEDS

     The Company will contribute the net proceeds of any sale of the Offered Securities by the Company to the Partnership in exchange for limited partnership units having characteristics similar to those of the Offered Securities. Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of any Common Stock will be used by the Company and the Partnership for general corporate purposes, which may include repayment of indebtedness, making improvements to hotel properties and the acquisition of additional hotel properties.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratio of earnings to fixed charges and ratio of funds from operations to fixed charges for the periods presented.

                                                            1996   1995   1994(1)   1993(1)   1992(1)
                                                            ----   ----   -------   -------   -------
Ratio of earnings to fixed charges........................  3.51   3.01    7.70      1.35      1.19

---------------

(1) Periods prior to March 1, 1994 (the date of the Company's initial public offering) reflect data for the Company's predecessor entities.

     The consolidated ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. To date, the Company has not issued any Preferred Shares; therefore, the ratio of earnings to combined fixed charges and preferred share dividends and the ratio of earnings to fixed charges are the same. For purposes of computing the ratio, earnings have been calculated by adding fixed charges to income before minority interest. Fixed charges consist of interest expense and amortization of loan origination fees.

     Prior to the completion of the Company's initial public offering ("IPO") in March 1994 and intent to qualify as a REIT, the Company's predecessor entities operated in a manner so as to minimize net taxable income and were capitalized primarily with debt.

                          DESCRIPTION OF CAPITAL STOCK

     Under the Company's Charter, the total number of shares of all classes of capital stock that the Company has authority to issue is 60,000,000, consisting of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. At May 1, 1997, there were 23,693,278 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

     The following information with respect to the capital stock of the Company is subject to the detailed provisions of the Charter and the Company's Bylaws, as currently in effect. These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Charter and Bylaws, which are exhibits to the Registration Statement.

COMMON STOCK

     Subject to the provisions of the Charter described under "Restrictions on Ownership of Capital Stock," the holders of Common Stock are entitled to one vote per share on all matters voted on by the shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of shares of Common Stock exclusively possess all voting power of the Company. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The holders of Common Stock have no conversion, sinking fund, redemption rights or any other preemptive rights to subscribe for any securities of the Company. Upon issuance and delivery against payment therefor, all shares of Common Stock offered hereby will be duly authorized, fully paid and non-assessable.

     The Common Stock is traded on the New York Stock Exchange under the symbol "ENN." The transfer agent and registrar for the Company's Common Stock is SunTrust Bank, Atlanta, Georgia. The Company will apply to the NYSE to list the additional Common Shares to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

PREFERRED STOCK

     The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock from time to time, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

     The applicable Prospectus Supplement will describe each of the following terms that may be applicable in respect of any Preferred Stock offered and issued pursuant to this Prospectus: (1) the specific designation, number of shares, seniority and purchase price; (2) any liquidation preference per share;
(3) any maturity date; (4) any mandatory or option redemption or repayment dates and terms or sinking fund provisions; (5) any dividend rate or rates and the dates on which any dividends will be payable (or the method by which such rates or dates will be determined); (6) any voting rights; (7) any rights to convert the Preferred Stock into other securities or rights, including a description of the securities or rights into which such Preferred Stock is convertible (which may include other Preferred Stock) and the terms and conditions upon which such conversions will be effected, including, without limitation, conversion rates or formulas, conversion periods and other related provisions; (8) the place or places where dividends and other payments with respect to the Preferred Stock will be payable; and (9) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions imposed for the purpose of maintaining the Company's qualification as a REIT under the Code. Upon issuance and delivery against payment therefor, all shares of the Preferred Stock offered hereby will be duly authorized, fully paid and non-assessable.

CHARTER AND BYLAW PROVISIONS

  Staggered Board of Directors

     The Charter provides that the Board of Directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors with the classes serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors.

     The classification provisions also could have the effect of discouraging a third party from accumulating large blocks of the Company's stock or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

  Number of Directors; Removal; Filling Vacancies

     The Charter and Bylaws provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will consist of not less than three nor more than nine persons, subject to increase or decrease by the affirmative vote of 80% of the members of the entire Board of Directors. At all times a majority of the directors shall be directors of the Company who are not officers or employees of the Company or Affiliates (as defined below) of (i) any advisor to the Company under an advisory agreement, (ii) any lessee of any property of the Company,
(iii) any subsidiary of the Company or (iv) any partnership which is an Affiliate of the Company (the "Independent Directors"), except that upon the death, removal or resignation of an Independent Director, such requirement shall not be applicable for 60 days. "Affiliate" is defined as being (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such person or (iii) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). There are four directors currently, three of whom are Independent Directors. The holders of Common Stock are entitled to vote on the election or removal of directors, with each share entitled to one vote. The Bylaws provide that, subject to any rights of holders of Preferred Stock, and unless the Board of Directors otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, provided that Independent Directors shall nominate and approve directors to fill vacancies created by Independent Directors. Accordingly, the Board of Directors could temporarily prevent any shareholder entitled to vote from enlarging the Board of Directors and filling the new directorships with such shareholder's own nominees. Any director so elected shall hold office until the next annual meeting of shareholders.

     A director may be removed with or without cause by the affirmative vote of the holders of 75% of the outstanding shares entitled to vote in the election of directors at a special meeting of the shareholders called for the purpose of removing him.

  Limitation of Liability; Indemnification

     The Company's Charter obligates the Company to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Tennessee law. The Tennessee Business Corporation Act ("TBCA") permits a corporation to indemnify its present and former directors and officers, among others, against judgments, settlements, penalties, fines or reasonable expenses incurred with respect to a proceeding to which they may be made a party by reason of their service in those or other capacities if (i) such persons conducted themselves in good faith, (ii) they reasonably believed, in the case of conduct in their official capacities with the corporation, that their conduct was in its best interests and, in all other cases, that their conduct was at least not opposed to its best interests and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

     Any indemnification by the Company pursuant to the provisions of the Charter and the TBCA described above shall be paid out of the assets of the Company and shall not be recoverable from the shareholders. The Company currently purchases director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission such indemnification is contrary to public policy and is, therefore, unenforceable.

     The TBCA permits the charter of a Tennessee corporation to include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law or (iii) for unlawful distributions that exceed what could have been distributed without violating the TBCA or the corporation's charter. The Company's Charter contains a provision eliminating the personal liability of its directors or officers to the Company or its shareholders for money damages to the maximum extent permitted by Tennessee law from time to time.

  Amendment

     The Company's Charter may be amended by the affirmative vote of the holders of a majority of the shares of the Common Stock present at a meeting at which a quorum is present, with the shareholders voting as a class with one vote per share; provided, however, that (i) the Charter provision providing for the classification of the Board of Directors into three classes may not be amended, altered, changed or repealed without the affirmative vote of at least 80% of the members of the Board of Directors or the affirmative vote of holders of at least 75% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting separately as a class; (ii) the provisions relating to the limitation on indebtedness may not be amended without an affirmative vote of the holders of a majority of the outstanding shares of Common Stock; and (iii) the Company cannot take any action intended to terminate its qualification as a REIT without the approval of the holders of two-thirds of the outstanding shares of Common Stock. The Company's Bylaws may be amended by the Board of Directors or by vote of the holders of a majority of the outstanding shares of Common Stock, provided that provisions with respect to the staggered terms of the Board of Directors cannot be amended without the affirmative vote of 80% of the members of the entire Board of Directors or the holders of 75% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting separately as a class.

  Operations

     Pursuant to its Charter, the Company generally is prohibited from engaging in certain activities, including (i) incurring consolidated indebtedness in excess of 45% of the Company's investment in hotel properties, at cost, after giving effect to the Company's use of proceeds from any indebtedness, and (ii) acquiring or holding property or engaging in any activity that would cause the Company to fail to qualify as a REIT.

TENNESSEE ANTI-TAKEOVER STATUTES

     In addition to certain of the Company's Charter provisions discussed above, Tennessee has adopted a series of statutes which may deter takeover attempts or tender offers, including offers or attempts that might result in the payment of a premium over the market price for the Common Stock or that a shareholder might otherwise consider in its best interest.

     Under the Tennessee Investor Protection Act, unless a company's board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed takeover offer, may offer to acquire any class of equity securities of an offeree company pursuant to a tender offer if, after the acquisition thereof, the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the offeree company (a "Takeover Offer"). However, this prohibition does not apply if the offeror, before making such purchase, has made a public announcement of his intention with respect to changing or influencing the management or control of the offeree company, has made a full, fair and effective disclosure of such intention to the person from whom he intends to acquire such securities, and has filed with the Tennessee Commissioner of Commerce and Insurance (the "Commissioner") and with the offeree company a statement signifying such intentions and containing such additional information as the Commissioner by rule prescribes. Such an offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a Takeover Offer may be withdrawn by or on behalf of an offeree at any time within seven days from the date the Takeover Offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the Takeover Offer has become effective. If an offeror makes a Takeover Offer for less than all the outstanding equity securities of any class, and if the number of securities tendered is greater than the number the offeror has offered to accept and pay for, the securities shall be accepted pro rata. If an offeror varies the terms of a Takeover Offer before its expiration date by increasing the consideration offered to shareholders of the offeree company, the offeror shall pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the Takeover Offer.

     Under the Tennessee Business Combination Act, subject to certain exceptions, no Tennessee corporation may engage in any "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period when the transaction
(a) (i) complies with all applicable charter and bylaw requirements and (ii) is approved by the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, and (b) meets certain fair price criteria. "Business combination" is defined by the statute as being any (i) merger or consolidation; (ii) share exchange; (iii) sale, lease, exchange, mortgage, pledge or other transfer of assets representing 10% or more of (A) the aggregate market value of the corporation's consolidated assets, (B) the aggregate market value of the corporation's shares or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder; (v) plan of liquidation or dissolution proposed by the interested shareholder; (vi) transaction or recapitalization which increases the proportionate share of any outstanding voting securities owned or controlled by the interested shareholder; or (vii) financing arrangement whereby any interested shareholder receives, directly or indirectly, a benefit except proportionately as a shareholder. "Interested shareholder" is defined as (i) any person that is the beneficial owner of 10% or more of the voting power of class or series of outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation who at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the outstanding stock of the corporation.

     The Tennessee Greenmail Act prohibits a Tennessee corporation from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price for such shares during the 30 trading days preceding the purchase and sale or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

                   RESTRICTIONS ON OWNERSHIP OF COMMON STOCK

     For the Company to qualify as a REIT under the Code, shares of capital stock must be held by a minimum of 100 persons for at least 335 days in each taxable year or during a proportionate part of a shorter taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of beneficial interest of the Company may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals (the "5/50 Rule"). Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter restricts the acquisition of shares of Common Stock (the "Ownership Limitation").

     The Ownership Limitation provides that, subject to certain exceptions specified in the Charter, no shareholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding shares of Common Stock. The Board of Directors may, but in no event is required to, waive the Ownership Limitation if evidence satisfactory to the Board of Directors is presented that ownership in excess of such amount will not jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it or an undertaking from the applicant with respect to preserving the REIT status of the Company. If shares in excess of the Ownership Limitation, or shares which would cause the Company to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to the shares.

     The Ownership Limitation will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Any change in the Ownership Limitation would require an amendment to the Charter. In addition to preserving the Company's status as a REIT, the Ownership Limitation may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors. All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, 5% or more of the outstanding Common Stock and any shareholder requested by the Company must file an affidavit with the Company containing the information specified in the Charter with respect to their ownership of shares within 30 days after January 1 of each year. In addition, each shareholder shall, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     Any transfer of shares which would prevent the Company from continuing to qualify as a REIT under the Code will be void ab initio to the fullest extent permitted under applicable law and the intended transferee of such shares will be deemed never to have had an interest in such shares. Further, if, in the opinion of the Board of Directors, (i) a transfer of shares would result in any shareholder or group of shareholders acting together owning in excess of the Ownership Limitation or (ii) a proposed transfer of shares may jeopardize the qualification of the Company as a REIT under the Code, the Board of Directors may, in its sole discretion, refuse to allow the shares to be transferred to the proposed transferee. Finally, the Company may, in the discretion of the Board of Directors, redeem any stock held of record by any shareholder in excess of the Ownership Limitation, for a price equal to the lesser of (i) the market price on the date of notice of redemption; (ii) the market price on the date of purchase; or (iii) the maximum price allowed under the applicable provisions of the TBCA.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax considerations that may be relevant to a prospective holder of Common or Preferred Stock is based on current law, is for general information only and is not tax advice. The discussion contained herein does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     The statements in this discussion are based on current provisions of the Code, existing, temporary and currently proposed Treasury regulations promulgated under the Code ("Treasury Regulations"), the legislative history of the Code, existing administrative rulings and practices of the Service and judicial decisions. No assurance can be given that future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     EACH PROSPECTIVE PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON OR PREFERRED STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective for its taxable year ended December 31, 1994. The Company believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

     Hunton & Williams has acted as tax counsel to the Company. Prior to issuing Common or Preferred Stock, the Company expects to obtain an opinion of Hunton & Williams as to its REIT qualification. Continued qualification and taxation as a REIT will depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code discussed below. No assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax Considerations -- Failure to Qualify."

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its undistributed items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in-gain" assume that the Company would make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more directors or trustees; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding share of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT. The Company has issued and will issue sufficient Common Stock with sufficient diversity of ownership to allow it to satisfy requirements
(v) and (vi). In addition, the Company's Charter provides for restrictions regarding transfer of the shares of Common Stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(v) and (vi) above.

     For purposes of determining share ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and the beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     The Company currently has three corporate subsidiaries (one of which is the Trust) and may have additional corporate subsidiaries in the future. Code
Section 856(i) provides that a corporation that is a

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

"qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been owned by the REIT from the commencement of such corporation's existence. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of the Company. The Trust and the Company's other corporate subsidiaries are "qualified REIT subsidiaries."

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Partnership and Subsidiary Partnerships will be treated as assets and gross income of the Company for purposes of applying the requirements described herein.

     Income Tests. In order for the Company to maintain its qualification as a REIT, there are three requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more that 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). The specific application of these tests to the Company is discussed below.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

     Pursuant to the Percentage Leases, the Lessees lease from the Partnership (and Subsidiary Partnerships) the land, buildings, improvements, furnishings and equipment comprising the Current Hotels for a 10-year period. The Percentage Leases provide that the Lessees are obligated to pay to the Partnership (i) the greater of the Base Rent or the Percentage Rent (collectively, the "Rents") and
(ii) certain other charges, such as late fees (the "Additional Charges"). The Percentage Rent is calculated by multiplying fixed percentages by the room revenues and food and beverage revenues (where applicable) for each of the Current Hotels in excess of certain levels. Both the Base Rent and the threshold room revenue amount in each Percentage Rent formula will be adjusted for inflation. The adjustment will be calculated at the beginning of each lease year based on the change in the Consumer Price Index ("CPI") during the prior 24 months. The Base Rent accrues and is required to be paid monthly and the Percentage Rent (if any) accrues and is required to be paid quarterly. The Partnership plans to enter into leases with the Lessees with respect to hotels acquired in the future that are substantially similar to the Percentage Leases.

     In order for the Base Rent, the Percentage Rent and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement) and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

     In addition, Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     The Company believes that the Percentage Leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts: (i) the Partnership (and Subsidiary Partnerships) and the Lessees intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements, (ii) the Lessees have the right to exclusive possession and use and quiet enjoyment of the Hotels during the term of the Percentage Leases, (iii) the Lessees bear the cost of, and will be responsible for, day-to-day maintenance and repair of the Hotels, other than the cost of certain capital expenditures, and dictate how the Hotels are operated, maintained, and improved, (iv) the Lessees bear all of the costs and expenses of operating the Hotels (including the cost of any inventory used in their operation) during the term of the Percentage Leases (other than real and personal property taxes, ground lease rent (where applicable), property and casualty insurance premiums, the cost of certain furniture, fixtures and equipment, and certain capital expenditures), (v) the Lessees benefit from any savings in the costs of operating the Hotels during the term of the Percentage Leases, (vi) in the event of damage or destruction to a Hotel, the Lessees are at economic risk because they will be obligated either (A) to restore the property to its prior condition, in which event they will bear all costs of such restoration in excess of any insurance proceeds or (B) to purchase the Hotel for an amount generally equal to the fair market value of the Hotel, less any insurance proceeds, (vii) the Lessees have indemnified the Partnership against all liabilities imposed on the Partnership during the term of the Percentage Leases by reason of (A) injury to persons or damage to property occurring at the Hotels, (B) the Lessees' use, management, maintenance or repair of the Hotels, or (C) any failure on the part of the Lessees to perform or comply with any of the terms of the Percentage Leases or the terms of any sublease of the Hotels,
(viii) the Lessees are obligated to pay substantial fixed rent for the period of use of the Hotels, and (ix) the Lessees stand to incur substantial losses (or reap substantial gains) depending on how successfully they operate the Hotels.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. If the Percentage Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership (and Subsidiary Partnerships) receives from the Lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

     In order for the Rents to constitute "rents from real property," several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with the lease of the real property comprising a Hotel must not be greater than 15% of the Rents received under the Percentage Lease. The Rents attributable to the personal property in a Hotel is the amount that bears the same ratio to total Rent for the taxable year as the average of the adjusted bases of the personal property in the Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). With respect to each Hotel that the Partnership has acquired or will acquire in exchange for Units, the initial adjusted basis of the personal property in such Hotel was or will be less than 15% of the initial adjusted bases of both the real and personal property comprising such Hotel. In the event that the Adjusted Basis Ratio with respect to a Hotel exceeds 15%, a portion of the personal property at that Hotel will be acquired or leased by the applicable Lessee and the lease payments under the Percentage Lease will be adjusted appropriately. Further, in no event will the Partnership acquire additional personal property for a Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that hotel to exceed 15%. There can be no assurance, however, that the Service would not challenge the claimed valuation of personal property acquired by the Partnership or that a court would not uphold such challenge. If such a challenge were successfully asserted, the Company could fail the 15% Adjusted Basis Ratio as to one or more of the Percentage Leases, which in turn potentially could cause it to fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

     Another requirement for qualification of the Rents as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into, (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits and
(iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. The Percentage Rent is based on fixed percentages of the gross revenues from the Hotels that are established in the Percentage Leases, and the Company (i) has not negotiated and does not intend to renegotiate the percentages during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) believes that the percentages conform with normal business practice. Furthermore, with respect to other hotels that the Company acquires in the future, the Company does not intend to charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

     A third requirement for qualification of the Rents as "rents from real property" is that the Company must not own, directly or constructively, 10% or more of either Lessee. The constructive ownership rules generally provide that, if 10% or more in value of the share of the Company is owned, directly or indirectly, by or for any person, the Company is considered as owning the share owned, directly or indirectly, by or for such person. The Company does not own directly any stock of either Lessee or of Interstate. Furthermore, Charter prohibits any person from owning, actually or constructively, 10% or more of the Company. Thus, the

Company should never own, actually or constructively, 10% of more of either Lessee. In addition, with respect to other hotels that the Company acquires in the future, the Company does not intend to rent any property to a Related Party Tenant. However, because the Code's constructive ownership rules for purposes of the Related Party Tenant rules are broad and it is not possible to monitor continually direct and indirect transfers of Common Stock, no absolute assurance can be given that such transfers or other events of which the Company has no knowledge will not cause the Company to own constructively 10% or more of a Lessee at some future date.

     A fourth requirement for qualification of the Rents as "rents from real property" is that the Company cannot furnish or render non-customary services to the tenants of the Hotels, or manage or operate the Hotels, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Percentage Leases are respected as true leases, the Company should satisfy that requirement because the Partnership is not performing any services other than customary ones for the Lessees. Furthermore, with respect to other hotels that the Company acquires in the future, the Company does not intend to perform non-customary services with respect to the tenant of the property. As described above, however, if the Percentage Leases are recharacterized as service contracts or partnership agreements, the Rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render services to the occupants of the Hotels and to manage or operate the Hotels other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

     If a portion of the Rents from a particular Hotel do not qualify as "rents from real property" because the amount attributable to personal property exceeds 15% of the total Rents for a taxable year, the portion of the Rents that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. Thus, if the Rents attributable to personal property, plus any other non-qualifying income, during a taxable year exceed 5% of the Company's gross income during the year, the Company would lose its REIT status. If, however, the Rents do not qualify as "rents from real property" because either (i) the Percentage Rent is considered based on income or profits of a Lessee, (ii) the Company owns, directly or constructively, 10% or more of a Lessee or (iii) the Company furnishes non-customary services to the tenants of the Hotels, or manages or operates the Hotels, other than through a qualifying independent contractor, none of the Rents would qualify as "rents from real property." In that case, the Company likely would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income tests.

     The Company believes that the Rents will qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. In addition to the Rents, the Lessees are required to pay to the Partnership the Additional Charges. To the extent that the Additional Charges represent either (i) reimbursements of amounts that the Lessees are obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, the Company believes that the Additional Charges should qualify as "rents from real property." To the extent, however, that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges, the Company believes that the Additional Charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

     The term "interest," as defined for purposes of the 75% gross income test, generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from that transaction is subject to a 100% tax). The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. All inventory required in the operation of the Hotels will be purchased by the Lessees or their designee as required by the terms of the Percentage Leases. Accordingly, the Company believes that no asset owned by the Company or the Partnership (or any Subsidiary Partnership) is held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company or the Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company and the Partnership will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualified income under the 75% gross income test), less expenses directly connected with the production of such income. However, gross income from such foreclosure property will be qualifying income under the 75% and 95% gross income tests. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness that such property secured and (ii) for which such REIT makes a proper election to treat such property as foreclosure property. However, a REIT will not be considered to have foreclosed on a property where such REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Under the Code, property generally ceases to be foreclosure property with respect to a REIT on the date that is two years after the date such REIT acquired such property (or longer if an extension is granted by the Secretary of the Treasury). The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day (i) on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test, (ii) on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent) or (iii) which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income). As a result of the rules with respect to foreclosure property, if a Lessee defaults on its obligations under a Percentage Lease for a Hotel, the Company terminates the Lessee's leasehold interest, and the Company is unable to find a replacement Lessee for such Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company from such Hotel would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

     It is possible that, from time to time, the Company or the Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contract, and options. To the extent that the Company or the Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company or the Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to

REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions will be generally available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax Considerations -- Taxation of the Company," even if those relief provisions apply, a tax would be imposed with respect to the net income attributable to the excess of 75% or 95% of the Company's gross income over its qualifying income in the relevant category, whichever is greater. No such relief is available for violations of the 30% income test.

     Asset Tests. The Company, at the close of each quarter of its taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets" or, in cases where the Company raises new capital through share or long-term (at least five-year) debt offerings, temporary investments in shares or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the Partnership or the stock of a subsidiary with respect to which it has held 100% of the stock at all times during the subsidiary's existence).

     For purposes of the asset tests, the Company will be deemed to own the Trust's proportionate share of the assets of the Partnership, rather than the shares of the Trust or the Trust's general partnership interest in the Partnership. The Company believes that, at all relevant times (including the taxable periods preceding the Offering), (i) at least 75% of the value of its total assets has been and will continue to be represented by real estate assets, cash and cash items (including receivables) and government securities and (ii) it has not owned and will not own any securities that do not satisfy the 75% asset test. In addition, the Company does not intend to acquire or to dispose, or cause the Partnership to acquire or to dispose, of assets in the future in a way that would cause it to violate either asset test.

     If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of nonqualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     Distribution Requirements. The Company, in order to avoid corporate income taxation of the earnings that it distributes, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least

95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. The Company has made, and intends to continue to make, timely distributions sufficient to satisfy all annual distribution requirements.

     It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, under the Percentage Leases, the Lessees may defer payment of the excess of the Percentage Rent over the Base Rent for a period of up to 90 days after the end of the calendar year in which such payment was due. In that case, the Partnership still would be required to recognize as income the excess of the Percentage Rent over the Base Rent in the calendar quarter to which it relates. Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds its allocable share of cash attributable to that sale. Therefore, the Company may have less cash available for distribution than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of additional common or preferred stock.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

     Recordkeeping Requirements. Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company has complied and will continue to comply with such requirements.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common or Preferred Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income from sources

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

without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares of stock have been held for one year or less) assuming the shares of stock are capital assets in the hands of the shareholder. In addition, any distribution declared by the Company in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of stock (or distributions treated as such) will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON OR PREFERRED STOCK

     In general, any gain or loss realized upon a taxable disposition of the stock by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares of stock have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares of stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of stock may be disallowed if other shares of stock are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

     A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%, and the tax rate on net capital gains applicable to individuals is 28%. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

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

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company will report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. The Service issued proposed regulations in April 1996 regarding the backup withholding rules as applied to Non-U.S. Shareholders. These proposed regulations would alter the current system of backup withholding compliance and are proposed to be effective for distributions made after December 31, 1997. See "Federal Income Tax Considerations -- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's stock is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust and (iii) either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively own more than 50% of the value of the Company's shares.

TAXATION OF NON-U.S. SHAREHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON OR PREFERRED STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The Service issued proposed regulations is April 1996 that would modify the manner in which the Company complies with the withholding requirements. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares of stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's stock, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares of stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, a Non-U.S. Shareholder can file a claim for refund with the Service for the overwithheld amount to the extent it is determined subsequently that such distribution was, in fact, in excess of the current and accumulated earnings and profits of the Company.

     In August 1996, the U.S. Congress passed the Small Business Job Protection Act of 1996, which requires the Company to withhold 10% of any distribution in excess of its current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of his shares of stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Because the stock is publicly traded, no assurance can be given that the Company is or will be a "domestically controlled REIT." In addition, a Non-U.S. Shareholder that owns, actually and constructively, 5% or less of the Company's shares throughout a specified "look-back" period will not recognize gain on the sale of his shares taxable under FIRPTA if the shares are traded on an established securities market. Finally, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if
(i) investment in the stock is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual

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

will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

OTHER TAX CONSEQUENCES

     The Company, the Partnership, the Subsidiary Partnerships or the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

TAX ASPECTS OF THE PARTNERSHIP AND SUBSIDIARY PARTNERSHIPS

     The following discussion summarizes certain federal income tax considerations applicable to the Company's investment in the Partnership and Subsidiary Partnerships (each, a "Partnership"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

  Classification as a Partnership

     The Company will be entitled to include in its income its distributive share of as Partnership's income and to deduct its distributive share of the Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation or an association taxable as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership.

     In general, under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnership, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. The Partnership and each Subsidiary Partnership in existence prior to January 1, 1997 reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect prior to January 1, 1997 and such classification should be respected for federal income tax purposes. The Partnerships intend to continue to be classified as partnerships for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the Check-the-Box Regulations.

     A "publicly traded" partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the "90% Passive-Type Income Exception"). See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests." The U.S. Department of the Treasury has issued regulations effective for taxable years beginning after December 31, 1995 (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe

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

harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the Private Placement Exclusion. If a Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, the partnership should not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception.

     Prior to issuing Common or Preferred Stock, the Company expects to obtain an opinion of Hunton & Williams that each Partnership will be classified as a partnership for federal income tax purposes and not as a corporation or an association taxable as a corporation or as a publicly traded partnership. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

  Income Taxation of the Partnerships and their Partners

     Partners, Not the Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, its partners are required to take into account their allocable share of the Partnership's income, gains, losses, deductions and credits for any taxable year of the Partnership ending within or with their taxable year without, regard to whether the partners have received or will receive any distribution from the partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

     Tax Allocations With Respect to Contributed Properties.  Pursuant to
Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by Section 704(c) of the Code and outlining several reasonable allocation methods. The Partnership generally has elected to use the traditional method for allocating Code Section 704(c) items with respect to the Hotels it acquires in exchange for partnership interests in the Partnership.

     Under the Partnership Agreement, depreciation or amortization deductions of the Partnership generally are allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required under Code Section 704(c) to use a method for allocating tax depreciation deductions attributable to the Hotels or other contributed properties that results in the Trust receiving a disproportionately large share of such deductions. In addition, gain on sale of a Hotel will be specially allocated to the Limited Partners to the extent of any "built-in" gain with respect to such Hotel for federal income tax purposes. The application of
Section 704(c) to the Partnership is not entirely clear, however, and may be affected by Treasury Regulations promulgated in the future.

     Basis in Partnership Interest. The Trust's adjusted tax basis in its partnership interest in the Partnership generally is equal to (i) the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership and (iii) reduced, but not below zero, by (I) the Trust's allocable share of the Partnership's loss and (II) the amount of cash distributed to the Trust, and by constructive distributions resulting from a reduction in the Trust's share of indebtedness of the Partnership.

     If the allocation of the Trust's distributive share of the Partnership's loss would reduce the adjusted tax basis of the Trust's partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Trust's adjusted tax basis below zero. To the extent that the Partnership's distributions, or any decrease in the Trust's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Trust's adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to the Trust. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Trust's partnership interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

     Depreciation Deductions Available to the Partnership. To the extent that the Partnership acquired or will acquire the Hotels for cash, the Partnership's initial basis in such Hotels for federal income tax purposes generally was or will be equal to the purchase price paid by the Partnership. The Partnership generally depreciates such depreciable property for federal income tax purposes under either the modified accelerated cost recovery system of depreciation ("MACRS") or the alternative depreciation system of depreciation ("ADS"). The Partnership uses MACRS for furnishings and equipment. Under MACRS, the Partnership generally depreciates such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. The Partnership uses ADS for buildings and improvements. Under ADS, the Partnership generally depreciates such buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention. However, to the extent that the Partnership acquired or will acquire the Hotels in exchange for limited partnership interests in the Partnership, the Partnership's initial basis in each Hotel for federal income tax purposes should be the same as the transferor's basis in that Hotel on the date of acquisition. Although the law is not entirely clear, the Partnership depreciates such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Partnership's tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Partnership (except to the extent that the Partnership is required under Code Section 704(c) to use a method for allocating depreciation deductions attributable to the Hotels or other contributed properties that results in the Trust receiving a disproportionately large share of such deductions).

SALE OF THE PARTNERSHIP'S PROPERTY

     Generally, any gain realized by the Partnership on the sale of property by the Partnership held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of the Hotels will be allocated first to the Limited Partners under Section 704(c) of the Code to the extent of their "built-in gain" on those Hotels for federal income tax purposes. The Limited Partners' "built-in gain" on the Hotels sold will equal the excess of the Limited Partners' proportionate share of the book value of those Hotels over the Limited Partners' tax basis allocable to those Hotels at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the Hotels will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

     The Company's share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "Federal Income Tax Considerations -- Requirements For Qualification -- Income Tests" above. The Company, however, does not presently intend to acquire or hold or allow the Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters or dealers for public offering and sale by them or may sell the Offered Securities to investors directly or through designated agents. Any such underwriter, dealer or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them from the Company or from purchasers of the Offered Securities and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     Offers to purchase the Offered Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Offered Securities will be named, and any commissions payable by the Company to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment. Any such agent may be deemed to be an "underwriter," as that term is defined in the Securities Act, of the Offered Securities so offered and sold.

     If an underwriter or underwriters are utilized in the sale of the Offered Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement.

     If a dealer is utilized in the sale of the Offered Securities, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable Prospectus Supplement.

     Offers to purchase the Offered Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the applicable Prospectus Supplement.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Common Stock will be passed upon for the Company by Hunton & Williams. The description of federal income tax considerations under the caption "Federal Income Tax Considerations" is based on the opinion of Hunton & Williams.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Equity Inns, Inc. as of December 31, 1996 and 1995 and for the years ended December 31, 1996 and 1995 and for the period March 1, 1994 (inception of operations) through December 31, 1994, are incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K. The above said financial statements have been so incorporated in reliance on the reports of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

             ======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                             ---------------------

                               TABLE OF CONTENTS



                                             PAGE
                                             ----
PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary..............   S-3
Risk Factors...............................  S-14
Promus Strategic Alliance..................  S-23
Strategic Alliance with Interstate.........  S-23
Use of Proceeds............................  S-24
Price Range of Common Stock and
  Distributions............................  S-24
Capitalization.............................  S-25
Selected Financial Information.............  S-26
Business...................................  S-29
The Hotels.................................  S-32
Management.................................  S-48
Security Ownership of Management...........  S-51
Federal Income Tax Considerations..........  S-53
Underwriting...............................  S-54
Experts....................................  S-55
Incorporation of Certain Documents by
  Reference................................  S-55
Glossary...................................  S-56
Index to Financial Statements..............   F-1
PROSPECTUS
Available Information......................     2
Incorporation of Certain Documents by
  Reference................................     2
The Company................................     4
Risk Factors...............................     5
Use of Proceeds............................    11
Ratio of Earnings to Fixed Charges.........    11
Description of Capital Stock...............    12
Restrictions on Ownership of Common
  Stock....................................    16
Federal Income Tax Considerations..........    17
Plan of Distribution.......................    32
Legal Matters..............................    33
Experts....................................    33



             ======================================================
             ======================================================
                                7,500,000 SHARES

                                      LOGO

                                  COMMON STOCK
                           -------------------------

                                   PROSPECTUS

                                  MAY 9, 1997

                           -------------------------
                               SMITH BARNEY INC.

                                MORGAN KEEGAN &
                                 COMPANY, INC.

                       PRUDENTIAL SECURITIES INCORPORATED

                              J.C. BRADFORD & CO.
             ======================================================

ITEM 16.          EXHIBITS.


*4.1   -          Specimen Common Stock Certificate (filed as Exhibit 4.1 to the
                  Company's Registration Statement on Form S-11 (Registration
                  No. 33-73304), and incorporated by reference herein)

*4.2   -          Charter (filed as Exhibit 3.1 to the Company's Registration
                  Statement on Form S-11 (Registration No. 33-73304), and incorporated by reference herein)

*4.2(a)- Articles of Amendment to the Charter of the Registrant (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K (Registration No. 34-0-23290) filed with the Commission on April 27, 1995 and incorporated by reference herein)

*4.2(b)- Articles of Amendment to the Charter of the Registrant (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K (Registration No. 34-0-23290) filed with the Commission on May 31, 1996 and incorporated by reference herein)

*4.3   -          Bylaws (filed as Exhibit 3.2 to the Company's Registration
                  Statement on Form S-11 (Registration No. 33-73304) and incorporated by reference herein)


*5.1   -          Opinion of Hunton & Williams


***8.1 -          Opinion of Hunton & Williams regarding certain tax matters.


*12.1  -          Statement regarding computation of ratios.


**23.1 -          Consent of Coopers & Lybrand L.L.P.


*23.2  -          Consent of Hunton & Williams (included in Exhibit 5.1)

**23.3 -          Consent of Imowitz Koenig & Co., L.L.P.

**24.1 - Power of Attorney (located on the signature page of this Registration Statement)


---------------------
* Previously filed or incorporated by reference hereto.
** Filed herewith.
*** To be filed as an Exhibit to Form 8-K in connection with the offering of Offered Securities, as applicable.

ITEM 17.          UNDERTAKINGS.

                  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the lower or higher and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 9th day of May, 1997.



                          EQUITY INNS, INC.
                          a Tennessee corporation
                          (Registrant)


                          By  /s/ Phillip H. McNeill, Sr.
                            ----------------------------------------------------
                            Phillip H. McNeill, Sr.
                            Chairman of the Board and Chief Executive Officer (Principal Executive Officer)


                          By  /s/ Howard S. Silver
                            ----------------------------------------------------
                            Howard A. Silver
                            Vice President of Finance, Secretary, Treasurer
                            and Chief Financial Officer
                            (Principal Accounting Officer and Financial Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 9th day of May, 1997 by the following persons in the capacities indicated.



            Signature                                    Title
            ---------                                    -----
 /s/ Phillip H. McNeill, Sr.        Chairman of the Board and Chief Executive Officer
------------------------------      (Principal Executive Officer)
     Phillip H. McNeill, Sr.


 /s/ James A. Thomas, III           Director
------------------------------
     James A. Thomas, III


 /s/ William W. Deupree, Jr.        Director
------------------------------
     William W. Deupree, Jr.


 /s/  Joseph W. McLeary             Director
------------------------------
      Joseph W. McLeary


 /s/  Howard A. Silver              Vice President of Finance, Secretary,
------------------------------      Treasurer and Chief Financial Officer
      Howard A. Silver              (Principal Accounting Officer and Financial Officer)



                                      II-5